UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
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Letter from Our Independent Chair of the Board
Dear Fellow Stockholders,
I am honored to have been elected to serve as the Independent Chair of our Board for a third year. While fiscal 2023 was a volatile year for our Company and our industry, we remain focused on creating sustainable long-term stockholder value. As part of this, over the last year, we began executing against our customer and supplier-focused multi-year transformation plan and have worked to build a strong foundation to position our Company for future profitable growth in the face of economic headwinds. We’re also continuing to elevate and execute our programs and policies related to good corporate governance practices, including our continuous Board refreshment process, our environmental and social initiatives and our focus on stockholder engagement.
Board Evaluation and Refreshment. We are committed to maintaining a diverse Board with relevant skills and experience to oversee our strategy. In September, we announced the addition of three new members to our Board who bring extensive food industry, business transformation and investment stewardship experience. Lynn S. Blake has over 30 years of experience in the investment industry, most recently serving as Executive Vice President and Chief Investment Officer of Global Equity Beta Solutions at State Street Global Advisors, and brings deep financial and strategic expertise to our Board. James M. Loree previously served as President and CEO of Stanley Black and Decker, Inc, and his extensive experience in finance operations, supply chain and logistics, risk management, sustainable business practices and corporate governance, as well as broad expertise across the consumer sector, are a welcome addition to our Board. James C. Pappas is the Managing Member and owner of JCP Investment Management and has expertise in corporate finance and extensive board experience at various food-related businesses. The addition of these three new members improves our existing strengths while ensuring an appropriate mix of skills, experiences and perspectives are represented. We have a highly engaged Board, demonstrated by the many informal discussion and advisory sessions the Board held with Management throughout fiscal 2023 in addition to seven formal Board meetings. In September, we also announced that the Board would undertake a financial review, which is intended to apply our updated Board’s deep expertise to our long-term strategic planning to enhance our Company’s investment discipline, performance and to ultimately drive compelling stockholder value creation.
Effective following our Annual Meeting, Eric F. Artz, Ann Torre Bates and Peter A. Roy will step down from the Board. Eric provided the Board with valuable knowledge on large-scale retail operations and insightful guidance on human capital management matters. Ann served as Chair of the Audit Committee for nine years where she helped to ensure strong oversight of our financial reporting processes. Peter offered valuable insight into the day-to-day operations of natural and organic products retailers, including our largest customer. On behalf of the Board, I would like to thank Eric, Ann and Peter for their valuable contributions over many years of dedicated service.
Better For All. Our 2022 Better for All report, issued in January of 2023, offers a summary of our social, environmental and governance impacts during the prior fiscal year across nine areas of focus: Associate Safety & Well-being, Climate Action, Community Development, Customer Health & Safety, Diversity, Equity and Inclusion, Energy Efficiency, Governance, Responsible Procurement and Waste Reduction. This approach reflects alignment of our long-term, ambitious goals in these nine focus areas with our operations and strategy. In fiscal 2023, we launched the UNFI Climate Action Partnership, encouraging suppliers to set credible climate goals. The program builds on our Climate Action Hub, which offers suppliers a variety of tools and resources to innovate and scale climate solutions across the food system. In fiscal 2023, we also published new policies and statements clearly outlining expectations of suppliers on responsible procurement topics.

Stockholder Engagement and Commitment to Good Governance. We continue to be committed to engaging with, and responding to feedback from you, our stockholders. This summer, in our sixth annual stockholder engagement program, we reached out to holders representing over 70%, and spoke with holders representing approximately 42%, of our outstanding common stock. Over recent years, we have made several enhancements to our executive compensation and governance programs as a result of these conversations. For example, in fiscal 2023, we more heavily weighted our compensation program to performance-based compensation by increasing the mix of equity to 60% performance-based restricted stock units. We also expanded our Board diversity disclosure and committed to publicly disclosing our 2023 EEO-1 report.
On behalf of the entire Board of Directors, I would like to thank you for your continued investment and trust as we strive to deliver long-term value for all our key stakeholders, including for you, our stockholders.

Sincerely,

Jack Stahl
Independent Chair

Letter from Our CEO
Dear Stockholders,
Fiscal 2023 was a challenging and difficult year for UNFI as we navigated industry-wide challenges present following COVID-related supply chain disruption and the steep acceleration and subsequent deceleration of inflation alongside company specific challenges. However, we remain intently focused on driving compelling value for our customers and suppliers, and ultimately our stockholders. We’re rebuilding the profitability and return profile of our Company using the competitive advantages afforded by our industry leadership position to drive scalable, durable and profitable growth. To accomplish this, we’re actively transforming the Company over the long-term through investments in infrastructure, while pursuing near-term initiatives expected to drive meaningful value creation in fiscal 2024. As part of this process, we also streamlined our management team to better align resources and drive this transformation agenda.
Our four-part, multi-year plan to transform UNFI into a technology-enabled food retail services provider is designed to optimize and automate our supply chain and distribution center network, create commercial value by streamlining our go-to-market strategy for our customers and suppliers, strengthen our digital offerings and provide deeper consumer insights, while unifying and modernizing our technology infrastructure. We’re taking a methodical and disciplined approach on each initiative, which will simplify our business, lower our costs and enhance our scalability, improve the customer and supplier experience and create opportunities for our associates.
As we work to position UNFI for future success, we remain committed to being a good steward of the communities where we operate and the broader planet we occupy. In fiscal 2023, we completed the installation of our largest solar array to date at our Howell, NJ distribution center, supporting progress towards our science-based targets. We also built out our diversity, equity and inclusion (DEI) team and improved our DEI strategy by providing helpful information on various dimensions of diversity on our associate platforms. Further, we are proud to have been selected for the first of its kind Progressive Grocer Impact Award in the Sustainability & Resource Conservation category.
We learned a great deal about our business and the persistence and resilience of our team in fiscal 2023. We’re working to create meaningful stockholder value by diligently improving our capabilities to help us serve customers better and make UNFI an even more attractive partner for our suppliers, while enhancing our profitability and efficiency. We are doing this with a focus on maintaining and strengthening the engagement of our teams by creating an inclusive environment. We are proud to have achieved our previously announced goal to increase the number of management positions held by associates from underrepresented groups. We also continue to invest in the development of our people to ensure we have the capabilities to achieve our long-term goals. On behalf of our Board of Directors and everyone at UNFI, thank you for your continued support. We look forward to keeping you updated on our transformation path as we endeavor to drive long-term sustainable stockholder value.

Sincerely,

Sandy Douglas
Chief Executive Officer and President

Please vote. Stockholders may vote through the Internet, by telephone or by mail. Please refer to your proxy card or the notice of proxy availability distributed to you on or about November 8, 2023 for information on how to vote through the Internet, by telephone or by mail.

Notice of Annual Meeting of Stockholders
Meeting Information
Tuesday, December 19, 2023, 4:00 p.m. EST, with log-in at 3:45 p.m. EST.
You may attend our annual meeting of stockholders in December 2023 (Annual Meeting) through the Internet by virtual web conference at www.virtualshareholdermeeting.com/unfi2023AM. The meeting will be a virtual-only meeting, consistent with prior years. We believe the virtual meeting allows greater access for stockholders to participate in the meeting, hear from Management and ask questions than an in-person meeting in one geographic location.
Items to Be Voted on
1.The election of eleven nominees as Directors to serve until the next annual meeting of stockholders.
2.The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2024.
3.The approval, on an advisory basis, of our executive compensation.
4.The approval, on an advisory basis, of the frequency of advisory approval of our executive compensation.
5.The approval of the Third Amended and Restated 2020 Equity Incentive Plan.
6.Consideration of such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Record Date
Only stockholders of record on our books at the close of business on Wednesday, October 25, 2023, will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Proxy Voting
Your vote is important. If you do not attend the Annual Meeting, we encourage you to vote your shares through the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided. The proxy materials provide you with details on how to vote by these three methods. If you decide to attend the Annual Meeting through the Internet, you may revoke your proxy and cast your vote during the meeting.
Proxy Materials
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc. for use at the Annual Meeting. In accordance with rules approved by the Securities and Exchange Commission, we furnish proxy materials to our stockholders over the Internet. On or about November 8, 2023, we mailed to all stockholders of record as of the close of business on October 25, 2023, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended July 29, 2023; our proxy statement; proxy card; and other items of interest to stockholders on the Internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

By Order of the Board of Directors,
Mahrukh Hussain, Esq.

General Counsel and Corporate Secretary November 8, 2023

Cautionary Note Regarding Forward Looking Statements
This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ from our expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might,” “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to our future performance and the drivers of that performance. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our transformation initiatives; changes in relationships with our suppliers; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of our acquisitions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; our ability to maintain sufficient volume in our wholesale segment to support our operating infrastructure; the impact and duration of any pandemics or disease outbreaks; our ability to access additional capital; increases in healthcare, pension and other costs under our multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to maintain food quality and safety; and volatility in fuel costs. More information about other potential factors that could affect our business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended July 29, 2023 (Annual Report) filed with the Securities and Exchange Commission (SEC).

Proxy Statement Summary
For the Annual Meeting of Stockholders, December 19, 2023

Voting Matters

Proposal	Board Recommendation	Page
Proposal 1—Election of Directors	FOR	17
Proposal 2—Ratification of Independent Auditor	FOR	55
Proposal 3—Say-on-Pay Resolution	FOR	58
Proposal 4—Frequency of Advisory Approval of Our Executive Compensation	ONE YEAR	59
Proposal 5—Approval of the Third Amended and Restated 2020 Equity Incentive Plan	FOR	60

Director Nominees
Our business and affairs are managed under the direction of the Board of Directors (the Board). The Board currently consists of fourteen (14) Directors, eleven (11) of whom will be standing for election at the Annual Meeting.
Information about our Directors standing for election and the Committees on which they serve is set forth below. Each Director serves a one-year term.

Name	Director Since	Audit	Compensation	Nominating and Governance
Lynn S. Blake* Independent	Sept 2023	—	—	—
Gloria R. Boyland Independent	Jan 2021	✓	—	✓
Denise M. Clark Independent	Feb 2013	—	—	CHAIR
J. Alexander (Sandy) Miller Douglas Chief Executive Officer and President	Aug 2021	—	—	—
Daphne J. Dufresne Independent	Oct 2016	—	CHAIR	—
Michael S. Funk Independent	Feb 1996	—	—	—
James M. Loree* Independent	Sept 2023	—	—	—
Shamim Mohammad Independent	Feb 2022	✓	—	—
James L. Muehlbauer Independent	Apr 2019	CHAIR	✓	—
James C. Pappas* ** Independent	Sept 2023	—	✓	✓
Jack Stahl Independent Chair	Jun 2019	✓	—	—
*Ms. Blake and Messrs. Loree and Pappas are expected to be appointed to Committees following the Board’s regularly scheduled November meeting.
**Pursuant to the Cooperation Agreement (as defined below), Mr. Pappas will be appointed to the Nominating and Governance Committee and the Compensation Committee following the Board’s regularly scheduled November meeting.

Year in Review
Our Business Transformation Strategy
UNFI is a leading distributor of grocery and non-food products and support services provider to retailers in the United States and Canada. We believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. We are continually striving to better serve our stakeholders, including our customers, suppliers, associates and communities, while driving profitable growth and sustainable stockholder value creation. We have recently introduced our transformation strategy designed to accomplish through four areas:
•Network Automation and Optimization: Enhancing our distribution network to drive efficiency and improve the customer experience, which we expect to increase network capacity and scalability.
•Commercial Value Creation: Generating more profitable revenue growth through simplified pricing and procurement, and enhancing analytical insights for our customers and suppliers, making it easier to do business with UNFI.
•Digital Offering Enhancement: Integrating and enhancing the functionality of the digital platforms we offer and expanding the actionable intelligence we provide through these platforms.
•Infrastructure Unification and Modernization: Addressing legacy integration issues and continuing investments to upgrade and simplify our digital infrastructure, which we expect will streamline operations, provide greater visibility into our business and enhance our scale.
Better For All
In fiscal 2023, we continued to advance our Better for All agenda, which includes long-term goals meant to make the world, our communities and our people better, by accomplishing the following:

•Launched the UNFI Climate Action Partnership, encouraging suppliers to set credible climate goals, building on our existing Climate Action Hub, which offers our suppliers a variety of tools and resources to innovate and scale climate solutions across the food system
•Enhanced our Better for All disclosure and released our 2022 Better for All report in January 2023
•Published a Deforestation Policy, an updated Animal Welfare Position Statement and an updated Supplier and Vendor Code of Conduct
•Received a score of 100 on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index and a score of 100 on the Disability Equality Index
•Completed key initiatives in support of our science-based climate targets, including the completion of LED lighting installations at all distribution centers, the installation of our largest solar array to date and achievement of our goal of sourcing 20% of our electricity from renewable sources
•Oversaw modifications to our policies and strategies addressing environmental, social and governmental (ESG) concerns, including sustainability, corporate responsibility, corporate philanthropy and political contributions, through the Nominating and Governance Committee of the Board, supported by our ESG Executive Committee

Board Refreshment and Executive Leadership Team Updates
Our Board continued its commitment to a robust evaluation process and refreshment, evaluating its members for relevant skills and experience to oversee our strategy, while Management continued to review and update our executive leadership team to increase operating efficiency, resulting in the following changes:

•Appointed three new independent Directors in September 2023; three longer-tenured Directors will not be standing for reelection, lowering our average Director tenure
•Added individual Director diversity information to our Director skills matrix
•Elevated two of our leaders to Chief Operating Officer and President, Wholesale to better align leadership teams and drive our transformation plan
•Hired a new Chief Information Officer

Governance Highlights
In fiscal 2023, we continued our commitment to strong governance practices:

•Continued our stockholder outreach program for fiscal 2023, reaching out to stockholders representing over 70% of our outstanding common stock
•Expanded our Conflicts of Interest policy for all associates to outline the importance of avoiding actual and perceived conflicts of interest and provide a clear disclosure process for associates should they become aware of an actual or potential conflict
•Revised our Code of Conduct to, among other things, align the included vision, mission and values to the Company’s current statements and align the provisions regarding safety, discrimination, diversity, equity and inclusion, social and environmental responsibility, conflicts of interest and social media with updates to the Company’s policies in those areas
•Continued Compensation Committee oversight of human capital management matters with a focus on associate well-being across a variety of measures

Board Refreshment

Assess	è	Identify	è	Evaluate and Recommend
•Review desired skills against our current strategy and Board composition
•Consider our Director eligibility guidelines, including independence and diversity considerations
•Create a director candidate profile
•Third-party recruiter identifies potential candidates •Any Director slate must include diverse candidates •Stockholders have ability to present candidates to our Board for consideration
•Nominating and Governance Committee reviews skills, qualifications, diversity, independence and potential conflicts
•Full Board offered opportunity to meet with candidates
•Nominating and Governance Committee recommends selected candidates to full Board

Results ê Five new independent Directors appointed over the last three years
We are committed to actively refreshing our Board and Committees to maintain a mix of short-, medium- and long-tenured Directors, which we believe promotes strong Board governance. We also proactively manage potential vacancies due to retirement. The Board engages a top tier third-party recruiter to identify and recommend a diverse pool of candidates that will complement the existing skill set and qualifications of our current Board, our strategic vision and our corporate values.
In September 2023, the Company entered into a cooperation agreement with JCP Investment Management, LLC and certain of its affiliates, that added three new independent Directors to the Board. These new Directors have deep food industry, business transformation and investment stewardship experience. We have appointed five new independent Directors over the last three years. In addition, three of our longer-tenured Directors will not be standing for reelection, which will lower our average Director tenure overall.
2023 Stockholder Outreach

Met with holders of approximately 42% of our outstanding stock	Sixth consecutive year of robust engagement	Formal Engagement Policy
We reached out to holders representing over 70% of our outstanding common stock and met with holders representing approximately 42% of our outstanding common stock this year. In these meetings, we discussed significant Company updates, such as our transformation strategy under our updated leadership team; our corporate governance, including Board refreshment and Board oversight; our commitments to human capital management and diversity, equity and inclusion; our environmental and social programs and initiatives, including our third-party validated climate targets and progress on these goals; our supply chain engagement; and our executive compensation program and equity plan. Investors were complimentary of the changes made to our executive compensation program in recent years in response to stockholder feedback and our demonstrated responsiveness to stockholder feedback overall. We also generally sought investor feedback about how we can further enhance our good governance principles. Overall, the feedback we received was positive, and Management provided a summary of comments received to the Board for discussion.

Responsive Actions to Feedback

Revised several components of Executive Compensation Program	Enhanced disclosure	Strengthened governance policies

See “Corporate Governance—Stockholder Engagement” and “Executive Compensation—Compensation Discussion and Analysis—Say-on-Pay Vote, Investor Engagement and Responsive Action” for more discussion of actions we have taken in response to our conversations with stockholders.
Governance Highlights

✓	Ten of eleven Director nominees are independent; Mixed tenure with three Directors added in September 2023	✓	Independent, non-executive Board Chair

✓	Active stockholder engagement - continue to receive positive feedback on our executive compensation program	✓	Nominating and Governance Committee oversight of ESG concerns

✓	Robust Board refreshment process - five new Directors in last three years	✓	Strong risk oversight at Board and Committee level, including regular review of Enterprise Risk Management (ERM)
✓
Strong Executive Compensation Policies:
•Fully independent Compensation Committee
•Significant performance-based compensation, with long-term incentive compensation capped and aligned with predetermined financial metrics
•Annual Say-on-Pay vote, with strong responsiveness to stockholder feedback reflected by high Say-on-Pay support
•No gross ups or excessive perquisites
•Robust stock ownership guidelines and broad recoupment policy in addition to NYSE-mandated executive clawback policy

How to Vote:

Phone	Internet before meeting	Mail	During the meeting
1-800-690-6903	www.proxyvote.com	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	www.virtualshareholdermeeting.com/unfi2023AM
How to attend and ask questions at the meeting:
•Attend the Annual Meeting online, including to vote and/or submit questions at www.virtualshareholdermeeting.com/unfi2023AM
•The Annual Meeting will begin at approximately 4:00 p.m. EST (log-in at 3:45 p.m.) on Tuesday, December 19, 2023
•You may submit questions for the meeting in advance at www.proxyvote.com
•You may submit live questions during the meeting at www.virtualshareholdermeeting.com/unfi2023AM

For more information about voting and attending the meeting, see “Information About the Meeting,” beginning on page 75.

Corporate Governance
Governance Highlights
We are committed to best practices in corporate governance. Some of our key corporate governance programs are summarized below, with further information provided throughout this proxy statement.
Independent Oversight
•Independent Chair of the Board and annual review of optimal leadership structure with guidelines for Board leadership rotation
•Ten of eleven Director nominees are independent
•Regular executive sessions of independent Directors at Board and Committee meetings
•100% independent Board Committees, with strong Committee mandates and rotating leadership terms
•Comprehensive Board oversight of strategy development and execution
•Active Board oversight of the Company’s compliance and risk management, including regular review of ERM
•Board and Committees may hire outside advisors independent of Management
•Board oversight of ESG concerns, including sustainability, corporate responsibility, corporate philanthropy and political contributions policies, through Nominating and Governance Committee
•Board oversight of human capital management through Compensation Committee
Board Composition and Qualifications
•Regular Board refreshment and mixed tenure
•Diverse backgrounds, ages, experiences and qualifications, with a view to making changes as needed to continue to add value and meet our evolving strategic needs
•Diverse gender, race, ethnicity, sexual orientation and veteran status, with further commitment to Board diversity demonstrated through formal adoption of diverse slate requirement
•Deep industry expertise
•Annual Board and Committee self-evaluations, conducted by a third-party every two or three years
•Mandatory Director retirement age of 75
•Orientation program for new Directors and ongoing director education programs for all Directors
•Limitations on other board positions; Directors and executive officers must notify the Chair of the Nominating and Governance Committee and the CEO of potential appointments in advance for review by the Nominating and Governance Committee
Good Governance Practices
•Annual comprehensive review of governance policies, which led to the following updates in 2023:
◦Updated our Conflicts of Interest policy for all associates to emphasize the importance of avoiding actual and perceived conflicts of interest and provide a clear disclosure process for associates should they become aware of an actual or potential conflict
◦Revised our Code of Conduct to, among other things, align our vision, mission and values and provisions regarding safety, discrimination, diversity, equity and inclusion, social and environmental responsibility, conflicts of interest and social media with the Company’s applicable current statements and policies
◦ESG concerns overseen by Nominating and Governance Committee, supported by our ESG Executive Committee
▪Launched UNFI Climate Action Partnership, encouraging suppliers to set credible climate goals
▪Published a Deforestation Policy, an updated Animal Welfare Position Statement and an updated Supplier and Vendor Code of Conduct
•Human capital management
◦Compensation Committee oversight of human capital management matters with a focus on associate well-being across a variety of measures
◦Offer associates several benefit programs, including:
▪Comprehensive health and welfare benefit programs

▪No-cost wellness program
▪Paid time off, including parental paid leave
▪Employee assistance program
▪401(k) plan
▪Back-up childcare program
▪Recently strengthened employee education assistance program
◦Include human capital management and diversity, equity and inclusion as key elements of our people first strategy
◦Continued focus on associate engagement, empowerment and safety to allow for innovation and best-in-class solutions for our customers and suppliers
•Prohibition on hedging or pledging of Company stock by Directors and executive officers included in stock ownership guidelines and Insider Trading Policy (as defined below)
•Strong policies restricting trading by insiders, including discussion-based preclearance process
•Ongoing Board oversight of robust data and cybersecurity programs, including ERM and risks relating to cybersecurity, data privacy and information technology through Audit Committee oversight
Stockholder Rights
•Annual election of all Directors
•Majority vote and Director resignation policy for Directors in uncontested elections
•Proxy access right for stockholders provided in our Fifth Amended and Restated Bylaws (the Bylaws) (stockholders or group of up to 20 stockholders who have owned at least 3% of our outstanding common stock continuously for at least 3 years may submit Director nominees for inclusion in our proxy materials (up to the greater of two Directors or 20% of the Board)), subject to applicable and procedural requirements
•Stockholder right to call special meeting by stockholders owning at least 25% of our outstanding common stock
•One class of shares, with each share entitled to one vote
•No poison pill
We maintain a corporate governance section on our corporate UNFI website that includes key information about our corporate governance policies and our Code of Conduct. The corporate governance information can be found at www.unfi.com, by clicking on “Governance” listed under “Investors” at the bottom of our website. Copies of our Corporate Governance Principles, our Code of Conduct, our Social and Environmental Policy and the charters for each of the Board’s Committees can be found on our website. During fiscal 2023, we revised and updated our Corporate Governance Principles and each of our Committee charters in connection with our ongoing comprehensive review of our governance practices. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.
Director Independence
Our Corporate Governance Principles require a majority of the members of the Board to be independent Directors as such term is defined in the New York Stock Exchange (NYSE) listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that 13 of our 14 Directors are independent. Our 13 independent Directors are Eric F. Artz, Ann Torre Bates, Lynn S. Blake, Gloria R. Boyland, Denise M. Clark, Daphne J. Dufresne, Michael S. Funk, James M. Loree, Shamim Mohammad, James L. Muehlbauer, Peter A. Roy, James C. Pappas and Jack Stahl. Sandy Douglas is our CEO and President.
Our Corporate Governance Principles and the charter for each of the Board’s standing Committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—require all members of such Committees to be independent within the meaning of the NYSE listing standards and SEC rules. The charter of the Audit Committee requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the Exchange Act), and SEC rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

Independent Chair
The Independent Chair is elected annually by the independent Directors of the Board. In September 2023, the independent Directors appointed Mr. Stahl to serve as the Board’s Independent Chair for a third term. In accordance with our Corporate Governance Principles, the Board must elect an Independent Chair annually and will consider rotation of the Independent Chair every three to five years based on the best interests of the Company at that time. The Independent Chair is responsible for coordinating the activities of the other Directors and for performing such other duties and responsibilities as the Board may determine from time to time, which are set forth in our Corporate Governance Principles, including:
•Providing leadership of the Board;
•Serving as principal liaison between the Directors and senior Management, and particularly the CEO;
•Providing input to the Board and the Nominating and Governance Committee on the membership of various committees;
•Advising and assisting the Chairs of the Board’s Committees in fulfilling such individual’s roles and responsibilities;
•Suggesting an appropriate schedule of and agenda for the Board’s meetings and including the Board’s and CEO’s input into the agenda for the Board’s meetings;
•Leading the independent Directors in their role in the annual evaluation of the performance of the CEO, providing any feedback to the Chair of the Nominating and Governance Committee and overseeing actions to address the outcomes of such evaluations;
•Overseeing the process for CEO succession in coordination with the Nominating and Governance Committee;
•Determining the retention of advisors and consultants who report directly to the Board;
•Chairing regular and special Board meetings and stockholder meetings; and
•Presiding at meetings in executive session.
A description of the duties of the Independent Chair is included in the Corporate Governance Principles, a copy of which can be found in the “Governance” section of our website at www.unfi.com.
Board Leadership Structure
Our Board is led by an Independent Chair, Mr. Stahl. Upon the appointment of Mr. Douglas as CEO, the Board determined that separate positions of CEO and Chair, with separate and delineated accountabilities, were most appropriate for the Company at that time. We have received feedback from our stockholders that the separation of the Chair and CEO roles is preferable. The Board reevaluated this structure in September 2023 and determined that this current structure continues to best serve the Company and its stockholders at this time.
Our Corporate Governance Principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the CEO must be separated. The Board will regularly consider the appropriate leadership structure for the Company at any given time and has determined that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both CEO and Chair, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any point in time based on what it believes will provide the best leadership structure for the Company, in light of the prevailing facts and circumstances at such time.

Risk Oversight

Full Board
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the succession planning of our CEO and other members of senior Management. The Board has delegated responsibility for the oversight of certain risks to its Committees. All Committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. Certain risks are overseen by the full Board directly, such as strategic, cyber, other operational and macro-environment risks.

Audit Committee	Compensation Committee	Nominating & Governance Committee
•Receives Management’s ERM report and discusses significant financial risk exposures and the steps Management has taken to monitor, control and report such exposures with Management, the Company’s internal audit department and our independent auditor
•Discusses policies regarding risk assessment and risk management
•Receives quarterly cybersecurity updates, two of which are discussions (full Board receives an annual direct update)

•Responsible for developing and maintaining compensation policies and programs that are aligned with pay for performance, stockholder interests and the other elements of the Committee’s executive compensation philosophy
•Tasked with mitigating any unnecessary and excessive risks in our compensation plans and programs that could threaten our long-term value
•Oversees human capital management matters

•Oversees our compliance programs, including those under our Chief Compliance Officer, who reports to our General Counsel, and our ESG programs
•Responsible for reviewing and approving related party transactions under our Related Party Transaction Policy
•Provides general oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee

Committees may address other risks on an ad hoc basis, as appropriate. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company, allowing the consideration of key risks to be allocated across Committees so that sufficient time, attention and expertise are directed to the respective risks the Company faces.
Anti-Hedging and Insider Trading Policies
Our stock ownership guidelines and our Policy Regarding Trading in Company Securities (Insider Trading Policy) include prohibitions against speculative trading activities in relation to Company securities. Senior employees (including executive officers) and Directors are strictly prohibited from entering into any transaction that would operate as a hedge against their stock ownership position or that would hedge against the financial effect of their building up stock ownership to reach the requirements set forth in our stock ownership guidelines. Under our Insider Trading Policy, Directors, certain employees (including executive officers) and other individuals with access to material non-public information about the Company are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan), and such persons are required to preclear through discussion any transactions in Company securities with a member of our legal department who is trained in these conversations. Certain insiders who have been identified as regularly having access to material nonpublic information are restricted to trading during quarterly open window periods and may trade only after preclearance. Under our policy governing 10b5-1 trading plans, we permit all Directors and employees, including executive officers, to enter into 10b5-1 plans during an open window period when they are not in possession of material nonpublic information. For Directors and executive officers, all plans must include a cooling off period between the entering into a plan and the start of trading under that plan that lasts until the later of the 90th day following the plan adoption or modification or two business days following the disclosure in the Company’s quarterly or annual reports of the Company’s financial results for the first quarter in which the plan was adopted. All other plans must contain a 30-day cooling off period between the entering into a plan and the start of trading under that plan.
Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints the members and the Chair of each Committee.

Compensation Committee
The Compensation Committee establishes or approves all policies and procedures related to our human resources function with respect to our executive officers, including employee compensation, incentive programs and the 401(k) Plan, and administers our stock incentive plans. Additionally, this Committee evaluates and establishes the respective compensation of our executive officers on an individual basis and recommends compensation of our CEO for approval by the Board. The Compensation Committee also reviews the compensation of certain other members of senior Management and recommends to the Board the compensation for our non-employee Directors. For a description of the role of the Compensation Committee, its consultants and Management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statement. The Compensation Committee oversees our leadership development and management succession planning (although the Nominating and Governance Committee oversees the CEO succession planning process), as well as our diversity initiatives. Additionally, the Compensation Committee oversees human capital management matters, including reviewing and overseeing key diversity, equity and inclusion initiatives and Human Resources policies and practices.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our CEO, Chief Financial Officer (CFO), Chief Human Resources Officer (CHRO) and General Counsel and Corporate Secretary. Compensation Committee meetings are regularly attended by the CEO, CFO, CHRO and General Counsel and Corporate Secretary. At certain meetings during fiscal 2023, including each of its regular meetings, the Compensation Committee met in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations on CEO executive compensation to the Board, which sets the CEO’s compensation, and reports its determinations on other executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for (and, as may be necessary or advisable, change or terminate) a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its consultants, assesses their performance and establishes annual scope of work and fees for the consultants pursuant to a pre-approval policy. The Compensation Committee engages Frederic W. Cook & Co. (FW Cook) as its compensation consultant.
The Compensation Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2023. The Compensation Committee held four meetings during fiscal 2023. The current members of the Compensation Committee are Ms. Dufresne (Chair) and Messrs. Artz, Muehlbauer and Roy, each of whom is an independent director under SEC rules and NYSE listing standards applicable to compensation committee members.
Audit Committee
The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of disclosure controls and internal control over financial reporting; monitoring the independence and performance of our independent registered public accounting firm; and overseeing our internal audit department. Among the Audit Committee’s duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is also responsible for overseeing the finance and accounting matters regarding related party transactions under our Related Party Transaction Policy and certain compliance matters under our Code of Conduct.
The Audit Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2023. The Audit Committee held seven meetings during fiscal 2023. The current members of the Audit Committee are Mr. Muehlbauer (Chair), Mses. Bates and Boyland and Messrs. Mohammad and Stahl, each of whom is an independent Director under SEC rules and the NYSE listing standards applicable to audit committee members. The Board has determined that all members of the Audit Committee are financially literate, and Mr. Muehlbauer is an audit committee financial expert, as defined by the rules and regulations of the SEC.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board; making recommendations to the Board regarding the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s Committees; assisting the Board in facilitating performance reviews of the Board and its Committees and members; oversight of our ESG programs; oversight of our CEO succession planning process; and other duties and responsibilities. The Nominating and Governance Committee is also responsible for reviewing and approving related party transactions under our Related Party Transaction Policy and oversees certain compliance matters under our Code of Conduct that are not related to finance or accounting (which are overseen by the Audit Committee), and provides oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee. Additionally, the Nominating and Governance Committee

oversees our political contributions, policies and commitments. Our Political Activities and Government Relations Policy, together with our Code of Conduct, provide for oversight of political contributions, including that any corporate contributions must be reviewed and approved in advance in writing by our Chief Corporate Affairs Officer and our General Counsel, be in compliance with applicable law and be properly disclosed.
For information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to “Proposal 1—Election of Directors—Nomination of Directors.”
The Nominating and Governance Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2023. The Nominating and Governance Committee held five meetings during fiscal 2023. The current members of the Nominating and Governance Committee are Mses. Clark (Chair) and Boyland and Messrs. Artz and Roy, each of whom is an independent director under SEC rules and NYSE listing standards.
Board Meetings
During fiscal 2023, the Board met seven times and following each of the Board’s regularly scheduled quarterly meetings, the non-employee Directors met in executive session without the presence of Management. All Directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which they served. We encourage each member of the Board to attend our annual meeting of stockholders. Ten of the 11 Directors, including seven of the eight Director nominees who are standing for reelection, who were Directors at that time attended our last annual meeting.
Stockholder Engagement
Stockholder engagement is an important and regular part of the Company’s strategy so that the Board and Management are aware of and respond to stockholder input on a broad spectrum of business and governance matters. Members of Management, including our General Counsel and Corporate Secretary, CHRO, head of Investor Relations and head of our Sustainability and Impact team, as primary participants, have engaged in discussions with stockholders as part of our efforts to gain an understanding of stockholder views. This year, our CEO also joined for a portion of several calls to discuss performance and strategy topics. Directors are generally available to participate in our engagement meetings upon request from stockholders, and this year Mr. Stahl, our Independent Chair, joined several investor calls. For the sixth consecutive year, we reached out to a significant percentage of our stockholders (more than 70% in 2023), and we met with holders representing approximately 42% of our outstanding common stock. This feedback over the past six years has proven to be very helpful to the Company in understanding our investors’ perspectives on various business and governance matters, and we intend to maintain ongoing discussions with a large number of investors each year. Additionally, members of our Sustainability and Impact team engaged in environmental and social-focused meetings with certain investors, upon request.
Topics of discussion included significant Company updates, such as our transformation strategy under our updated leadership team; our corporate governance, including Board refreshment and Board oversight; our commitments to human capital management and diversity, equity and inclusion; our environmental and social programs and initiatives, including our third-party validated climate targets and progress on these goals; our supply chain engagement; and our executive compensation program and equity plan. Investors remained complimentary of the prior changes we made to our executive compensation program in response to stockholder feedback and our demonstrated responsiveness to stockholder feedback overall.
After our engagement discussions, Management provided the feedback received from our stockholders to the Board. Over the past three years, we have taken the following governance actions directly responsive to our stockholder conversations:

WHAT WE HEARD		WHAT WE DID
Enhance responsible procurement programs	→	In fiscal 2023, we adopted a Deforestation Policy, issued an Animal Rights position statement and enhanced our Supplier and Vendor Code of Conduct

Include reputational harm as a recoupment trigger	→	Enhanced our recoupment policy to include misconduct and reputational harm and provide for forfeiture of incentive compensation in certain cases of misconduct resulting in financial harm and to require disclosure in certain circumstances

Disclose metrics of Board composition and individual diversity	→	Included Board composition metrics in our proxy statement disclosure and individual diversity metrics in our Director skills matrix

Separate role of CEO and Chair	→	We separated the role of CEO and Chair of the Board and appointed an Independent Chair

Enhance human capital management disclosure	→	Added disclosure in our proxy statement about programs offered to employees for recruiting, engagement and career development

Expand environmental and social impact disclosure	→	Expanded our environmental and social disclosure in our proxy statement and through our Better for All report

Continue Board evaluation and refreshment	→	Continuously evaluate our Board and refreshment efforts (added five new independent Directors in three years)

Disclose EEO-1 Report	→	In addition to the diversity disclosures in our Better for All report, we intend to disclose our EEO-1 report in 2023
See “Executive Compensation—Compensation Discussion and Analysis—Say-on-Pay Vote, Investor Engagement and Responsive Action” for a discussion of actions we took in response to conversations regarding executive compensation.
Board Evaluation and Refreshment
Our Board regularly evaluates its performance and composition, assessing individual Director’s skills, qualifications and experience to align the overall Board composition to best meet the needs of the Company’s long-term business strategy. Each year, the Board undertakes a thorough Board and Committee evaluation process, using a comprehensive set of questionnaires requesting quantitative and qualitative input from our Directors. The Board uses a skills matrix to assess the contributions, background and experience of each Director with those sought-after skills. The Nominating and Governance Committee also considers any additional skills, qualifications and experience that may be needed to meet the evolving strategic needs of the Company. The Board engaged a third party to conduct the Board and Committee assessment in fiscal 2022, working with the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is committed to considering a facilitated, third-party assessment every two to three years.
The Nominating and Governance Committee considers prospective candidates and identifies appropriate individuals for the Board’s further consideration. The Nominating and Governance Committee also assesses the proper mix of skills and expertise for Directors serving on the Board’s Committees. The Board is highly skilled and qualified and committed to the Company’s success, as indicated by the high attendance rate and robust discussion and debate that occurs during each Board and Committee meeting.
Board Tenure
We aim to maintain a mix of short-, medium- and long-tenured Directors, which we believe promotes strong Board governance. In September 2023, we appointed three new Directors, and three of our longer-tenured Directors agreed not to stand for reelection. Accordingly, our average tenure will decline to 5.5 years following the Annual Meeting.

Average Director Tenure is 5.5 years

8 Directors	1 Director	2 Directors

0 - 4 years	5 - 9 years	10+ years

Board Diversity
Our Board is diverse and has a broad range of experience. The Nominating and Governance Committee charter provides for the consideration of diversity, including gender, race, ethnicity, sexual orientation and veteran status, when considering candidates. As provided below, our Director skills matrix includes individual diversity metrics in response to a request by our stockholders. Our Corporate Governance Principles require the initial pool of Director candidates to be considered for any Director search to include qualified diverse candidates to further support our commitment to a diverse and qualified Board, and the Nominating and Governance Committee annually assesses its Director selection processes.

4		3		1
	are female		identify as racially or ethnically diverse		identifies as LGBTQ+

Cooperation Agreement
In September 2023, we entered into a cooperation agreement (the Cooperation Agreement) with JCP Investment Management, LLC and certain of its affiliates (collectively, JCP) pursuant to which, among other things, we agreed that the Board would increase in size by three members, to appoint three new independent Directors to serve until the Annual Meeting and to nominate such Directors for reelection to the Board at the Annual Meeting. In accordance with the Cooperation Agreement, effective as of September 28, 2023, the Board expanded in size to fourteen members and appointed Lynn S. Blake, James M. Loree and James C. Pappas to the Board. Mr. Pappas was recommended for nomination to the Board by JCP, and Ms. Blake and Mr. Loree were recommended by a third-party search firm. Each is a nominee for election as a Director at the Annual Meeting. Pursuant to the Cooperation Agreement, we further committed to appoint Mr. Pappas to each of the Nominating and Governance Committee and Compensation Committee following the Board’s regularly scheduled meeting in November 2023.
The Cooperation Agreement provides for certain Director replacement rights, pursuant to which the Company and JCP have agreed to cooperate in good faith to select a mutually acceptable replacement Director if Mr. Pappas is unable or unwilling to serve, resigns, is removed, or ceases to serve as a Director for any reason. JCP has agreed to certain customary standstill restrictions and voting commitments and other covenants for the duration of the Cooperation Agreement. The Cooperation Agreement also contains customary mutual non-disparagement provisions. Subject to certain exceptions set forth in the Cooperation Agreement, the Cooperation Agreement will terminate on the earlier of (a) 30 days prior to the notice deadline in the Bylaws for the nomination of non-proxy access Director candidates for election to the Board at the annual meeting held in fiscal 2025 (the 2025 Annual Meeting) and (b) 150 days prior to the first anniversary of the Annual Meeting; provided that the Cooperation Period may be extended for an additional year if the Company determines to re-nominate Mr. Pappas for election at the 2025 Annual Meeting.
The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 26, 2023.

Summary of Board Skills, Experiences and Qualifications

Skills, Experiences and Qualifications	Director
	Blake	Boyland	Clark	Douglas	Dufresne	Funk	Loree	Mohammad	Muehlbauer	Pappas	Stahl
Service as an executive officer for another public company	✓			✓			✓	✓	✓	✓	✓
Experience in the Company’s industry or consumer products/retail				✓	✓	✓	✓		✓	✓
Experience with stockholder engagement	✓			✓	✓	✓	✓		✓	✓	✓
Information technology experience		✓	✓				✓	✓		✓
Experience in leadership development	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓
Experience with mergers and acquisitions		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
eCommerce experience			✓	✓			✓	✓
Supply chain management experience		✓		✓		✓	✓		✓	✓	✓
Senior operations management/CEO	✓			✓		✓	✓			✓	✓
Strategic thinking, planning and execution	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operating financial expertise (CFO)							✓		✓	✓	✓
Large-scale transformation/innovation experience	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Diversity	Female	Female Racially Diverse	Female LGBTQ+ Veteran		Female Racially Diverse			Ethnically Diverse
Environmental, Social and Governance Practices
As a leading distributor of grocery and non-food products and support services provider to retailers in the United States and Canada, we are using our scale to drive progress across the food industry, focusing on the areas where we can affect the greatest change. Now in the third year since unveiling our Better for All plan, we continue to evaluate the impacts we have along our value chain, focusing on proactively engaging with the people growing, making and moving the products we distribute. We seek to lead by example on social and environmental issues of critical importance to society and strive to be a force for positive change in the food system. This commitment is described in our Social and Environmental Policy, which was most recently updated in September 2020 and is available on our website, www.unfi.com. Our Nominating and Governance Committee has direct oversight of our policies and strategies addressing social and environmental matters, including sustainability, corporate social responsibility and political contributions, and is responsible for reporting to the Board on such matters at least annually. The ESG Executive Committee, an executive steering committee formed in 2020 to oversee implementation of our Better for All initiatives, provides executive sponsorship for our Better for All strategy and goals.
In January 2023, we issued our 12th annual environmental, social and governance report, which we refer to as our Better for All report, and the second update to this plan, which prioritizes nine areas of focus: Associate Safety & Well-being, Climate Action, Community Development, Customer Health & Safety, Diversity, Equity, and Inclusion, Energy Efficiency, Governance, Responsible Procurement and Waste Reduction. The report is available on our website at www.betterforall.unfi.com and highlights progress toward goals including waste reduction, supplier diversity, food donations, and food safety. The report references Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) standards and Task Force on Climate Related Financial Disclosures (TCFD). The GRI and SASB tables are also available on our website. The Better for All report and its disclosures are not incorporated by reference into this proxy statement.

In the past year we’ve made a focused effort to holistically integrate our Better for All strategy throughout the organization, as well as proactively engage our stakeholders, from our associates to our supply chain partners, on issues from climate to food equity to diversity, equity, and inclusion.

We are on a mission to make the world a better place, not just for one, but for all. Our key highlights and achievements toward attaining our ambitious long-term goals include the following:

Governance
•Board receives regular ESG updates.
•Expanded and diversified leadership team to be more effective when managing company-wide, cross-functional objectives.
•Engaged in our second annual customer experience survey and first supplier experience survey.

Upstream
•Adopted responsible procurement policies, including a Deforestation Policy, updated Supplier and Vendor Code of Conduct and Animal Welfare Position Statement.
•Launched the UNFI Climate Action Partnership to encourage suppliers to set credible climate goals.
•Founding circle member of the National Minority Supplier Development Council’s Acres program, aimed at advancing agricultural supply chain access for Black farmers.

Operations
•Completed installation of the Company’s largest solar array to date at our Howell, NJ distribution center.
•Recognized as one of the “Best Places to Work for LGBTQ+ Equality” in 2022 and one of the “Best Places to Work for Disability Inclusion” in 2023.
•Launched a new associate-led Belonging and Innovation Group, the Asian Coalition for Engagement, helping to further translate our DEI commitment into action.

Downstream
•Made strides toward our food waste reduction goal and are ahead of schedule on our goal to donate 250 million pounds of food by 2030.
•Began a five-year strategic planning process for the UNFI Foundation, a 501(c)(3) organization, which is intended to allow us to make a more profound impact on the communities we serve.

Human Capital Management
A major part of our Better for All initiatives is creating a diverse and inclusive workplace. Our associates are critical to supporting our values and achieving our strategic vision. We are focused on associate engagement, empowerment and safety to foster innovation and bring best-in-class solutions to our customers and suppliers in an ever-changing retail landscape, including new ways of work scheduling and productivity investments. Our Compensation Committee oversees human capital management matters with a focus on associate well-being across a variety of measures.
We discuss our dedication to human capital management, including disclosure of certain diversity metrics, in our 2022 Better for All report, which can be found at www.betterforall.unfi.com. More information regarding human capital management may be found in our recently filed Annual Report.
Diversity, Equity and Inclusion
We pledge to promote equity, celebrate diversity and support inclusion for all. Our Board is diverse and has a broad range of experience. Four out of eleven Directors are female, with two members identifying as African American, one member identifying as Asian American, one member identifying as LGBTQ+ and one member identifying as a veteran. We believe that innovation, productivity and engagement thrive when there is unity and respect for diverse backgrounds and perspectives. Additionally, we aim to foster a culture of care, equity and empathy through open dialogues, educational opportunities and by honoring the experiences and special events that speak to our associates’ many identities. Over the last three years, we are actively working on the following initiatives to promote our pledge of creating an equitable, diverse and inclusive environment for all:

•Ongoing member of CEO Action for diversity and inclusion.
•Launched seven Belonging and Innovation Groups for associates, all of which are open to all associates.
•Adopted a diverse slate requirement for director candidates in September 2021 to further support diversity among our Board.
•Built a Diversity, Equity and Inclusion (DEI) team and created a DEI strategy, including:
◦Hiring a Vice President of Diversity, Inclusion and Well-being, a Manager of DEI and a DEI Training Partner;
◦Establishing a diversity council which has taken an active role in advocating for greater inclusion;
◦Providing helpful information on various dimensions of diversity on our associate platforms, including DEI training, a podcast and educational campaigns encouraging respect and empathy for all; and
◦Implementing a policy to present a diverse candidate slate for all director and above roles.
•Matched associate donations to charitable organizations, including those focused on racial justice and reform.
•Reviewed and revised policies, including our tuition assistance and 401(k) benefits, through an economic equity lens (e.g., advancing tuition costs vs. a reimbursement plan).
•Required anti-harassment training for all people leaders and offered training and discussion sessions designed to mitigate against unconscious bias.

Developing Talent
Attracting and retaining talent is one of our top priorities. Our goal is to differentiate ourselves in the market by offering unprecedented flexibility to associates. To reduce turnover, we have an emphasized focus on and commitment to our associates, their experiences and their engagement. We are committed to the continued support and development of our associates and provide access to robust leadership development programming, role-based training and other career development opportunities at every stage of an associate’s tenure. Designed to enhance the leadership capabilities of our people, the Leadership Bridge program for front-line leaders and competency-based training for mid-level managers enable our associates to practice their management skills and identify opportunities to lead more effectively. The Elevate program for director-level and above associates works to solidify our talent pipeline and promote the success of the organization’s future leaders. In addition, we partner with key groups within the organization, such as Sales, Environmental, Health & Safety, Warehouse Management and Process Excellence, to develop role-based training to drive greater productivity and safety. We also offer associates additional learning and career development opportunities that extend from skills-based training deployed electronically through our BetterU learning system, to mentorship programs and career development discussions and beyond. We also provide flex-shift and quarterly performance check-ins.
Compensation and Benefits
Our compensation and benefits programs are designed to promote a culture of well-being and recognize our associates for their outstanding achievements and dedication to serving our customers and keeping them safe during even the most challenging of times. We are committed to offering market competitive pay programs which reward high levels of performance, and behaviors that challenge convention and drive company success. Our short-term incentive programs model the Company’s financial goals and are intended to align our eligible associates’ rewards with our financial success. Long-term incentives, including restricted stock units and performance awards, are designed to attract and retain innovative leaders and align their financial interests with those of our stockholders and other stakeholders. As part of our commitment to recognize our associates’ “whole self” – health, finances and overall well-being – we offer the following benefits to eligible associates:

•Comprehensive health and welfare benefit program providing a variety of medical, dental and vision options
•Revamped employee education assistance program to provide for prepayment rather than reimbursement benefit and to no longer require that the program be related to the associate’s position at the Company
•Voluntary benefits like long-term disability and optional life insurance
•No-cost wellness program
•Paid time off programs, including parental paid leave
•Employee assistance program
•Eligible associates are automatically enrolled in 401(k) plan
•Back-up childcare program

Creating a Safe Environment
Safety is at the forefront of everything we do. We continue to focus on the safety of our associates, customers and communities with enhanced sanitation and increased safety measures. We continue to be committed to continuous learning and improvement, and we firmly believe in the power of learning from past experiences to enhance our safety system and performance. We also continue to invest in our safety brand and pledge, Every Moment Matters, which is designed to foster a caring culture, the implementation of interactive and proven training programs, which were rolled out across our network, and enhanced safety auditing.
This past year, we focused on creating an audit ready everyday culture, improving our audit scores, sanitation practices and overall customer satisfaction. UNFI was also considered a leader in advocacy efforts around the new Food and Drug Administration traceability rule, where we educated legislators, customers and industry peers about the upcoming rule and the challenges we will need to overcome to meet regulations.
During fiscal 2023, we added additional data analytic tools to continuously monitor and report on fleet safety performance metrics. We integrated new safety performance dashboards that allow Management to monitor fleet safety metrics at the corporate, regional and individual site level. These tools let us better identify and respond to unsafe driving behaviors and recognize drivers who demonstrate the safe driving habits for which UNFI prides itself.

Proposal 1—Election of Directors
Directors and Nominees for Director
The Board currently consists of fourteen Directors, each of whose term will expire at the Annual Meeting. Eleven Directors have been nominated for reelection.
Mses. Blake, Boyland, Clark and Dufresne and Messrs. Douglas, Funk, Loree, Mohammad, Muehlbauer, Pappas and Stahl have been nominated to stand for election as Directors at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
We have included below information concerning the business experience and qualifications, and the age as of October 25, 2023, of each of our director nominees.

The Board unanimously recommends that stockholders vote “FOR” each of the Director nominees. Proxies received by the Board will be voted “FOR” each of the Director nominees unless a contrary choice is specified in the proxy.
Nominees for Election as Directors for a Term Expiring at the Next Annual Meeting

Lynn S. Blake
Age: 58
Board Member since September 2023
Ms. Blake served in various positions of increasing responsibility at State Street Global Advisors (SSGA), the investment management division of State Street Corporation, a financial services company, from 1987, including most recently as Executive Vice President and Chief Investment Officer of Global Equity Beta Solutions, until she retired in 2021. She also led Corporate Governance and Asset Stewardship, ESG Research and ESG data management while at SSGA, with a particular focus during the last two years on transformation. Ms. Blake served as a member of the Sustainability Accounting Standards Board’s (SASB) investment advisory group from 2016 to 2021. She currently is a member of the board of Directors of WisdomTree, Inc., a global exchange-traded product sponsor and asset manager, where she serves on the compensation committee, the audit committee and the nominating and governance committee.
Skills and Qualifications: Ms. Blake has over thirty years of experience in the investment industry. Her deep financial and strategic expertise, as well as her institutional investor perspective, including her knowledge of environmental and social matters, bring valuable insight to our Board.

Gloria R. Boyland
Age: 63
Board Member since January 2021
Audit Committee Member
Nominating & Governance Committee Member
Ms. Boyland is a retired senior executive of the FedEx Corporation, where she served as Corporate Vice President, Operations and Service Support from 2016 to 2020. While at FedEx, Ms. Boyland led advanced operations technology initiatives, electro mobility, network and fleet automation, service quality and customer experience improvements and new service offerings for the company. Prior to her tenure at FedEx, Ms. Boyland held leadership positions in various functions at GE Capital Corporation (GE), including Six Sigma Quality, mergers and acquisitions and acquisition integration. She also practiced for eight years as a commercial transactions and investment attorney at GE. Ms. Boyland currently serves on the boards of directors of Vontier Corporation and Aurora Innovation, Inc., and previously served as a member of the boards of Chesapeake Energy Corporation and UMRF Ventures, Inc. She has also served as a trustee of the Memphis Brooks Museum of Art since 2020. In 2016, Ms. Boyland was appointed to the U.S. DOT Advisory Committee on Automation in Transportation. Prior to serving on its board, Ms. Boyland served as a strategic advisor to Aurora Technologies, LLC.
Skills and Qualifications: Ms. Boyland’s extensive experience leading operational transformation and customer service at global companies, coupled with her leading-edge, future-focused logistics and supply chain knowledge, make her a valuable member of our Board.

Denise M. Clark
Age: 65
Board Member since February 2013
Chair of the Nominating & Governance Committee
Ms. Clark previously served on the Compensation Committee from 2014 to 2015. Ms. Clark served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. from November 2012 until her retirement in March 2017. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also previously served at Mattel, Inc. as Global Chief Technology Officer and later as Chief Information Officer for the Fisher Price brand from January 2000 to February 2007. Ms. Clark’s previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has served as a director of AMC Entertainment Holdings, Inc. since January 2023 and previously served as a director of Six Flags Entertainment Corporation from August 2021 to August 2022 and as a director and compensation committee chair of Caesars Entertainment Corporation from October 2018 to July 2020.
Skills and Qualifications: Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms and innovative business transformation initiatives. Ms. Clark’s extensive expertise in corporate information technology, transformation initiatives and crisis management, allows her to provide the Company with valuable guidance on our strategic initiatives, especially as it relates to information technology solutions, cybersecurity and transformation efforts.

J. Alexander Miller Douglas
Age: 62
Board Member since August 2021
UNFI Chief Executive Officer and President
Mr. Douglas has served as our Chief Executive Officer and a member of our Board since August 2021. In October 2023, he assumed the title of Chief Executive Officer and President. He most recently served as the Chief Executive Officer of Staples, Inc. (Staples), an office retail company, from April 2018 to June 2021, which included leading that company’s business-to-business distribution platform. Prior to Staples, Mr. Douglas served as President of Coca-Cola North America, the flagship market of The Coca-Cola Company (Coca-Cola) and a $10 billion revenue business that includes finished goods, juice and foodservice businesses, until February 2018, overseeing all aspects of its consumer and business-to-business operations. During Mr. Douglas’ 30-year tenure at Coca-Cola, he also served as Global Chief Customer Officer and held a variety of positions across sales and marketing. Mr. Douglas began his career at The Procter & Gamble Company in sales and sales management positions. Since May 2020, Mr. Douglas has served as a member of the board of directors of Wawa Inc., a leading convenience retailer in the Eastern United States.

Skills and Qualifications: Mr. Douglas’s experience at large public companies, including his extensive experience leading consumer and business-to-business-to-consumer distribution operations and leadership development, brings valuable insight to the Board beyond the knowledge and insight he brings from being our Chief Executive Officer and President.

Daphne J. Dufresne
Age: 51
Board Member since October 2016
Chair of the Compensation Committee
Ms. Dufresne previously served on the Nominating and Governance Committee from 2016 to 2021 and the Audit Committee from 2017 to 2018. Ms. Dufresne has been a Managing Partner of GenNx360 Capital Partners, a venture capital firm that specializes in acquisition, buyouts and turnaround of underperforming businesses, since January 2017. Ms. Dufresne was previously a Managing Director of RLJ Equity Partners, a private equity fund, from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors, and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne previously served as a director of Condor Hospitality Trust, Inc. from June 2015 to December 2022.
Skills and Qualifications: Ms. Dufresne’s professional experience, including her role as an equity investor for over 24 years, brings valuable knowledge and insight to our Board. Ms. Dufresne is very familiar with conducting due diligence, negotiating purchase and sale agreements and leading the Board during these processes. She also possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues that are important to stockholders.

Michael S. Funk
Age: 69
Board Member since February 1996
Mr. Funk served as Chair of the Board from January 2003 to December 2003 and again from September 2008 to December 2016. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. Until January 1, 2019, Mr. Funk served as an executive advisor to the Company. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People’s Warehouse, Inc., now known as United Natural Foods West, Inc., one of the Company’s wholly owned subsidiaries. Mr. Funk has served on the board of Amy’s Kitchen since April 2023.
Skills and Qualifications: Mr. Funk’s extensive knowledge of our industry through his past service as our Chief Executive Officer brings to the Board valuable insight and a strong understanding of the natural and organic products distribution business. His deep institutional knowledge of our business and industry is valuable to the Board.

James M. Loree
Age: 65
Board Member since September 2023
Mr. Loree most recently served as President and CEO of Stanley Black & Decker, Inc., a leading industrial and consumer products company, from 2016 to 2022. Mr. Loree served as President and COO of the company from 2013 to 2016; COO from 2009 to 2013; EVP and CFO from 2002 to 2009; and VP and CFO from 1999 to 2002. Prior to joining Stanley Black & Decker, Mr. Loree held positions of increasing responsibility in financial and operating management in business, corporate, and financial services at General Electric Company from 1980 to 1999. Mr. Loree served as a director of Stanley Black & Decker from 2016 to 2022 and Harsco Corporation from 2010 to 2016. He was chair of Harsco’s audit committee from 2012 to 2016. Mr. Loree currently serves on the board of Whirlpool Corporation, where he is a member of the audit committee and human resources committee and previously served on the corporate governance committee.
Skills and Qualifications: Mr. Loree is a seasoned transformational leader with more than four decades of experience across two global diversified industrial and consumer products businesses. His extensive experience in finance, operations, supply chain and logistics, risk management, sustainable business practices, and corporate governance, as well as broad expertise across the consumer sector, are a valuable addition to our Board.

Shamim Mohammad
Age: 54
Board Member since February 2022
Audit Committee Member
Mr. Mohammad currently serves as Executive Vice President and Chief Information and Technology Officer at CarMax Inc. (CarMax), the largest used car retailer in the United States, third largest wholesaler of used cars in the United States and a leading auto finance company, a position he has held since April 2021. Prior to then, he held various senior technology roles of increasing responsibility at CarMax since 2012. Prior to joining CarMax, Mr. Mohammad held information technology leadership roles at BJ’s Wholesale Club Inc., Blockbuster, Inc. and TravelClick, Inc. In 2020, MIT Sloan selected Mr. Mohammad as the recipient of the CIO Leadership Award, which recognizes CIOs who lead their organizations to deliver exemplary levels of business value through the innovative use of technology. Mr. Mohammad is a registered CPA.
Skills and Qualifications: Mr. Mohammad’s experience overseeing the strategic use of technology at various companies throughout his career and his role in leading CarMax through a massive digital transformation in all areas of its business bring valuable insight to our Board as we navigate our own strategic transformation initiatives. He has strong financial oversight experience and brings with him a wealth of financial expertise. Mr. Mohammad’s proven track record in strategic leadership, development of forward-thinking technology solutions and business transformation make him a valuable member of our Board.

James L. Muehlbauer
Age: 62
Board Member since April 2019
Chair of the Audit Committee
Compensation Committee Member
Mr. Muehlbauer previously served as a member of the Nominating and Governance Committee from 2019 to 2020. Mr. Muehlbauer is a retired former executive officer of The Valspar Corporation, an American manufacturer of paint and coatings, where he served as the Executive Vice President, Chief Financial and Administrative Officer from 2013 to 2017. Prior to that role, Mr. Muehlbauer served as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc. from 2007 to 2013.
Skills and Qualifications: Mr. Muehlbauer’s extensive finance, commercial and leadership experience with complex, multinational organizations provides him with background and experience in strategic planning, financial oversight, and large-scale business transformations. Mr. Muehlbauer’s knowledge and experience in broad strategic transitions and large-scale integration efforts are a valuable addition to our Board.

James C. Pappas
Age: 42
Board Member since September 2023
Mr. Pappas founded JCP Investment Management in Houston in June 2009 and is the Managing Member and owner of the firm. From 2007 until 2009, he was a private investor, in addition to consulting with several businesses. From 2005 until 2007, he worked in the Investment Banking/Leveraged Finance Division of Goldman Sachs, where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to that, he was an investment banker at Banc of America Securities, where he focused on consumer and retail investment banking. He currently serves as a director of Innovative Food Holdings, Inc., a direct-to-chef and restaurant specialty food platform, a position he has held since 2020, and as a director of Tandy Leather Factory, Inc., a specialty retailer and wholesale distributor of leather and leather related products, a position he has held since 2016. Mr. Pappas previously served on the boards of several public companies, including food-related businesses such as Jamba, Inc., The Pantry, Inc., and Morgan’s Foods, Inc. He currently also serves as Secretary for the Endowment Advisory Board of the Annunciation Greek Orthodox Church in Houston and on the Methodist Hospital Gastro Division’s Advisory Board in Houston.
Skills and Qualifications: Mr. Pappas’s thorough understanding of restaurant and food businesses, in addition to his expertise in corporate finance and experience on several public company boards, make him a valuable addition to our Board.

Jack Stahl
Age: 70
Board Member since June 2019
Independent Chair
Audit Committee Member
Mr. Stahl previously served as a member of the Compensation Committee from 2019 to 2020 and as Chair of the Compensation Committee from 2020 to 2021. Mr. Stahl has served as a member of the board of Catalent, Inc., a contract manufacturing and development company for drugs, biologics and consumer health products, since August 2014, and as its lead director since August 2023. Mr. Stahl served as President and Chief Executive Officer of Revlon Inc. (Revlon), a multinational cosmetics, skin care, fragrance and personal care company, from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company (Coca-Cola) from 2000 to 2001 after previously serving in various management positions of increasing responsibility, including Chief Financial Officer, during a tenure with Coca-Cola which began in 1979. Today, Mr. Stahl also serves on the U.S. board of advisors of CVC Capital, a private equity firm. Additionally, he formerly served on the boards of Advantage Solutions LLC, Schering Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc. and Ahold Delhaize, and was chairman of the board of managers of New Avon LLC.
Skills and Qualifications: Mr. Stahl has extensive leadership and significant board experience. Mr. Stahl has a long-term record of profit and value driving performance in both stable and turnaround operating environments and significant experience with complex, large, and dynamic organizations. At Coca-Cola and Revlon, he gained significant skills and general management experience in building brands, maximizing customer relationships, and reducing costs, which bring valuable insight to the Board.
Majority Vote Standard for Election of Directors
Our Bylaws provide for a majority voting standard for the election of Directors in an uncontested election. If the number of nominees exceeds the number of Directors to be elected in an election (a contested election), Directors will be elected by a plurality standard. When the number of nominees does not exceed the number of Directors to be elected (an uncontested election), however, as is the case for this Annual Meeting, our Bylaws require each of the Directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a Director must exceed the number of shares voted “against” that Director). If a nominee who is serving as a Director is not elected at the Annual Meeting, under Delaware law the Director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any Director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The Director who offers to tender his or her resignation will not participate in the Board’s decision or the Nominating and Governance Committee’s deliberations (if the Director is a member of that Committee). All nominees for election as Directors at the Annual Meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board, including potential nominees recommended by our third-party recruiting firm, to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. Additionally, our Corporate Governance Principles expressly state that any initial list of candidates for a new Director appointment shall include qualified diverse candidates. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:
•Personal Characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance

Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.
•Core Competencies. The Nominating and Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board possessing certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, senior leadership, crisis response, industry knowledge, strategy and vision, and broad-scale transformation, and it periodically reassesses the specific skill sets that are needed by the Board.
•Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as “independent” under SEC rules and the NYSE listing standards, as well as any other relationships or circumstances that could affect actual or perceived independence.
•Director Commitment. The Nominating and Governance Committee expects that each of our Directors will prepare for and actively participate in meetings of the Board and its Committees, provide advice and counsel to our Management, develop a broad knowledge of our business and industry and, with respect to an incumbent Director, substantially maintain the expertise that led the Nominating and Governance Committee to initially select the Director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.
•Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Our Nominating and Governance Committee charter provides for the consideration of gender, race, ethnicity and sexual orientation when considering Board candidates, and the Committee is committed to maintaining a diverse Board. The Nominating and Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses and add value to strategic plans and initiatives.
Following this evaluation, the Nominating and Governance Committee will ultimately make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to appoint the candidate to the Board.
Stockholder Director Recommendations and Proxy Access
Stockholder Director Recommendations
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including determining whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To have a nominee considered by the Nominating and Governance Committee, a stockholder must follow the procedures in our Bylaws related to Director nominations described under “Other Matters—Stockholder Proposals for the Next Annual Meeting of Stockholders.” Written notice must be delivered or sent by first class U.S. mail addressed to Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908.
Proxy Access
We have also adopted a proxy access provision in our Bylaws that permits a stockholder, or a group of up to 20 stockholders, owning, continuously for at least three years, shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of Directors, to nominate and include in our proxy materials Director nominees, provided that the stockholder(s), the nominee(s) and the notice satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the Directors then in office. Under our Bylaws, to be timely, notice of proxy access Director nominations must be received by our Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 120 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of the annual meeting is first made, whichever occurs first.
Communication with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the Board may do so. All communications should be in written form and directed to our Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908, who will forward such communications to the appropriate party. All correspondence will be compiled and summarized by the Corporate Secretary and periodically submitted to the Board, individual Directors or Management, as appropriate. The Corporate Secretary may also forward certain correspondence elsewhere within the Company for review by a subject matter expert and for a response, as appropriate.
Director Compensation
The Board and the Compensation Committee review and determine compensation for our non-employee Directors, based in part on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors and other reputable sources, as well as with the input from the Compensation Committee’s independent consultant, based on benchmarking of comparable peer company director compensation. The Compensation Committee and the Board believe that we should fairly compensate non-employee Directors for work required in a company of our size and scope and that our compensation program for non-employee Directors should be designed to drive long-term value creation for our stockholders. Our non-employee Director stock ownership guidelines, which are discussed in greater detail below, require our Directors to hold a substantial amount of our stock during their tenure as Directors, thereby directly aligning the interests of our non-employee Directors with those of our stockholders. Mr. Douglas, our CEO and President, does not receive separate compensation for service on our Board.
Non-Employee Director Compensation
The components of our non-employee Director compensation are annual cash retainers and awards of time-based restricted stock units (RSUs), which vest one year from the date of grant of the award. Each non-employee Director is also reimbursed for direct expenses (e.g. travel, hotel and meals) incurred in connection with his or her attendance at meetings of the Board and its Committees.
    In December 2022, the Compensation Committee, after reviewing certain benchmarking information and in consideration of when the Board last approved an increase, recommended, and the Board approved, an increase in the annual cash retainer for non-employee Directors of $5,000 and an increase in the annual equity grants from $162,500 to $170,000. Accordingly, non-employee Director compensation is as follows:
•Annual cash retainer of:
◦$105,000 for serving as a Director;
◦$125,000 for serving as Independent Chair;
◦$30,000 for serving as the Chair of the Audit Committee;
◦$20,000 for serving as Chair of the Compensation Committee; and
◦$20,000 for serving as Chair of the Nominating and Governance Committee.
•Annual equity grants of RSUs having a value, based on the stock price on the date of grant, of $170,000 for serving as a director.
Director Compensation Table—Fiscal 2023
The following table summarizes compensation provided to each individual who served as a non-employee Director during fiscal 2023.
Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Eric F. Artz	103,750	162,000	—	265,750
Ann Torre Bates	133,750	162,000	—	295,750
Gloria R. Boyland	103,750	162,000	—	265,750
Denise M. Clark	123,750	162,000	—	285,750
Daphne J. Dufresne	123,750	162,000	—	285,750
Michael S. Funk	103,750	162,000	—	265,750
Shamim Mohammad	103,750	270,740	—	374,490
James L. Muehlbauer	103,750	162,000	—	265,750
Peter A. Roy	103,750	162,000	—	265,750
Jack Stahl	222,500	162,000	—	384,500

(1)This column shows the amount of cash compensation earned in fiscal 2023 for service on the Board, its Committees and as Independent Chair.
(2)The amounts contained in this column represent the grant date fair value for the RSUs granted in fiscal 2023 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (ASC 718). The grant date fair value for RSUs is calculated based on the closing price of our common stock on the NYSE on the date of grant. As of July 29, 2023, each director held 4,591 unvested RSUs, other than Mr. Mohammad, who held 7,674 unvested RSUs.
(3)As of July 29, 2023, no Directors held options to purchase shares of common stock.
Stock Ownership Guidelines
All non-employee Directors are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee Directors must acquire and hold shares of our common stock valued at five times the annual cash retainer, not including supplemental retainers for Committee leadership. Our stock ownership guidelines require that each new non-employee Director is expected to comply with the policy by the end of the fifth year after he or she becomes a member of the Board and remain in compliance thereafter. Compliance with the guidelines is tested once per year for as long as the Director serves on the Board. Vested and unvested restricted stock and RSUs are also included in ownership, and vested stock options and stock appreciation rights are excluded in calculating compliance. Pursuant to our stock ownership guidelines and Insider Trading Policy, Directors are not allowed to hedge their interests in the stock held. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the five-year accumulation period was reset for our Directors as of August 1, 2020, in accordance with the terms of the guidelines, and they will be required to accumulate shares to reach the required ownership level by the end of that accumulation period. As of July 29, 2023, each of our Directors was in compliance or on track to meet their target ownership within their five-year accumulation period.
Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Pursuant to our Related Party Transaction Policy, the Nominating and Governance Committee reviews all transactions in which the Company or any of its subsidiaries is a participant if a “related party” will have a direct or indirect material interest and the amount involved or expected to be involved in any fiscal year exceeds $120,000. The transaction will not be approved unless, after a consideration of all relevant circumstances, the Nominating and Governance Committee determines that the transaction is in the best interests of the Company. The Nominating and Governance Committee reports any transaction that has been approved to the Audit Committee and the full Board. For purposes of this policy, “related parties” include our Directors, nominees for Director, executive officers, greater than 5% beneficial owners, any of their immediate family members (as defined in the policy, which includes additional family members beyond the SEC’s related person disclosure rules) or any entity in which they have a material interest. Among the factors that must be considered in making the determination of whether the transaction is appropriate are: the nature of the related party’s interest in the transaction; the material terms of the transaction, including whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; the significance of the transaction to the related party and the Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interests of the Company; compliance with applicable law; and any other factors deemed appropriate by the Nominating and Governance Committee. As required under SEC regulations, transactions involving amounts in excess of $120,000 in which we are a participant and as to which a related person has a direct or indirect material interest, if any, would be disclosed in this proxy statement.
Each of our executive officers, Directors and Director nominees is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which (i) any executive officer, Director, Director nominee, beneficial owner or any of their respective immediate family members or affiliates, on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, participates. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC’s related person disclosure rules. Based on such responses, there are no related person transactions to report.

Executive Officers of the Company
Our executive officers are elected on an annual basis and serve at the discretion of our Board. Our executive officers and their ages as of October 25, 2023 are listed below:

Name	Age	Position
J. Alexander (Sandy) Miller Douglas	62	Chief Executive Officer and President
John W. Howard	54	Chief Financial Officer
Danielle Benedict	51	Chief Human Resources Officer
Matthew Echols	51	Chief Corporate Affairs Officer
Erin Horvath	51	Chief Operating Officer
Mahrukh Hussain	51	General Counsel and Corporate Secretary
Louis Martin	53	President, Wholesale
Christopher P. Testa	53	Former President (separated October 13, 2023)
We have included below information concerning the business experience and qualifications of each of our executive officers, except Mr. Douglas whose business experience and qualifications are described above in the section “Proposal 1—Election of Directors.”
John W. Howard was appointed as our Chief Financial Officer in February 2020. Mr. Howard previously served as our Interim Chief Financial Officer from August 2019 to February 2020. Mr. Howard joined us in July 2019 as Senior Vice President, Finance. Prior to that, Mr. Howard served as Interim Chief Financial Officer for Prime Therapeutics from July 2018 to May 2019. From August 2014 to July 2017, Mr. Howard was Vice President, Corporate Finance for Valspar Corporation leading the global accounting, tax, treasury, regional CFOs and corporate financial planning and analysis. Prior to that, Mr. Howard held a number of finance and tax roles at Celanese Corporation and Reichhold, Inc. Mr. Howard began his career as a tax consultant with Arthur Anderson and PricewaterhouseCoopers. Mr. Howard holds a Bachelor of Science and Master of Accounting, Tax, both from University of Virginia.
Danielle Benedict was appointed as our Chief Human Resource Officer in September 2017. Ms. Benedict previously served as our Senior Vice President, Human Resources from May 2016 to September 2017 and as our National Vice President, Human Resources from August 2014 to May 2016 and Director, Compensation & Benefits from April 2013 to August 2014. Prior to joining us, Ms. Benedict was Vice President, Human Resources & Leadership Development at Clean Harbors Environmental Services from 2007 to 2013. She began her career with Dunkin Brands, Inc. in 1999. Since September 2022, Ms. Benedict serves on the board of The Food Project, a non-profit organization.
Matthew Echols has served as our Chief Corporate Affairs Officer since March 2022. Prior to joining us, Mr. Echols served as Global Vice President for Public Affairs, Communications and Sustainability at The Coca-Cola Company. Mr. Echols held several positions during his 24 years at Coca-Cola including Senior Vice President of Public Affairs, Communications and Sustainability for North America from 2015 to 2019, and from 2019-2021 a similar role in Asia Pacific based in Singapore. Before joining Coca-Cola, Mr. Echols worked on Capitol Hill for several members of the U.S. Congress. He holds a master’s degree in marketing communications from Johns Hopkins University’s Carey Business School, where he currently serves on the Dean’s Advisory Board, and a bachelor’s degree from the University of West Georgia.
Erin Horvath was appointed as our Chief Operating Officer in March 2023. Prior to that, she served as our Chief Supply Chain Transformation Officer since October 2022. Prior to joining UNFI, Ms. Horvath spent 17 years at Cencora, Inc. (formerly known as AmerisourceBergen Corporation) (Cencora), a leader in pharmaceutical distribution solutions worldwide, most recently serving as Chief Transformation Officer focused on accelerating the company’s high-growth, high-value subsidiaries, strategic partnerships, and mergers and acquisitions activities. Prior to Cencora, her early career included management consulting at Smart and Associates, Arthur Andersen Business Consulting, as well as foundational experience in distribution and operations at McMaster-Carr Supply Company and the U.S. Department of the Navy as a contract specialist. Ms. Horvath holds a bachelor’s degree in Business Administration from George Washington University and an MBA from Villanova University.
Mahrukh Hussain has served as our General Counsel and Corporate Secretary since May 2022. Prior to joining us, Ms. Hussain served as Senior Vice President, Chief Commercial and Privacy Officer for McDonald’s Corporation since January 2022. During her tenure with McDonald’s, Ms. Hussain held a range of legal positions with increasing responsibility. She served as the Interim Global General Counsel and Corporate Secretary from October 2020 until April 2021. From July 2013 through October 2020, Ms. Hussain served as McDonald’s U.S. General Counsel; from May 2011 through May 2013 she served as the Europe General Counsel; from February 2009 through May 2011 she served as the Central Division General Counsel; and from December 2000 through February 2009 she served as Managing Counsel/Senior Counsel/Counsel U.S. Real

Estate Practice Groups. Prior to working with McDonald’s, she was an Associate at the law firm of Schwartz, Cooper, Greenberger, and Krauss and served one year as a judicial clerk for Justice Rita Garman. Ms. Hussain holds a bachelor’s degree in Political Science from the University of Chicago and a J.D. from the University of Illinois at Urbana-Champaign.
Louis Martin was appointed as our President of Wholesale in March 2023. Prior to that, he served as our Chief Strategy and Transformation Officer since March 2022. Prior to joining us, Mr. Martin served as President of the Global Walmart Customer Team at The Coca-Cola Company since April 2016. Mr. Martin held several positions during his 15 years at Coca-Cola including Senior Vice President of System Evolution for Coca-Cola North America. Prior to working with Coca-Cola, Mr. Martin was with McKinsey & Company and previously with E.D. & F. Man, a British Sugar Trade House. He holds a Bachelor’s degree in English from Princeton University as well as an MBA in Finance and Management from the Stern School of Business at New York University.
Christopher P. Testa served as our President, United Natural Foods, Inc. from August 2018 to October 2023. In March 2020, Mr. Testa assumed additional oversight of supplier services, professional services, our private brands business, and our Canadian business. From August 2016 to August 2018, he served as our President, Atlantic Region. Mr. Testa previously served as President, Woodstock Farms Manufacturing, from September 2012 to August 2016 and President, Blue Marble Brands, from August 2009 until August 2016. Mr. Testa served as Vice President of Marketing for Cadbury Schweppes Americas Beverages from 2002 to 2005 and as CEO of Wild Waters, Inc. from 2005 to 2009.

Executive Compensation
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that form the basis for our executive compensation program and how they were applied to our Named Executive Officers (NEOs) in fiscal 2023, as well as any changes we have made for fiscal 2024. For purposes of this Compensation Discussion and Analysis, the following individuals were our NEOs for fiscal 2023:
•Chief Executive Officer (J. Alexander (Sandy) Miller Douglas);
•Chief Financial Officer (John W. Howard);
•Chief Human Resources Officer (Danielle Benedict);
•President, Wholesale (Louis Martin);
•President (Christopher P. Testa); and
•Former Chief Executive Officer, Cub (Michael C. Stigers)
Our compensation policies and programs are designed to support the achievement of our strategic business plans by motivating, retaining and attracting exceptional talent to develop and execute our key objectives. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced and incentivize the achievement of short- and long-term results, and therefore drive behavior that is aligned with our overall objectives of delivering long-term growth and stockholder value for the Company.
In fiscal 2022, we adopted many changes to our executive compensation policies to reflect best practices and in response to stockholder input. Therefore, no major changes were made for fiscal 2023. We proactively sought the views of our stockholders through our annual stockholder engagement program and responded to stockholder feedback. As further described below, we continue to value and respond to the preferred practices and feedback from our stockholders on executive compensation, including the feedback received through our stockholder engagement program.
Business and Performance Highlights
UNFI is a leading distributor of grocery and non-food products and support services provider to retailers in the United States and Canada. We believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. We are a coast-to-coast distributor with customers in all 50 states as well as all ten provinces in Canada, making us a desirable partner for retailers and consumer product manufacturers. We believe our total product assortment and service offerings are unmatched by our wholesale competitors. We plan to continue to pursue new business opportunities with independent retailers that operate diverse formats, regional and national chains, as well as international customers with wide-ranging needs.
Fiscal 2023 was a challenging year as UNFI dealt with declining inflation that impacted the entire food industry. While we grew sales across all of our customer channels, profitability declined primarily due to lower levels of procurement gains resulting from decelerating inflation, higher shrink expense and customer mix. We introduced a four-part transformation agenda intended to lower our cost structure, simplify our business model and develop new capabilities to help our customers succeed and further separate the Company from its peers. We added several new leaders and realigned certain responsibilities to streamline decision making and reduce layers. We also continue to focus on being good stewards of the planet and issued our 12th Better for All report highlighting our environmental and social accomplishments for fiscal 2022.

Key Business Highlights from Fiscal 2023

•Net sales of approximately $30.3 billion; up $1.3 billion or 4.6% growth from the prior year.
•Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) of $640 million; down $189 million from the prior year. (See Annex B for reconciliation of adjusted EBITDA to the most comparable GAAP metric).
~~•~~Continued prioritization of debt reduction, ending fiscal 2023 with under $2 billion of net debt; over $1.4 billion of debt paid down since the acquisition of SUPERVALU INC. (Supervalu) in Q1 of fiscal 2019.
•Added new senior leadership roles and realigned others to streamline decision making and expand spans of control to support execution of our long-term transformation agenda; average tenure of active executive officers is 3.2 years.
•Launched the UNFI Climate Action Partnership to encourage our suppliers to adopt credible climate goals.

Key Compensation Highlights from Fiscal 2023
Below are specific pay highlights that are explained in more detail throughout the Compensation Discussion and Analysis.

•Over 97% support from our stockholders for our Say-on-Pay vote in January 2023.
•No design changes to the short- and long-term incentive plans in fiscal 2023, consistent with positive feedback received from our stockholder engagement sessions.
•Reinforced pay for performance philosophy and an emphasis on profitable growth, with no short-term incentive payouts for fiscal 2023 as a result of our “gateway” funding metric (adjusted EBITDA) not meeting threshold performance, despite sales metrics being in payout range.
•Expanded peer group, resulting in a robust sample of 18 companies that the Compensation Committee believes will add more statistical reliability and reduce volatility year-to-year when benchmarking executive pay.
•Pay mix continues to be weighted heavily in at-risk pay (86% CEO and 75% NEOs).
•Fiscal 2021-2023 performance share units paid out at 54%; only one of three metrics had achieved payout against robust targets and the relative TSR modifier resulted in a 10% payout reduction.
•No pay increases for executives (merit, bonus or long-term incentive) for fiscal 2024, other than due to promotion.
•No discretionary adjustments to recently departed executives; payouts based on terms of agreements.

Say-on-Pay Vote, Investor Engagement and Responsive Action
Our annual Say-on-Pay vote is one opportunity to understand stockholder perspectives regarding our executive compensation program. At our annual meeting of stockholders in January 2023, we submitted a proposal to our stockholders to approve, on an advisory basis, our executive compensation for our NEOs, and 97.7% of our stockholders voted for that proposal, as compared to 92.6% in January 2022, which we believe reflects our responsiveness in recent years to the feedback we heard through engagement.
In fiscal 2023, we conducted our sixth annual stockholder outreach program, and we offered engagement to holders of 70% of our outstanding common stock and met with investors holding approximately 42% of our outstanding common stock over the summer of 2023. In addition to discussing our Say-on-Pay results and our executive compensation program generally, we shared relevant information and solicited feedback from our stockholders on our corporate governance practices, including our near-term business priorities, oversight of our transformation strategy under our Board and updated leadership team and our robust Better for All campaign. See “Corporate Governance—Stockholder Engagement” for discussions of governance actions we took in response to these conversations.
In response to stockholder feedback, we made several changes to our executive compensation programs in recent years. Overall, the investors we met with during fiscal 2023 viewed the changes to our compensation and governance programs and practices positively, which is reflected in our 97.7% favorable Say-on-Pay vote results at our last annual meeting. We believe this result was driven by our demonstrated responsiveness to stockholder feedback on our program and practices, which includes the following changes:

WHAT WE HEARD		WHAT WE DID
Preference for performance-based, at-risk compensation	→
Beginning in fiscal 2022, equity grants are more heavily weighted to performance at 60% performance-based restricted stock units (PSUs) and 40% time-based restricted stock units (RSUs) (compared to 50%/50% in prior years).

Add second metric to short-term incentive (STI) plan aligned to strategic priorities	→	Added Net Sales metric to the STI plan, which, balanced with the existing adjusted EBITDA metric, aligns with our strategy to grow sales profitably and maintain a robust and diverse customer base, which supports our growth with suppliers.

Continue to align long-term incentive (LTI) plan metrics with strategic priorities	→
Removed the Leverage metric in fiscal 2022 given significant progress on this metric in recent years and long-term nature of the target, reweighted adjusted EPS growth and adjusted return on invested capital (ROIC) metrics.

Consideration of the dilutive impact of equity awards	→	We are mindful of the effect of our comparatively low number of outstanding shares on the dilutive impact of our equity awards.
→
We have maintained disciplined grant practices reflective of market practices, resulting in decreasing dilution year-over-year. See “Executive Compensation Tables—Securities Authorized for Issuance under our Equity Compensation Plans” for more information.

	→	In September 2022, our Board approved a share buyback program which provides an opportunity to help offset dilution; 1.9 million shares repurchased in fiscal 2023.

Disfavor special severance arrangements with departing executive officers	→
We have entered into severance agreements with limited terms (three years) and other policies and programs that specify the benefits payable to executive officers upon a separation of employment, which have been fully disclosed to our stockholders. No discretionary payments to recently departing officers.

→
No employment agreement with our CEO, whose terms and conditions of employment generally align with those in place for our other executive officers and plan participants, except as specifically disclosed with respect to retirement years of service and multiples for severance and change in control payments.

	→	No employment agreements with any of our NEOs.
Other Actions Responsive to Stockholder Feedback in Recent Years
We regularly review our compensation program to align with best practices and to confirm that our program supports our pay for performance philosophy. We have a history of listening and responding to feedback from our stockholders, and we intend to continue our stockholder outreach activities to understand investor perspectives and incorporate that direct input into our program. Below are some of the other enhancements to our compensation program we have implemented in recent years in response to perspectives shared with us by our stockholders:

•Strengthened our recoupment policy to permit the Board to require forfeiture of time- and performance-based incentive compensation (cash and equity) in the event of certain misconduct causing reputational harm, and to provide for reporting of any required recoupment or forfeiture thereunder in certain circumstances;

•Tied all payouts under the STI plan to pre-established financial goals that are aligned with strategic initiatives – for fiscal 2023, applicable metrics were adjusted EBITDA and Net Sales to support a balanced approach of growing both top and bottom line results;

•Revised STI payout levels at threshold and maximum to 50% and 150%, respectively (previously 200% maximum), for annual cash incentive plan to limit cash compensation costs;

•Aligned LTI awards to market by extending to a three-year cliff-vesting for PSUs, and a three-year ratable annual vesting for time-based RSUs;
•Implemented a new stock plan in 2020 that includes the addition of robust restrictive covenants, payment of dividends only upon vesting, one-year minimum vesting period and better defined death, disability and retirement treatment to create a uniform approach for equity participants;

•Aligned pay programs competitively, both internally and externally with the market;
•Incorporated use of tally sheets (showing all forms of compensation for each officer) and measurements of internal pay equity;
•Aligned metrics in the LTI program to key strategic priorities; for grants in fiscal 2023, that included adjusted EPS growth and adjusted ROIC, which we believe are important drivers of the Company’s long-term success;

•Removed duplicative performance metric from STI and LTI plans;
•Enhanced disclosures of compensation program and pay for performance objectives, including the “why” for each component of compensation;
•Reduced payment multiples in change in control and severance agreements, limited the number of executives covered and limited agreements to established terms; and
•Amended equity award agreements for all participants, including executives, to provide for the continuous vesting of awards in retirement, to keep executives focused on long-term performance through their retirement date and limit the need for discretion.

Executive Compensation Program Philosophy

Our executive compensation program is designed to:	✓	Attract and retain individuals with the skills to develop and execute our strategy and advance the culture necessary for us to achieve long-term growth;
	✓	Maintain a strong pay for performance work environment;
	✓	Motivate our executives and align their interests with those of our stockholders by delivering more at-risk pay for senior executives;
	✓	Reward our executives fairly over time for performance that enhances stockholder value;
	✓	Emphasize consistent and sustainable top- and bottom-line growth; and
	✓	Avoid incentives encouraging excessive risk taking.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate performance metrics established by the Compensation Committee designed to incentivize actions to execute and achieve the objectives of our long-term strategy.
The program measures achievement of corporate financial goals. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. By aligning all executives to corporate financial goals, we encourage a shared focus and collaborative work toward strong, long-term operating performance. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance. Our compensation programs provide assurances of stability and a focus on the long term, upon a solid foundation that requires personal accountability, integrity and compliance.
Executive Compensation Program Highlights
Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and incorporates the following best practices:

WHAT WE DO
✓	Our NEO pay is aligned with financial performance, with variable, performance-based pay constituting 71% - 86% of NEO compensation at target in fiscal 2023.
✓	We grant incentive compensation based on rigorous performance conditions and peer group comparisons.
✓	Performance-based incentive awards are tied 100% to pre-established financial metrics; any adjustments to performance targets and conditions impacting payouts are considered by the Compensation Committee in accordance with pre-established guidelines.
✓	Our Compensation Committee engages an independent compensation consultant to advise on our compensation program.
✓	Our change in control severance benefits are double-trigger and provide for market multiples of 2 to 2.5 (CEO only) and cover only executive officers and small groups of officers under pre-existing agreements.
✓	Severance agreements for executives other than CEO are limited to 1x multiple of base and bonus and to three-year terms and cover only executive officers and a small group of officers under pre-existing agreements in exchange for non-compete and no solicitation covenants.

WHAT WE DO
✓	In addition to the NYSE-mandated executive clawback policy, we have a policy for recoupment of performance-based compensation applicable to our NEOs and other senior officers, which we recently enhanced to permit the Board to require forfeiture of both performance-based and time-based incentive compensation in the event of misconduct causing reputational harm.
✓	We have robust stock ownership guidelines for NEOs and certain other officers.
✓	Equity awards continue to vest through qualifying retirement, with proration of awards granted in year of retirement to match service period.
✓	We require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and all equity and bonus participants, unless prohibited by law.

WHAT WE DON’T DO
✗	No employment agreements with any executive officers (including CEO).
✗	No uncapped incentive opportunities.
✗	No change in control agreements are expected to be extended beyond key executive officers and the existing group.
✗	No severance agreements are expected to be extended beyond existing group and are time-bound.
✗	No tax gross-ups of severance or change in control payments.
✗	No hedging or short sales of our stock and no pledging by certain employees, including executive officers.
✗	No excessive perquisites.
✗	No supplemental retirement benefits.
✗	No guaranteed bonuses.
✗	No incentives that motivate excessive risk-taking.
How We Make Decisions Regarding Executive Pay
The Compensation Committee, Management and the Compensation Committee’s independent compensation consultant, FW Cook, each play a role in designing our executive compensation program and determining performance levels and associated payouts. We also look at market data and take into consideration stockholder views about executive compensation expressed in our stockholder engagement process, as described above.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the performance thresholds and the financial and strategic performance metrics applicable to executive officers under our annual cash incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2023—Performance-Based Annual Cash Incentive Compensation” and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2023—Long-Term Equity-Based Incentive Program”. The Compensation Committee is responsible for approving our employment policies and agreements impacting executive officers. The Compensation Committee also evaluates actual performance against the established goals and determines appropriate levels of compensation for our executive officers. The Compensation Committee makes all decisions with respect to, and approves, compensation for our executive officers, including base salary, annual cash incentive, long-term equity incentive and benefits, except that the compensation of our CEO is further reviewed and approved by the independent members of our Board.
As part of the compensation approval process for our executive officers, the Compensation Committee considers the views and recommendations of Management, particularly our CEO. For our CEO, we have established an annual performance evaluation process, which includes a self-assessment by the CEO and a formal performance assessment by the full Board consisting of both quantitative and qualitative assessments, which is reviewed by the Nominating and Governance Committee, and considered by the Compensation Committee and the Board in setting the CEO’s annual compensation. In setting the nature, type and level of compensation for all of our executive officers, the Compensation Committee considers the recommendation of its independent compensation consultant as described in greater detail below.
Role of Management
Our CEO and CHRO provide the Compensation Committee with an assessment of our corporate performance, market pay practices and the performance of our executive officers and make recommendations for the compensation of our other executive officers based on this assessment, including recommendations for pay mix and the nature of performance metrics that best support our business objectives. Additionally, our CEO, CHRO and CFO discuss with the Compensation Committee Management’s internal projections with respect to a variety of performance metrics and operational goals for future fiscal years on which performance-based compensation will be based. The General Counsel and Corporate Secretary advises on the foregoing matters and provides guidance on governance principles and practices, investor perspectives and regulatory trends and analyses in the context of executive compensation determinations.
No executive officer makes any decision on any element of his or her own compensation, and our CEO does not participate in deliberations regarding his compensation, which is recommended by the Compensation Committee to the full Board and considered and determined by the independent members of the Board in conjunction with the CEO’s performance evaluation in executive session.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained FW Cook to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including input on our executive compensation program for fiscal 2023. FW Cook provided guidance related to our incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures and summarized and provided perspectives on market developments related to executive compensation, including regulatory requirements and related disclosures. FW Cook only provides services to the Compensation Committee. It does not provide any services to Management. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules, as described below, and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.
As mentioned above, the Compensation Committee analyzed whether the work of FW Cook as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) FW Cook does not provide any other services to the Company; (ii) the amount of fees the Company paid to FW Cook represents less than 1% of FW Cook’s total revenues; (iii) FW Cook maintains policies and procedures designed to prevent conflicts of interest; (iv) FW Cook does not have any business or personal relationship with any executive officer of the Company; (v) neither FW Cook nor any member of its consulting team for UNFI directly owns any stock of the Company; and (vi) FW Cook’s consulting team for UNFI does not have any known business or personal relationship with any member of the Compensation Committee. The Compensation Committee determined, based on its analysis of the above factors, that the work of FW Cook and the individual compensation advisors employed by FW Cook as compensation consultant to the Compensation Committee does not create any conflict of interest. The Compensation Committee will continue to monitor the independence of its compensation consultant on an annual basis. The Compensation Committee also annually evaluates the independence, performance, scope of work and fees, and other key elements of this relationship under a pre-approval policy pursuant to which fees are ultimately approved. In the future, the Compensation Committee may retain other similar consultants.
Compensation Risk Assessment
Our Compensation Committee charter requires the Compensation Committee to assess, on an annual basis, whether the Company’s compensation policies and practices encourage the Company’s executive officers or other key employees to take unnecessary and excessive risks that could threaten the value of the Company. The Compensation Committee believes that our compensation policies do not encourage the taking of unnecessary and excessive risks. Our compensation and governance practices are designed to align the interests of our executive officers with the interests of stockholders and the achievement of the Company’s strategic objectives. For example:
•A substantial portion of our executive officers’ compensation is “at-risk,” including compensation paid in the form of common stock;
•Total executive officer compensation is substantially weighted to long-term equity, 60% of which is performance-based and tied to long-term, strategic performance targets;
•The short-term bonus program has established multiple performance metrics (adjusted EBITDA and Net Sales for fiscal 2023), which reduces risk and supports our long-term strategy with a focus on bottom- and top-line growth;
•We set a maximum level of compensation; there is no uncapped compensation for our executive officers in any element of executive compensation;
•Our executive officers are required to maintain certain levels of stock ownership, which are tested each year based on the then-current price of our common stock;
•Our executive officers are prohibited from hedging and pledging shares of Company common stock;
•The Compensation Committee periodically reviews and oversees key DEI initiatives and Human Resources policies and practices, including those related to overall business performance and the relationship of such performance to executive officer compensation, including as relating to recruiting, learning and talent development programs; and
•All performance-based compensation is subject to our robust recoupment policy, in addition to our NYSE-mandated executive clawback policy. In the event of a restatement of the Company’s financial statements or a material inaccuracy in the performance metrics used to measure performance-based compensation, such performance-based compensation is subject to recoupment. Additionally, both time-based and performance-based incentive compensation may be forfeited in the case of misconduct in violation of law or Company policy, including through failure of an executive officer’s oversight responsibilities, that results in material financial or reputational harm to the Company.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee periodically, generally once annually in September, reviews all elements of total compensation for our executive officers compared to those in similar positions with substantially similar responsibilities at “peer” organizations, i.e., those organizations with similar characteristics to our Company generally (Comparator Group). Due to the nature of our business, there are ongoing challenges in developing an appropriate mix of companies to include in our Comparator Group, including that few of our direct peers are publicly traded, the complex nature of our business, in particular as it relates to our margin profile, and the structure of our Management team and their responsibilities. In developing our Comparator Group, we include companies in the same or similar industries, companies with comparable revenues, firms with similar business models and companies from which we would consider recruiting talent.
For fiscal 2023, FW Cook reviewed our peer group and recommended changes to increase the number of total peers, including retailers and other companies outside of the distribution industry, acknowledging that UNFI’s labor market for executive talent is not limited only to distribution companies. Prior to reaching this conclusion, additional companies were reviewed by FW Cook and were screened based on the following criteria:
•Size and scale of operations (e.g., revenues, market cap, EBITDA margin);
•Companies in wholesale/distribution industry;
•Various business characteristics (e.g., US securities exchange listings, high volume/low margin); and
•Other characteristics (e.g., M&A activity, proxy advisory peers, peers of peers, reverse peers).
The following changes were made to the peer group, resulting in a robust sample of 18 companies that the Committee believes will add more statistical reliability and reduce volatility year-to-year:
•Removed Core Mark following its acquisition by Performance Food Group in September 2021; and
•Added: BJs Wholesale Club Holding, Inc., Insight Enterprises, Inc., Owens & Minor, Inc., Rite Aid Corp., The Andersons, Inc. and Wesco International, Inc.
In setting compensation for our NEOs for fiscal 2023, the Compensation Committee also considered Willis Towers Watson Retail/Wholesale survey data for companies in the retail/wholesale distribution sector with revenues comparable to ours, in addition to the companies in the table below, the Comparator Group. The Compensation Committee believes this group of companies, together with consideration of the industry survey data referenced above, provides a meaningful perspective of current pay practices and levels, as well as overall compensation trends.

Food- and Distribution-Related Companies of Comparable Size

Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
Arrow Electronics	Technology Distributors	35,840	8,060
Avnet	Technology Distributors	26,355	4,437
BJ’s Wholesale Club	Consumer Staples Merchandise Retail	19,542	8,976
C.H. Robinson Worldwide	Air Freight and Logistics	22,492	11,419
CDW	Technology Distributors	22,383	25,250
Genuine Parts	Distributors	22,879	22,016
Henry Schein	Health Care Distributors	12,528	10,326
Insight Enterprises	Technology Distributors	9,711	4,869
Owens & Minor	Health Care Distributors	10,071	1,466
Performance Food Group	Food Distributors	52,980	9,437
Pilgrim's Pride	Packaged Foods and Meats	17,070	5,837
Rite Aid	Drug Retail	23,730	94
SpartanNash	Food Distributors	9,787	772
Sysco	Food Distributors	75,554	38,469
TD SYNNEX	Technology Distributors	60,792	9,242

Food- and Distribution-Related Companies of Comparable Size

Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
The Andersons	Food Distributors	17,229	1,666
US Foods	Food Distributors	34,801	10,678
WESCO International	Trading Companies and Distributors	22,010	9,245
Summary Statistics (n=18)
75th Percentile		32,689	10,590
Median		22,438	9,109
25th Percentile		17,110	4,545

United Natural Foods, Inc.	Food Distributors	30,272	1,239
Percentile Rank		73P	10P
Source: S&P Capital IQ. Peer Total Revenue = trailing 12 months; Market Value as of August 1, 2023.
Market data is only one factor that the Compensation Committee considers when making determinations regarding executive compensation. Other factors considered include individual performance, internal pay equity, scope of responsibilities, tenure, criticality of the position and executive retention concerns and the need to recruit new officers. The Compensation Committee does not target a specific positioning versus the market for each role and takes into account all the above factors in determining the competitiveness of our compensation.
Components of Our Executive Compensation Program for Fiscal 2023
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2023 and how each component supports our compensation philosophy are set forth in the table below.

Component		How It Supports Our Compensation Philosophy

Base Salary	→	Provides a competitive level of compensation to attract and retain top talent.
Performance-based annual cash incentive	→	At-risk, variable pay to motivate our executives to achieve short-term (annual) business objectives within appropriate risk parameters.
Long-term equity awards in the form of time-based vesting RSUs and performance-based vesting restricted stock units, or PSUs	→	At-risk, variable pay that motivates our executives to focus on multi-year operational performance and increasing stockholder value; also a long-term retention tool.
Other compensation and benefits, including minimal perquisites and participation in benefit plans generally available to all our employees, such as the 401(k) Plan	→	Assist in attracting and retaining top talent by providing competitive benefits with minimal perquisites.
Pay Mix
When setting or recommending target total compensation for fiscal 2023 for the NEOs, the Compensation Committee determined that total target compensation should be weighted toward variable, at-risk pay, and a significant percentage should consist of equity-based compensation. We believe this approach appropriately aligns executive compensation with financial results and provides a balance between managing risk and incentivizing our Management team to create short- and long-term stockholder value by achieving pre-established financial performance objectives directly tied to achievement of our strategic priorities. The Compensation Committee determined that a separate pay structure for our CEO is necessary to deliver competitive pay while even more heavily weighting at-risk incentives within the design. The charts below illustrate the mix of pay elements for fiscal 2023 at target for our CEO (86% at-risk pay) and the average for our other NEOs, excluding Mr. Stigers, who was not serving as an executive officer at the end of fiscal 2023 (75% at-risk pay).

Base Salary
As described above, for fiscal 2023, the Compensation Committee considered data from the Willis Towers Watson Retail/Wholesale survey as well as proxy statement data from the Comparator Group. Base salaries were generally targeted at the median of these data sources taking into account other factors mentioned above. Mr. Douglas’s salary was set in fiscal 2022 upon his hiring and was aligned with market midpoint for the Comparator Group. There was no increase to Mr. Douglas’s base salary in fiscal 2023. There was no increase to Mr. Testa’s base salary in fiscal 2023 given his pay adjustments the prior two years and his new role in Services. For Messrs. Howard and Stigers and Ms. Benedict, the competitive market assessment determined that their base salaries were below market for an executive performing comparable duties, and their salary increases reflect our attempt to close this gap with merit increases while also recognizing their performance during the year. Mr. Martin received a 6% merit increase early in fiscal 2023, followed by a promotional increase for the President, Wholesale role, in recognition of his increased responsibilities which include sales/customers, merchandising, national accounts and revenue growth management.
Set forth below are the fiscal 2022 and fiscal 2023 base salaries for the NEOs and the percentage change between periods.

Named Executive Officer	Fiscal 2022 Base Salary(1)	Fiscal 2023 Base Salary (2)	Percentage Change
Sandy Douglas	$1,050,000	$1,050,000	—%
John W. Howard	$675,000	$722,250	7%
Danielle Benedict	$503,500	$538,745	7%
Louis Martin(3)	$500,000	$600,000	20%
Christopher P. Testa	$810,000	$810,000	—%
Michael C. Stigers	$575,000	$598,000	4%
(1)Reflects annual rate at the end of fiscal 2022.
(2)Reflects changes made by the Compensation Committee during its annual review, effective October 30, 2022.
(3)Includes both his 6% merit increase and his promotion to President, Wholesale in March 2023.
Performance-Based Compensation Metrics
The Compensation Committee is responsible for setting the minimum, target and maximum or “stretch” performance levels (objectives that must be achieved) and related payout levels from $0 to maximum payout for our performance-based compensation discussed below. Receipt of this compensation is contingent upon satisfaction of corporate-wide metrics established by the Compensation Committee at the beginning of the performance period.
The Compensation Committee retains the ability to adjust targets in certain circumstances, including in the event that unbudgeted or unforeseen events would impact a metric, such that it is not reflective of actual underlying operating performance that it was designed to assess. In making any such adjustment, consistent with established guidelines that allow for consistency in consideration from year to year, the Compensation Committee reviews, among other things, the original target and the budget upon which the target was based, whether the events giving rise to a potential adjustment had occurred or were contemplated at the time the performance targets were established, whether these factors were related to our core operating performance and the impact of any change in accounting or financial policy or methodology. After consideration of these factors, the Compensation Committee may determine to make adjustments to metrics or payouts where, absent such adjustment, the payout would not, in the Compensation Committee’s determination, be reflective of the level of operating performance driven by the executive officers. There were no discretionary adjustments made to payouts in fiscal 2023.

Performance-Based Annual Cash Incentive Compensation
Performance Metrics. The fiscal 2023 annual cash incentive compensation design remained unchanged from the prior year. The Compensation Committee selected adjusted EBITDA, a key metric tied to our long-term business performance, as well as Net Sales, to drive top-line growth in support of our long-term strategy. We believe using adjusted EBITDA and Net Sales as performance metrics focuses our executive officers on profitable growth in core operational performance and rewards all officers for achievement of this important driver of overall financial performance while also growing market share through scale and customer satisfaction. Our Net Sales metric is also important as it reflects a strong and diverse customer base, which is attractive to suppliers when they are deciding on distribution partners. However, to further emphasize profitability, adjusted EBITDA must meet minimum threshold performance before any payouts with respect to any other metric can occur. For information on how we calculate adjusted EBITDA, a non-GAAP metric, and a reconciliation of adjusted EBITDA to net income, see Annex B.
Performance-Based Annual Cash Incentive Targets (Potential Payouts). For our NEOs, the annual cash award targets, or potential payouts, for fiscal 2023 at threshold, target and stretch Company-wide performance levels were set as percentages of base salary earned, and prorated if applicable to changes in base salary over the fiscal year, as follows:

	Applicable Targets as % of Fiscal 2023 Salary
Named Executive Officer	Threshold (50% Achievement)	Target (100% Achievement)	Stretch (150% Achievement)
Sandy Douglas	75.0%	150.0%	225.0%
John W. Howard	50.0%	100.0%	150.0%
Danielle Benedict	42.5%	85.0%	127.5%
Louis Martin(1)	45.5%	91.0%	136.5%
Christopher P. Testa	50.0%	100.0%	150.0%
Michael C. Stigers(2)	41.0%	82.1%	123.1%
(1)Mr. Martin’s bonus target was increased from 85% to 100% in March of 2023 with his promotion to President, Wholesale; his target opportunity is prorated for time in both roles during the fiscal year.
(2)Mr. Stigers bonus target increased from 75% to 85% to better align both internally and externally and is prorated accordingly.
For example, if the Company achieved its performance at the threshold level, Mr. Douglas’ cash incentive would be an amount equal to 75% of his base salary; at target level, he would receive a cash incentive in an amount equal to 150% of his base salary; and at the stretch level he would receive an award equal to 225% of his base salary. The actual payout depends, however, on whether the Company met the threshold performance level for adjusted EBITDA. If performance were below the threshold level, there would be no payout.
Performance Target. In setting the performance targets for fiscal 2023, the Compensation Committee reviewed historical levels of performance, expected initiatives in connection with ongoing transformation and productivity initiatives, a desire to support our growth and long-term operating results, the competitive environment and ongoing uncertainty in the macro-environment. In establishing the intended degree of difficulty of the payout level for adjusted EBITDA, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the initial targets related to “threshold” performance were achievable in light of budgeted expectations, but the payouts for “target” performance and “stretch” performance each required significant improvement over the prior year’s comparable performance, after taking into account the factors noted above.
Determination of Performance-Based Annual Cash Incentive Plan Payouts. Annual cash incentive plan goals for NEOs for fiscal 2023 were set by the Compensation Committee at the following amounts for Messrs. Douglas, Howard, Martin and Testa and Ms. Benedict:

Performance Metric (in millions)	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA	75%	$762.4	$896.9	$1,031.4	50%	100%	150%
Net Sales	25%	$29,105	$30,317	$31,530	50%	100%	150%
For Mr. Stigers, his annual cash incentive included total Company adjusted EBITDA and Net Sales plus Retail Adjusted EBITDA and Retail Net Sales to drive performance in his specific business unit metrics:

Performance Metric (in millions)	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA	50%	$762.4	$896.9	$1,031.4	50%	100%	150%
Net Sales	15%	$29,105	$30,317	$31,530	50%	100%	150%
Retail Adjusted EBITDA	25%	$103.6	$121.9	$140.2	50%	100%	150%
Retail Net Sales	10%	$2,427.3	$2,528.5	$2,629.6	50%	100%	150%
In September 2023, the Compensation Committee reviewed with Management our financial results for fiscal 2023. The Compensation Committee determined the level of achievement against each of the metrics as set forth below. Although our Net Sales metric was in payout range, adjusted EBITDA was below threshold performance, which is the gateway metric that must be met for any bonus payout, and as a result, the bonus payout is zero (0%).
For Messrs. Douglas, Howard, Martin and Testa and Ms. Benedict, final payouts were based on the following metrics:

Performance Metric (in millions)	Weight	Target	Actual		Performance as a Percentage of Target		Weighted Payout
Adjusted EBITDA	75%	$896.9	$639.5	(1)	71.3%		—%
Net Sales	25%	$30,317	$30,272		99.8%	(2)	—%
(1)See Annex B for a reconciliation to the most comparable GAAP metric.
(2)Although Net Sales was above threshold, no bonus payout if adjusted EBITDA threshold is not achieved.
Similarly for Mr. Stigers, the Net Sales metrics were in payout range, but because total Company adjusted EBITDA was below threshold, his final bonus payout is also zero (0%) and is based on the following metrics:

Performance Metric (in millions)	Weight	Target	Actual		Performance as a Percentage of Target	Weighted Payout
Adjusted EBITDA	50%	$896.9	$639.5	(1)	71.3%	—%
Net Sales	15%	$30,317	$30,272	(2)	99.8%	—%
Retail Adjusted EBITDA	25%	$121.9	$69.6		57.1%	—%
Retail Net Sales	10%	$2,528	$2,480	(2)	98.1%	—%
(1)See Annex B for a reconciliation to the most comparable GAAP metric.
(2)Although Net Sales was above threshold, no bonus payout if adjusted EBITDA threshold is not achieved.
The Company did not meet the adjusted EBITDA threshold performance level for fiscal 2023, which resulted in no annual performance-based cash incentive payout for each of the NEOs. The payout amounts reflect performance in fiscal 2023 that missed the established performance objectives, demonstrating the effectiveness of our pay for performance philosophy in aligning our incentive plans with the interests of our stockholders.

	Performance-Based Annual Incentive
Named Executive Officer	Target	Actual
Sandy Douglas	$1,575,000	$—
John W. Howard	$710,438	$—
Danielle Benedict	$450,444	$—
Louis Martin(1)	$498,750	$—
Christopher P. Testa	$810,000	$—
Michael C. Stigers(2)	$406,928	$—
(1)Mr. Martin’s target was prorated for his time, target opportunity and pay changes during his role as Chief Strategy and Transformation Officer and his promotion to President, Wholesale during fiscal 2023.
(2)Mr. Stigers’s target was prorated for his increased bonus opportunity from 75% to 85% and his departure in May 2023.

Long-Term Equity-Based Incentive Program
2023 Grant of Time- and Performance-Based Vesting Restricted Stock Units. Our long-term, equity-based incentive program in fiscal 2023 for our NEOs remained unchanged from fiscal 2022 and consisted of RSUs and PSUs. Approximately 40% of the aggregate grant date fair value of these units awarded to NEOs represented RSUs that vest ratably over three years and 60% were PSUs that may cliff-vest at the end of a three-year performance period, subject to meeting predetermined financial targets, and have a maximum payout opportunity of 200% before the potential 10% relative TSR modifier, explained below.
The Compensation Committee believes a mix of time- and performance-based vesting restricted stock units provides our NEOs with an incentive to improve our stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in our long-term success.
In fiscal 2023, the Compensation Committee determined the target grant date fair value of equity awards for our compensation program was to be a fixed value that will be benchmarked annually and used as a lever to align our executives’ overall target direct compensation and/or reward executives for outstanding performance. For our NEOs, the fiscal 2023 grant values were:

Named Executive Officer	Target Annual LTI $
Sandy Douglas(1)	$5,000,000
John W. Howard(2)	$1,800,000
Danielle Benedict	$850,000
Louis Martin	$1,000,000
Christopher P. Testa	$1,800,000
Michael C. Stigers	$1,000,000
(1)Mr. Douglas’s LTI was increased $1,100,000 annually (from $3,900,000) in recognition of his strong leadership and continued focus on expanding and strengthening the executive team to drive results, in addition to maintaining comparable total compensation that is aligned with market practices.
(2)Mr. Howard’s LTI was increased $300,000 annually (from $1,500,000) in recognition of his accomplishments regarding debt reduction, capital structure foundation and revolving credit facility refinancing.
These grants were made in October 2022 following approval by the Compensation Committee.
Performance Metrics for Performance Units. PSUs granted in fiscal 2023 (October 2022) are subject to two metrics that the Compensation Committee believes are critical to our long-term strategy. The performance criteria and weighting of these PSUs are as follows: fiscal 2023-2025 adjusted EPS growth, weighted at 75%, and fiscal 2025 adjusted ROIC, weighted at 25%, each as described below.
Adjusted EPS Growth. At the end of three years, adjusted EPS growth is based on the average achievement against the three-year performance goals and metrics. Adjusted EPS growth rate targets are set at the time of grant for each three-year cycle as a targeted rate of growth applied to the prior-year actual adjusted EPS. This design is intended to keep Management engaged throughout the three-year cycle even if there is under-performance in one year or, conversely, if the maximum growth is achieved in one year, Management must still meet predetermined growth rate goals in subsequent years. For example, if our executives were to significantly outperform relative to the year-one adjusted EPS growth target, they must still achieve the predetermined growth rate targets in the second and third years to attain an above-target payout because the contribution of the first year to total payout is effectively capped. If our target were a cumulative three-year growth target, maximum payout could be achieved with one year of significant outperformance. The Compensation Committee believes that including an adjusted EPS metric aligns our executives’ interests with both our strategic objectives and long-term stockholder interests.
Fiscal 2025 Adjusted ROIC. The Compensation Committee believes this metric, which is set at the grant date, drives long-term value by emphasizing prudent investments and effective capital management over the full three-year performance period. Please see Annex B for a definition of this metric.
In addition to the performance criteria tied to the two financial metrics described above, the Compensation Committee approved a feature of the grants pursuant to which the number of units that will vest will be adjusted upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index (Relative TSR) over the three-year performance period ending on the close of fiscal 2025. The number of units that would vest is adjusted up or down proportionately by 10% based on the number of basis points difference between our performance and the performance of the S&P Mid Cap 400 index.

The Compensation Committee believes this design focuses our Management team on improving core operational performance and long-term value creation. Targets were based on long-term projections for all three fiscal years, taking into account investments in growth opportunities and ongoing uncertainty in the macro-environment. The applicable NEOs are eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant measurement period. Each metric must meet a minimum threshold level of performance for any payout to occur with respect to that metric (shown below). The table below does not include the actual forward targets. We generally do not disclose forward-looking goals for our LTI plan because we do not consistently provide long-range guidance on all metrics as it is competitively sensitive information. We disclose performance goals for our incentive programs in full after completion of the performance period.

Performance Metric	Weight	Threshold	Target	Stretch	Threshold Payout(1)	Target Payout(1)	Stretch Payout(1)
Fiscal 2023-2025 Adjusted EPS Growth	75%	70%	100%	130%	50%	100%	200%
Fiscal 2025 Adjusted ROIC	25%	90%	100%	110%	50%	100%	200%
(1)Aggregate payout subject to +/-10% adjustment based on Relative TSR performance.
Prior Long-Term Equity-Based Incentive Program, Results and Payouts
Fiscal 2021-2023. The PSUs granted in fiscal 2021 (October 2020) had three weighted metrics: fiscal 2021-2023 adjusted EPS growth (60%), fiscal 2023 adjusted ROIC (20%), and fiscal 2023 Leverage, or Net Debt/adjusted EBITDA (20%). The applicable NEOs were eligible to earn between 50% and 150% of their targeted award, depending on our performance during the relevant measurement period across the threshold, target and maximum levels below. Adjusted EBITDA, adjusted ROIC and Leverage are non-GAAP metrics. A reconciliation to the nearest GAAP metrics is provided in Annex B.

Performance Metric	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Fiscal 2021-2023 Adjusted EPS Growth	60%	7% 7% 7%	F21 10% F22 10% F23 10%	13% 13% 13%	50%	100%	150%
Fiscal 2023 Adjusted ROIC	20%	9.11%	10.13%	11.14%	50%	100%	150%
Fiscal 2023 Leverage (Net Debt/adjusted EBITDA)	20%	2.89x	2.63x	2.36x	50%	100%	150%
In addition to the performance criteria tied to adjusted EPS growth, adjusted ROIC and Leverage, the grants included a provision for adjustment of the number of units that would vest upward or downward by up to 10% depending on the Relative TSR over the three-year performance period. The number of units that will vest is adjusted up or down proportionally by up to 10% based on the number of basis points difference between our performance and the performance of the S&P Mid Cap 400 Index.
In September 2023, the Compensation Committee reviewed performance against the three-year performance period ending in fiscal 2023 with the following results, performance to target and final weighted payout of 60%, before the Relative TSR modifier.

Performance Metric	Weight	Target	Actual	Performance as a Percentage of Target	Weighted Payout
Fiscal 2021-2023 Adjusted EPS Growth	60%	F21 10% F22 10% F23 10%	F21 41% F22 16% F23 -54%	412% 156% -537%	60.0%
Fiscal 2023 Adjusted ROIC	20%	10.13%	6.3%	62%	—%
Fiscal 2023 Leverage (Net Debt/adjusted EBITDA)	20%	2.63x	3.0x	86%	—%
The number of earned PSUs was then adjusted downward by 10% as a result of application of the adjustment for the Relative TSR, which was -4,138 basis points, for a final payout of 54%. Messrs. Douglas and Martin were not employees at the time of grant and therefore did not receive these PSUs. The table below shows the number of shares earned compared to target.

Named Executive Officer	Shares at Target	Final PSU Payout % After -10% TSR Modifier	Final Shares After -10% TSR Modifier
Sandy Douglas	n/a	n/a	n/a
John W. Howard	34,542	54.0%	18,652

Named Executive Officer	Shares at Target	Final PSU Payout % After -10% TSR Modifier	Final Shares After -10% TSR Modifier
Danielle Benedict	18,350	54.0%	9,909
Louis Martin	n/a	n/a	n/a
Christopher P. Testa	43,177	54.0%	23,315
Michael C. Stigers	24,827	54.0%	13,406
The payouts under these PSUs reflect our executive compensation program’s pay for performance structure. Despite exceeding the adjusted EPS maximum growth target in fiscal 2021 and 2022, the Company did not meet the predetermined threshold adjusted EPS growth performance in fiscal 2023, which demonstrates that consistent financial performance over the performance period is required to achieve the robust targets set by the Compensation Committee. The adjusted ROIC and Leverage metrics did not meet threshold performance expectations resulting in zero (0%) payout for those metrics.
In addition to above, as previously disclosed in our 2021 proxy statement, Ms. Benedict received a one-time PSU award with a grant date value of approximately $400,000 for her extraordinary work with regard to managing the Company through the COVID-19 pandemic, as she oversaw special COVID policies and collaboration with federal, state and local health officials. Payout for this award is based upon achieving a minimum cumulative adjusted EBITDA amount at the end of the three-year performance period.

Performance Metric	Weight	Target	Target Payout
3-Year Cumulative Adjusted EBITDA	100%	$1.6 billion	100%
In September 2023, the Compensation Committee also reviewed performance against Ms. Benedict’s one-time PSU award with final three-year cumulative metric results of over $2.2 billion, well above the $1.6 billion target, resulting in her earning the target number of 23,028 shares.
Other Compensation and Benefits
The NEOs are eligible for the same level and type of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, other welfare benefit programs and equity treatment upon retirement or a separation from service event. We do not have any defined benefit pension plans available to our NEOs.
Additional Benefits. We provide certain NEOs with additional benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each NEO’s total compensation and have included items such as relocation benefits. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. In September 2022, the Committee approved a perquisite for senior vice presidents and above to pay for tax preparation fees beginning in 2023 in recognition of increased tax reporting obligations due to business travel.
Retirement. To recognize significant years of service to the Company and to incentivize employees who might consider retiring to remain focused on the long-term best interests of the Company regardless of their personal retirement plans, which could otherwise create bias toward short-term performance, the Compensation Committee has established a retirement policy that provides that time-based RSUs will continue to vest during retirement on the same terms as they would if the executive had not retired, but without the requirement that they remain employed. PSUs will be treated similarly on retirement, but subject to actual performance at the time when achievement of performance objectives are measured. In addition, an executive’s equity awards granted in the year of retirement will be prorated to reflect the service period prior to the date of retirement. Qualified retirement is defined as retirement by an employee who has reached age 59 or older and who has achieved at least 10 years of service to the Company. This policy applies to all participants, provided that, as described below, our CEO will be eligible for retirement treatment upon achievement of six years of service to the Company.
Components of Our Executive Compensation Program for Fiscal 2024
Given our financial performance in fiscal 2023, the Compensation Committee determined, and Management agreed, that there should be no pay increases to base salary, bonus targets or LTI grant values for the upcoming fiscal year during its annual review in September 2023. Subsequent to that determination, with the announcement of Mr. Testa’s departure and the decision to combine our Services and Wholesale platforms under Mr. Martin, the Compensation Committee approved a base salary increase of $75,000 (to $675,000 annually), effective October 16, 2023, as Mr. Martin will now be responsible for supplier services, professional services and our private brands business in addition to his existing responsibilities. His target LTI value was also increased $300,000 annually (to $1,300,000), in March of 2023, effective for fiscal 2024, when he was promoted to President, Wholesale.

No increases to target executive officer compensation in fiscal 2024(1) (1) Other than in the event of a promotion
As a reminder, the Compensation Committee took several actions to incorporate investor feedback in connection with last year’s annual meeting and our stockholder engagement outreach, including:

•Added a second metric to our STI plan. We believe the addition of a Net Sales metric (weighted at 25%) along with adjusted EBITDA (weighted at 75%) creates a balance between top- and bottom-line growth and aligning incentives with our long-term strategy;
•Adjusted the design of LTI awards to increase weighting of performance-based awards; mix is now 60% PSUs and 40% RSUs (from 50%/50%); in connection with this change, the Compensation Committee also aligned maximum payout with market and peers at 200% (from 150%); and
•Simplified the LTI plan PSUs in fiscal 2022 by removing the Leverage metric and reweighting the remaining two metrics, adjusted EPS growth (75%) and adjusted ROIC (25%).

Severance and Change in Control Agreements
As of July 29, 2023, we were a party to severance agreements and change in control agreements with each of Messrs. Douglas, Howard, Martin and Testa and Ms. Benedict. The capitalized terms “Cause,” “Good Reason” and “Change in Control” in this section are used as defined in those agreements. The Compensation Committee believes that the protections afforded in these severance and change in control agreements are reasonable and are an important element in retaining our executive officers. Each of the severance agreements includes non-solicitation, non-competition and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period following termination of employment for any reason.
On September 21, 2022, the Compensation Committee approved an updated form of severance agreement with each of the current NEOs (other than the CEO, whose severance agreement was executed in August 2021). The updated severance agreements became effective on October 23, 2022 and expire on the third anniversary of that effective date, subject to extension by mutual agreement of the Company and the individual executive officer. The updated severance agreements provide for the payment of an amount equal to such executive’s target bonus upon a qualifying termination and revised restrictive covenant provisions, including to clarify the provisions and definitions regarding competitors, competition and the restricted period.
The change in control agreements also include non-solicitation and non-competition provisions, which apply during the employment period and continue for a two-year period, and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period, following a termination of employment that occurs in contemplation of or within two years after a Change in Control. The severance and change in control agreements also contain confidentiality provisions that are not subject to a term. None of our executives is a party to an agreement providing for “gross up” payments for excise taxes imposed upon termination following a Change in Control. Any benefits to be paid upon a Change in Control under the change in control agreements are “double trigger,” which requires both a Change in Control and a termination of a the executive’s employment in contemplation of or within two years of the date of the Change in Control, either by us for a reason other than Cause, death or disability or by the executive for Good Reason.
The key benefits provided for in these agreements are summarized below:

Executive	Benefit or Payment (1)	Severance (2)	Change in Control (2)
CEO	Base Multiple	2X, continued pay	2.5X, lump sum
	Bonus Multiple	2X target $, lump sum	2.5X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$70,000 lump sum	$87,500 lump sum
Other Executives	Base Multiple	1X, continued pay	2X, lump sum
	Bonus Multiple	1X target $, lump sum	2X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$35,000 lump sum	$105,000 lump sum payment
(1)The provision of any such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (Code).
(2)The treatment of equity awards upon separation is governed by the terms of the Second Amended and Restated 2020 Equity Incentive Plan and respective award agreements.

In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following termination without Cause or for Good Reason following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without Cause or be forced to resign for Good Reason following a Change in Control, while taking into account the views of our stockholders on appropriate multiples.
Other Programs, Policies and Considerations
Recoupment Policy
We have in place a recoupment policy applicable to our executive officers, including our NEOs, other principal officers and certain key employees or former employees designated by the Board or our CEO. Under the policy, if the Company’s financial statements are required to be restated for any reason, except when due to a change in accounting policy that has a retroactive effect, the Board will review all performance-based compensation awarded or earned for all periods materially affected by such restatement. In addition, the Board will review all performance-based compensation awarded or earned that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company’s financial statements is required.
The policy provides that the Board may, to the extent permitted by applicable law, seek the following actions with respect to compensation:
•After conducting the review described above, the Board may seek recoupment from the persons covered by the policy for the extent of such performance-based compensation as it deems appropriate if it determines that:
◦the payment of such performance-based compensation was predicated upon the achievement of certain financial statement results that were subsequently corrected, or upon material inaccuracy or fraud, and a lower incentive payment or award would been made based upon the restated financial results or corrected performance metrics; or
◦a person covered by the policy has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics which affects such person’s compensation.
•The Board may also require forfeiture of incentive compensation, including annual incentive compensation, LTI performance awards, stock options, stock appreciation rights, restricted stock units (including performance-based and time-based), dividend equivalent rights and any other similar awards the Board deems to be “incentive based,” in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company.
•In the event the Board seeks recoupment or forfeiture pursuant to the recoupment policy, the Company must disclose such recoupment or forfeiture, provided that, among other things, the related facts and circumstances giving rise to the recovery have been publicly disclosed.
Executive Clawback Policy
Effective October 2, 2023, the Company adopted a clawback policy pursuant to which the Company must seek to recover incentive-based compensation from senior executives in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws. The policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation, Section 303A.14 of the NYSE Listed Company Manual and Rule 10D-1 of the Exchange Act.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of Management and our stockholders. A meaningful ownership stake by our officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Board has adopted stock ownership guidelines that require our officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds the below multiples:

Associates Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer (CEO)	6X
Other Executive Officers	3X
Other Senior Officers (SVPs and above)	1X

Each covered officer is expected to comply with the policy by the fifth year after he or she became subject to the guidelines and remain in compliance thereafter. Compliance with the guidelines is tested once per year for as long as the officer is employed by the Company. When calculating whether a covered officer owns a sufficient number of shares under these guidelines, vested and unvested restricted stock and RSUs are included. Starting in fiscal 2021, the Compensation Committee strengthened this policy to provide that only 50% of the value of a covered officer’s unvested RSUs will count towards ownership to further align leaders with stockholders and tie their interests to long-term stock price appreciation. Further, in fiscal 2022, the Compensation Committee amended the policy to provide that vested stock options and stock appreciation rights will not be counted in determining compliance. Covered officers are not allowed to hedge their interests in the stock held pursuant to the guidelines. Our guidelines provide that, once in compliance, a covered officer shall be deemed to remain in compliance despite a subsequent reduction in stock price that may otherwise cause non-compliance. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the five-year accumulation period was reset as of the end of fiscal 2020. As of July 29, 2023, each of our executive officers was in compliance or on track to meet their target ownership within the their five-year accumulation period.
Hedging and Insider Trading Policy
Our Insider Trading Policy prohibits our Directors and certain employees, including executive officers, from engaging in certain speculative transactions in our equity securities, including short sales, hedging transactions and pledging our stock as security.
Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and certain other NEOs. The Compensation Committee has approved, and may continue to approve, compensation that exceeds the $1 million limitation and is non-deductible. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses for tax purposes.

Report of the Compensation Committee
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with Management. Based on our review and discussion with Management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2023.

Daphne J. Dufresne, Chair
Eric F. Artz
James L. Muehlbauer
Peter A. Roy

Executive Compensation Tables
Summary Compensation Table—Fiscal Years 2021-2023
The following table sets forth for each NEO for each fiscal year indicated: (i) the dollar value of base salary, retention bonuses and non-equity incentive compensation earned; (ii) the aggregate grant date fair value related to all equity-based awards made to the NEO; (iii) non-qualified deferred compensation earnings, where applicable; (iv) all other compensation; and (v) the dollar value of total compensation.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation		Total
Sandy Douglas(4)	2023	$1,050,000	—	$5,135,192	—	—	—	$16,250	(5)	$6,201,442
Chief Executive Officer	2022	$1,029,808	—	$5,899,913	—	$1,784,744	—	$7,827		$8,722,292
	2021	—	—	—	—	—	—	—		—
John W. Howard	2023	710,438	—	1,848,659	—	—	—	13,750	(6)	2,572,847
Chief Financial Officer	2022	662,500	—	1,499,935	—	765,446	—	10,250		2,938,131
	2021	618,750	—	1,199,989	—	717,453	—	9,923		2,546,115
Danielle Benedict (4)	2023	529,934	—	872,949	—	—	—	16,250	(7)	1,419,133
Chief Human Resource Officer	2022	—	—	—	—	—	—	—		—
	2021	—	—	—	—	—	—	—		—
Louis Martin (4)	2023	548,077	—	1,026,981	—	—	—	22,774	(8)	1,597,832
President, Wholesale	2022	—	—	—	—	—	—	—		—
	2021	—	—	—	—	—	—	—		—
Christopher P. Testa	2023	810,000		1,848,659	—	—	—	16,250	(9)	2,674,909
President	2022	795,000	675,000	1,799,968	—	918,535	—	10,250		4,198,753
	2021	750,000	—	1,499,969	—	869,640	—	9,750		3,129,359
Michael C. Stigers(4)	2023	495,650	—	1,026,981	—	—	—	10,595	(10)	1,533,226
Former Chief Executive Officer, Cub	2022	575,000	—	999,972	—	489,046	—	9,952		2,073,970
	2021	—	—	—	—	—	—	—		—
(1)Amounts shown represent the grant date fair value of awards of RSUs and PSUs at the target level as computed under ASC 718 granted during the fiscal year indicated. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected. Refer to footnotes 1 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 29, 2023 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of PSUs awarded to Mr. Douglas in fiscal 2023, assuming stretch, or maximum level performance, was $6,897,418. The grant date fair value of PSUs awarded to Mr. Howard in fiscal 2023, assuming stretch, or maximum level performance, was $2,483,047. The grant date fair value of PSUs awarded to Ms. Benedict in fiscal 2023, assuming stretch, or maximum level performance, was $1,172,503. The grant date fair value of PSUs awarded to Mr. Martin in fiscal 2023, assuming stretch, or maximum level performance, was $1,379,417. The grant date fair value of PSUs awarded to Mr. Testa in fiscal 2023, assuming stretch, or maximum, level performance, was $2,483,047. The grant date fair value of PSUs awarded to Mr. Stigers in fiscal 2023, assuming stretch, or maximum, level performance, was $1,379,417.
(2)Amounts shown for fiscal 2023 reflect zero ($0) payments made in fiscal 2024 under our annual cash incentive plan related to fiscal 2023 performance. Amounts shown for fiscal 2022 and 2021 reflect payments under our annual cash incentive plan for those fiscal years. For a discussion regarding the annual cash incentive plan, see “Executive Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2023—Performance-Based Annual Cash Incentive Compensation.”
(3)The Deferred Compensation Plan and the Deferred Stock Plan were frozen in fiscal 2019 and paid out in fiscal 2020.
(4)Messrs. Douglas and Stigers were not NEOs in fiscal 2021. Mr. Martin and Ms. Benedict were not NEOs in fiscal 2022 or fiscal 2021. Accordingly, compensation information for those years is not provided.
(5)Represents our contributions to a 401(k) account and tax planning reimbursement for Mr. Douglas in the amount of $11,250 and $5,000, respectively.
(6)Represents our contributions to a 401(k) account and tax planning reimbursement for Mr. Howard in the amount of $11,250 and $2,500, respectively.
(7)Represents our contributions to a 401(k) account and tax planning reimbursement for Ms. Benedict in the amount of $11,250 and $5,000, respectively.

(8)Represents our contributions to a 401(k) account, relocation benefits and tax planning reimbursement for Mr. Martin in the amount of $9,900, $7,874 and $5,000, respectively.
(9)Represents our contributions to a 401(k) account and tax planning reimbursement for Mr. Testa in the amount of $11,250 and $5,000, respectively.
(10)Represents our contributions to a 401(k) account and tax planning reimbursement for Mr. Stigers in the amount of $8,095 and $2,500, respectively.
Grants of Plan-Based Awards in Fiscal 2023
The following table reflects the equity-based awards approved by the Compensation Committee on September 21, 2022 and granted by the Company in fiscal 2023:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)(3)	All Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sandy Douglas	10/6/2022	—	—	—	42,517	85,034	187,074	—	—	—	3,135,204
	10/6/2022	—	—	—	—	—	—	56,689	—	—	1,999,988
	N/A	787,500	1,575,000	2,362,500	—	—	—	—	—	—	—
John W. Howard	10/6/2022	—	—	—	15,306	30,612	67,346	—	—	—	1,128,664
	10/6/2022	—	—	—	—	—	—	20,408	—	—	719,994
	N/A	355,219	710,438	1,065,656	—	—	—	—	—	—	—
Danielle Benedict	10/6/2022	—	—	—	7,227	14,455	31,801	—	—	—	532,956
	10/6/2022	—	—	—	—	—	—	9,637	—	—	339,993
	N/A	225,222	450,444	675,666	—	—	—	—	—	—	—
Louis Martin	10/6/2022	—	—	—	8,503	17,006	37,413	—	—	—	627,011
	10/6/2022	—	—	—	—	—	—	11,337	—	—	399,969
	N/A	249,375	498,750	748,125	—	—	—	—	—	—	—
Christopher P. Testa	10/6/2022	—	—	—	15,306	30,612	67,346	—	—	—	1,128,664
	10/6/2022	—	—	—	—	—	—	20,408	—	—	719,994
	N/A	405,000	810,000	1,215,000	—	—	—	—	—	—	—
Michael C. Stigers	10/6/2022	—	—	—	8,503	17,006	37,413	—	—	—	627,011
	10/6/2022	—	—	—	—	—	—	11,337	—	—	399,969
	N/A	203,464	406,928	610,392	—	—	—	—	—	—	—
(1)This column shows separately the possible payouts to the NEOs under our annual cash incentive plan for the fiscal year ended July 29, 2023 for “threshold”, “target” and “maximum” performance. Actual amounts paid for these incentives are reflected in the table included under “Summary Compensation Table—Fiscal Years 2021-2023” under the column “Non-Equity Incentive Plan Compensation.”
(2)These awards were granted on October 6, 2022 under the Second Amended and Restated 2020 Equity Incentive Plan and represent the number of PSUs that may be earned with a three-year performance period at “threshold,” “target” and “maximum” levels of performance. Vesting of these PSUs is linked to our attaining certain levels of adjusted EPS growth for fiscal 2023 through 2025, and adjusted ROIC for fiscal 2025. In addition, the number of PSUs earned may be increased or decreased by up to 10% based on our Relative TSR for the three-year performance period. At the conclusion of the three-year performance period, the performance units may vest based on our results of these financial metrics. The PSUs earned by each NEO will be settled by delivery of a like number of shares of common stock. These PSUs are described in more detail in "Executive Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2023—Long-term Equity-Based Incentive Program—2023 Grant of Time- and Performance-Based Vesting Restricted Stock Units."
(3)Represents RSUs granted in fiscal 2023 to each of the NEOs. The RSUs vest in three equal annual installments beginning on October 6, 2023.
(4)The amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnote (1) of the table included under “Summary Compensation Table—Fiscal Years 2021-2023.” The grant date fair value of PSUs was calculated based on the probable outcome of the performance result (i.e., “target” level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.
Outstanding Equity Awards at Fiscal 2023 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the NEOs as of July 29, 2023. This table includes unexercised stock options, unvested RSUs and unvested PSUs. Each equity grant is shown separately for each NEO, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Sandy Douglas	10/12/2021	—	—	—	—	22,472	465,620	—	—
	10/12/2021	—	—	—	—	11,524	238,777	—	—
	10/6/2022	—	—	—	—	56,689	1,174,596	—	—
	10/12/2021	—	—	—	—	—	—	50,561	1,047,624
	10/12/2021	—	—	—	—	—	—	25,929	537,249
	10/6/2022	—	—	—	—	—	—	85,034	1,761,904
	Totals:	—	—	—	—	90,685	1,878,993	161,524	3,346,777
John W. Howard	10/12/2020	—	—	—	—	11,514	238,570	—	—
	10/12/2021	—	—	—	—	8,643	179,083	—	—
	10/6/2022	—	—	—	—	20,408	422,854	—	—
	10/12/2020	—	—	—	—	—	—	34,542	715,710
	10/12/2021	—	—	—	—	—	—	19,446	402,921
	10/6/2022	—	—	—	—	—	—	30,612	634,281
	Totals:	—	—	—	—	40,565	840,507	84,600	1,752,912
Danielle Benedict	10/12/2020	—	—	—	—	6,117	126,744	—	—
	10/12/2021	—	—	—	—	4,898	101,487	—	—
	10/6/2022	—	—	—	—	9,637	199,679	—	—
	10/12/2020	—	—	—	—	—	—	23,028	477,140
	10/12/2020	—	—	—	—	—	—	18,350	380,212
	10/12/2021	—	—	—	—	—	—	11,019	228,314
	10/6/2022	—	—	—	—	—	—	14,455	299,508
	Totals:	—	—	—	—	20,652	427,910	66,852	1,385,174
Louis Martin	3/22/2022	—	—	—	0	3,057	63,341	—	—
	3/22/2022	—	—	—	—	13,540	280,549	—	—
	10/6/2022	—	—	—	—	11,337	234,903	—	—
	3/22/2022	—	—	—	—	—	—	6,877	142,491
	10/6/2022	—	—	—	—	—	—	17,006	352,364
	Totals:	—	—	—	—	27,934	578,793	23,883	494,855

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Christopher P. Testa	9/16/2013	3,510	—	67.48	9/16/2023	—	—	—	—
	9/19/2014	3,800	—	64.55	9/19/2024	—	—	—	—
	10/12/2020	—	—	—	—	14,393	298,223	—	—
	10/12/2021	—	—	—	—	10,372	214,908	—	—
	10/6/2022	—	—	—	—	20,408	422,854	—	—
	10/12/2020	—	—	—	—	—	—	43,177	894,627
	10/12/2021	—	—	—	—	—	—	23,336	483,522
	10/6/2022	—	—	—	—	—	—	30,612	634,281
	Totals:	7,310	—	—	—	45,173	935,985	97,125	2,012,430
Michael C. Stigers	5/16/2014	15,377	—	48.58	5/16/2024	—	—	—	—
	4/30/2015	8,050	—	56.94	5/31/2024	—	—	—	—
	10/12/2020	—	—	—	—	8,276	171,479	—	—
	10/12/2021	—	—	—	—	5,762	119,389	—	—
	10/6/2022	—	—	—	—	7,361	152,520	—	—
	10/12/2020	—	—	—	—	—	—	24,827	514,415
	10/12/2021	—	—	—	—	—	—	12,964	268,614
	10/6/2022	—	—	—	—	—	—	14,163	293,457
	Totals:	23,427	—	—	—	21,399	443,388	51,954	1,076,486
(1)All outstanding RSUs vest over three annual installments, and PSUs cliff vest at the end of a three-year performance period.
(2)Market value reflects the number of unvested RSUs multiplied by $20.72 per share, the closing price of our common stock on the NYSE on July 28, 2023, the last business day of fiscal 2023.
(3)Represents the number of shares that may be issued pursuant to performance units at the applicable level of performance utilizing the closing price of our common stock on the NYSE on July 28, 2023, the last business day of fiscal 2023. The performance units granted are shown at target performance.
(4)Market value reflects the number of shares that may be issued pursuant to the applicable level of performance, multiplied by $20.72 per share, the closing price of our common stock on the NYSE on July 28, 2023, the last business day of fiscal year 2023.
Option Exercises and Stock Vested—Fiscal 2023
The following table summarizes information for the NEOs concerning exercise of stock options and vesting of RSUs and PSUs during the fiscal year ended July 29, 2023, including the (i) number of shares of common stock underlying options exercised in fiscal 2023; (ii) aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) number of shares of common stock received from the vesting of RSUs during fiscal 2023 and any PSUs earned based on fiscal 2023 performance; and (iv) aggregate dollar value realized upon the vesting of such RSUs and PSUs.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Sandy Douglas	—	—	16,997		619,371
John Howard	—	—	114,586	(3)	3,807,107	(3)
Danielle Benedict	—	—	55,441	(4)	1,310,741	(4)
Louis Martin	—	—	8,298		191,269
Christopher P. Testa	—	—	65,358	(5)	1,870,451	(5)
Michael C. Stigers	—	—	55,816	(6)	1,711,061	(6)
(1)In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered but included in this table are: Mr. Douglas—7,684; Mr. Howard—45,393; Ms. Benedict—19,588; Mr. Martin—2,580; Mr. Testa—25,360; and Mr. Stigers—22,485.

(2)Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NYSE on the vesting date.
(3)Mr. Howard was awarded performance units during fiscal 2021, of which 18,652 performance units were earned for the three-year performance period ended July 29, 2023 and the like number of shares of our common stock issued in settlement of these units in fiscal 2024 are included herein.
(4)Ms. Benedict was awarded performance units during fiscal 2021, of which 9,909 performance units were earned for the three-year performance period ended July 29, 2023, as well as 23,028 performance units for her one-time award for the three-year performance period ended July 29, 2023 and the like number of shares of our common stock issued in settlement of these units in fiscal 2024 are included herein.
(5)Mr. Testa was awarded performance units during fiscal 2021, of which 23,315 performance units were earned for the three-year performance period ended July 29, 2023 and the like number of shares of our common stock issued in settlement of these units in fiscal 2024 are included herein.
(6)Mr. Stigers was awarded performance units during fiscal 2021, of which 13,406 performance units were earned for the three-year performance period ended July 29, 2023 and the like number of shares of our common stock issued in settlement of these units in fiscal 2024 are included herein.
Pension Benefits
We do not maintain any defined benefit pension plans for NEOs.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans for NEOs.
CEO Pay Ratio
SEC rules require us to disclose the total annual compensation of Sandy Douglas, our CEO for fiscal 2023, compared to the median of the total annual compensation of all employees other than Mr. Douglas, as well as the ratio of such amounts to each other (referred to as the “CEO pay ratio”). Total compensation for Mr. Douglas and our median employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. We calculated this information for the twelve (12) months ended July 29, 2023. For such period, Mr. Douglas’ total compensation was $6,201,442, based on information disclosed in the Summary Compensation Table. Based on the total compensation for the CEO and our median employee’s total compensation of $56,223, the ratio of Mr. Douglas’s total compensation to the median employee’s total compensation was 110 to 1.
To identify the median employee, we obtained payroll data for all active employees (full-time, part-time, active and seasonal) as of June 10, 2023, utilizing cash compensation as our consistently applied compensation measure. Canadian wages were converted to U.S. dollars using an average annual exchange rate for the 12 months ended June 28, 2023. Earnings for permanent employees who did not work for the entire year (i.e., new hires) were annualized. The wages of temporary employees were not annualized.
Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our NEOs if the NEO’s employment had terminated on July 29, 2023, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.
If an associate, including any of our NEOs, were to die or become disabled, target bonus would be paid, any unvested RSUs would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such separation or the grant’s expiration date.
For a description of termination provisions in the severance and change in control agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment, Severance and Change in Control Agreements.” In addition, the Second Amended and Restated 2020 Equity Incentive Plan and award agreements for long-term equity incentive awards also address some of these circumstances. The following table describes the potential payments as of July 29, 2023 upon termination of the NEOs.

Named Executive Officer	Payments Upon Termination	Separation from Service Without Cause, including Resignation for Good Reason(1)		Termination without Cause not qualifying as a Separation from Service without Cause(1)		Termination Without Cause or Resignation for Good Reason following Change in Control(2)		Termination as a result of Death or Disability		Retirement	Termination for Cause, or Resignation for Other Than Good Reason
Sandy Douglas	Cash Severance Pay	$5,250,000	(3)	$5,250,000	(3)	$6,562,500	(4)	$1,575,000	(5)	$—	$—
	Medical Benefits	70,000	(6)	70,000	(6)	87,500	(6)	—		—	—
	Acceleration of Stock Options	—		—		—		—		—	—
	Acceleration of Stock Awards	2,301,536	(7)	—		5,225,770	(8)	5,225,770	(8)	—	—
	Total	$7,621,536		$5,320,000		$11,875,770		$6,800,770		$—	$—
John W. Howard	Cash Severance Pay	$1,444,500	(9)	$1,444,500	(9)	$2,889,000	(10)	$710,438	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Options	—		—		—		—		—	—
	Acceleration of Stock Awards	1,634,559	(7)	—		2,593,419	(8)	2,593,419	(8)	—	—
	Total	$3,114,059		$1,479,500		$5,587,419		$3,303,857		$—	$—
Danielle Benedict	Cash Severance Pay	$978,178	(9)	$978,178	(9)	$1,956,357	(10)	$450,444	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Options	—		—		—		—		—	—
	Acceleration of Stock Awards	1,338,968	(7)	—		1,813,083	(8)	1,813,083	(8)		—
	Total	$2,352,146		$1,013,178		$3,874,440		$2,263,527		$—	$—
Louis Martin	Cash Severance Pay	$1,200,000	(9)	$1,200,000	(9)	$2,400,000	(10)	$498,750	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Options	—		—		—		—		—	—
	Acceleration of Stock Awards	446,247	(7)	—		1,073,648	(8)	1,073,648	(8)	—	—
	Total	$1,681,247		$1,235,000		$3,578,648		$1,572,398		$—	$—
Christopher P. Testa	Cash Severance Pay	$1,620,000	(9)	$1,620,000	(9)	$3,240,000	(10)	$810,000	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Options	—		—		—		—		—	—
	Acceleration of Stock Awards	1,944,427	(7)	—		2,948,415	(8)	2,948,415	(8)	—	—
	Total	$3,599,427		$1,655,000		$6,293,415		$3,758,415		$—	$—
(1)The Second Amended and Restated 2020 Equity Incentive Plan provides for certain prorated or partial vesting of shares upon Separation from Service without Cause (as defined in the Second Amended and Restated 2020 Equity Incentive Plan). The severance agreements provide for cash severance benefits only, including for certain terminations without Cause that do not qualify as a Separation from Service without Cause under the Second Amended and Restated 2020 Equity Incentive Plan.
(2)Amounts presented in this column assume that the NEO is terminated without Cause or resigns for Good Reason in contemplation of or within two years following a Change in Control (each as defined in the NEO’s applicable change in control agreement).
(3)Amount represents the sum of (i) 2 times the CEO’s target base salary as of July 29, 2023, (ii) 2 times the CEO’s annual cash incentive payment based on target performance for the fiscal year in which the executive is terminated and (iii) the amount of the CEO’s annual cash incentive payment that he would have earned during the fiscal year in which the executive was terminated.
(4)Amount represents the sum of (i) 2.5 times the CEO’s base salary as of July 29, 2023, (ii) 2.5 times the CEO’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the amount of the CEO’s annual cash incentive payment he would have earned during the fiscal year in which his employment was terminated.
(5)Represents the target bonus opportunity paid upon death or disability.
(6)Represents the amount that the Company would be required to pay in lieu of post-termination medical benefits for the executive and the executive’s dependents.
(7)Amount represents the intrinsic value of each share that will vest upon a Separation from Service without Cause, which reflects shares underlying RSUs expected to vest within 365 days of the separation date (prorated with respect to any awards granted within 365 days of the separation date) and a prorated portion of unearned PSUs that are outstanding on July 29, 2023, which vest on an accelerated basis following the relevant termination date (as defined in the 2012 Equity Incentive Plan or the Second Amended and Restated 2020 Equity Incentive Plan, as applicable), with unearned PSUs vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $20.72 per share, the closing price of our common stock on the NYSE on July 28, 2023 (the last business day of fiscal 2023). See “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2022—Other Compensation and Benefits” for more information.

(8)Amount represents the intrinsic value of each share underlying an RSU or unearned PSU outstanding on July 29, 2023, and which vests on an accelerated basis following the relevant termination date (as defined in the 2012 Equity Incentive Plan or the Second Amended and Restated 2020 Equity Incentive Plan, as applicable), with unearned PSUs vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $20.72 per share, the closing price of our common stock on the NYSE on July 28, 2023 (the last business day of fiscal 2023).
(9)Amount represents the sum of (i) the NEO’s base salary, as in effect as of July 29, 2023, (ii) the NEO’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the prorated portion of the amount of the NEO’s annual cash incentive payment that the executive would have earned during the fiscal year in which the NEO’s employment was terminated. Amounts in the table reflect a full year bonus amount due to the assumption of a termination at year end. If an NEO were terminated during the fiscal year, this amount would be prorated.
(10)Amount represents the sum of (i) 2 times the NEO’s base salary as of July 29, 2023, (ii) 2 times the NEO’s annual cash incentive payments based on target performance for the fiscal year in which the NEO is terminated, and (iii) the amount of the NEO’s annual cash incentive payment he or she would have earned during the fiscal year in which his or her employment was terminated.
Mr. Stigers resigned on May 31, 2023. There were no payments made upon his departure in fiscal 2023, including under his previously disclosed Transition Agreement, as amended. However, he was retirement eligible and per the Second Amended and Restated 2020 Equity Incentive Plan, his outstanding awards will continue to vest on their normal schedule (not accelerated). The value of his outstanding shares was $1,519,874 as of the end of fiscal 2023.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to equity awards under our equity compensation plans as of July 29, 2023.

Plans Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Plans approved by stockholders	3,503,130	(1)	$55.46	(1)	1,637,098	(2)
Plans not approved by stockholders	60,649	(3)	—		—
Total	3,563,779		$55.46		1,637,098
(1)Includes 252,516 stock options constituting replacement options issued in connection with our acquisition of Supervalu, 2,125,309 RSUs under the Second Amended and Restated 2020 Equity Incentive Plan, 59,345 stock options under the 2012 Plan, and 1,126,609 PSUs under the Second Amended and Restated 2020 Equity Incentive Plan. RSUs and PSUs do not have an exercise price and accordingly, they have been disregarded for purposes of computing the weighted-average exercise price.
(2)All shares were available for issuance under the Second Amended and Restated 2020 Equity Incentive Plan. The Second Amended and Restated 2020 Equity Incentive Plan authorizes grants in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units or a combination thereof but includes limits on the number of awards that may be issued in the form of restricted shares or units. The number of shares remaining available for future issuances assumes that, with respect to outstanding PSUs, the vesting criteria will be achieved at the target level.
(3)Includes shares to be issued pursuant to inducement grants of RSUs and PSUs granted to four new hires between October 12, 2021 and March 22, 2022.

Pay vs. Performance
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (Item 402(v)) and does not necessarily reflect the actual value realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please see the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 28. The following tables and related disclosures provide information about (i) the Summary Compensation Table total compensation of our principal executive officers (PEOs) and our non-PEO Named Executive Officers (Other NEOs) as presented in the Summary Compensation Table on page 46, (ii) the “compensation actually paid” (CAP) to our PEOs and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance metrics and (iv) the relationship of the CAP to those financial performance metrics.

Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(4)		Average Summary Compensation Table Total for non-PEO NEOs $(1)	Average Compensation Actually Paid to non-PEO NEOs $(4)(5)	Value of Initial Fixed $100 Investment Based on: (6)		(in millions)
	1st PEO $ (2)	2nd PEO $(3)	1st PEO $ (2)	2nd PEO $(3)			Total Shareholder Return $	Peer Group Total Shareholder Return $	Net Income $(7)	Adjusted EBITDA $(8)
2023	n/a	6,201,442	n/a	(1,706,502)	1,958,589	(4,707,369)	104	180	24	640
2022	6,312,014	8,722,292	709,289	8,947,423	3,053,051	2,223,745	214	222	248	829
2021	8,403,365	n/a	17,558,584	n/a	2,794,629	4,726,283	167	164	149	770
(1)The values reflected in this column represent the “Total” compensation set forth in the Summary Compensation Table (SCT) on page 46.
(2)Mr. Spinner served as PEO in fiscal 2021-2022, retiring on August 9, 2021, at which time Mr. Douglas became the new PEO.
(3)Mr. Douglas has served as PEO since August 9, 2021 (week 2 of fiscal 2022).
(4)“Compensation actually paid” begins with the Summary Compensation Table totals reported for the PEOs and the average of the Other NEOs for each year and were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends do not apply.

NEO	Fiscal Year	Summary Compensation Table Total Pay $	Subtract Grant Date Fair Value of Stock Awards Granted in Fiscal Year $	Add Fair Value at Fiscal Year End of Outstanding Awards Granted in Fiscal Year(9) $	Add Change in Fair Value of Outstanding Awards Granted in Prior Years9) $	Add Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years $	Add Fair Value as of Prior Fiscal of Awards that failed to meet Vesting Conditions $	Compensation Actually Paid $(9)
PEO #1 Spinner	2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2022	6,312,014	—	—	(10,699,745)	5,097,020	—	709,289
	2021	8,403,365	(5,099,971)	11,570,416	3,096,530	(411,756)	—	17,558,584
PEO #2 Douglas	2023	6,201,442	(5,135,192)	2,001,105	(4,670,685)	(103,172)	—	(1,706,502)
	2022	8,722,292	(5,899,913)	6,125,044	—	—	—	8,947,423
	2021	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Other NEOs	2023	1,958,589	(1,324,846)	494,269	(5,146,889)	(640,179)	(48,313)	(4,707,369)
	2022	3,053,051	(1,419,963)	1,281,636	(913,495)	592,254	(369,738)	2,223,745
	2021	2,794,629	(1,366,224)	3,054,335	310,091	(66,548)	—	4,726,283
(5)Other NEOs for fiscal 2021 are Mr. Howard (CFO), Mr. Dorne (COO), Ms. Sutton, (Chief Legal Officer, General Counsel and Corporate Secretary) and Mr. Testa (President); Other NEOs for fiscal 2022 are Mr. Howard (CFO), Mr. Dorne (COO), Mr. Stigers (CEO, Cub), Ms. Sutton, (former Chief Legal Officer, General Counsel and Corporate Secretary) and Mr. Testa (President); Other NEOs for fiscal 2023 are Mr. Howard (CFO), Ms. Benedict (CHRO), Mr. Martin (President, Wholesale), Mr. Testa (President) and Mr. Stigers (former CEO, Cub).
(6)Represents hypothetical $100 investment at the beginning of the measurement period. Peer group represents the S&P SmallCap 600 Food Distributors Index also used in the Company’s Annual Report under Part II Item 5 for the Comparative Stock Performance graph.
(7)As reported on Registrant’s Consolidated Statements of Income for the applicable fiscal reporting year, as provided under Part II Item 8 of the Company’s Annual Report.
(8)The Company has identified adjusted EBITDA as the Company-selected measure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Other NEOs in 2023 to the Company’s performance. See Annex B for the definition of adjusted EBITDA, a non-GAAP measure, and reconciliation to the most directly comparable GAAP measure.
(9)For performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

The following table identifies the four most important financial performance metrics used by our Compensation Committee to link the “compensation actually paid” to our PEO and other NEOs in fiscal 2023, calculated in accordance with SEC regulations, to company performance. For a description of each of these performance metrics on our NEOs’ compensation, see “Executive Compensation—Compensation Discussion and Analysis”.

Financial Performance Measures
Adjusted EBITDA
Net Sales
Adjusted EPS
Adjusted ROIC
The charts below describe the relationship between compensation actually paid to our PEOs and other NEOs (as calculated above) and our net income, our adjusted EBITDA and our cumulative TSR. In addition, the last chart includes a comparison of our cumulative TSR and the cumulative TSR of our peer group.

Proposal 2—Ratification of Independent Registered Public Accounting Firm
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2024, subject to ratification by stockholders at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will consider whether to appoint KPMG LLP despite the stockholder vote or to select another independent registered public accounting firm for fiscal 2024 and possibly future years.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended, July 29, 2023, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee and Management are involved in the process for selection of our lead audit partner pursuant to this rotation policy.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2024. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2023, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2023	Fiscal 2022
Audit Fees	$5,284,172	$4,694,554
Audit-Related Fees	13,168	—
Tax Fees	588,000	704,000
All Other Fees	7,500	8,125
	$5,892,840	$5,406,679
Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP’s assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Fiscal 2023 amounts relate to information technology system assessment services performed prior to implementation when the system implementation is expected in the future fiscal years.
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above, including professional education tools.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has adopted a written Pre-Approval Policy, under which the Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to twelve months and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and Management are required to report periodically to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the Chair of the Audit Committee who shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. During fiscal 2023, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the Chair of the Audit Committee acting pursuant to delegated authority in accordance with the Pre-Approval Policy.

Audit Committee Report
The Audit Committee of the Board consists solely of independent Directors, as defined by the NYSE listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s current charter can be found in the Investors section of our website, www.unfi.com. The Board has determined that all members of the Audit Committee are financially literate and Mr. Muehlbauer qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended July 29, 2023 (for purposes of this report, the “audited financial statements” or “consolidated financial statements”). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its delineated duties, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board; reviews the financial information issued to stockholders and others, including a discussion of the quality, and the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to drive compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States (GAAP) and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with Management and KPMG LLP. In these discussions, Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with GAAP. The Audit Committee has reviewed and discussed the audited financial statements with Management and KPMG LLP. The Audit Committee meets with our internal auditors and KPMG LLP, with and without Management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
The Audit Committee held seven formal meetings in fiscal 2023. The Audit Committee discussed with KPMG LLP all matters required to be discussed in accordance with auditing standards, including the statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
KPMG LLP has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm’s independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 29, 2023, for filing with the SEC.

James L. Muehlbauer, Chair
Ann Torre Bates
Gloria R. Boyland
Shamim Mohammad
Jack Stahl

Proposal 3—Advisory Approval of Our Executive Compensation
Over the past few years, we have made several enhancements to our executive compensation program, and we believe as a result of this demonstrated responsiveness, we received a 97.7% and a 92.6% Say-on-Pay approval vote at our last two annual meetings. During our 2023 engagement discussions, our stockholders remained complimentary of our responsiveness and our compensation program in light of the changes we made in fiscal 2023 and prior years. We continue to have a strong executive compensation program that we believe is appropriate and effective in aligning the interests of our executives with those of our stockholders. Our compensation program is designed to reinforce a sense of ownership in our Company and foster an entrepreneurial spirit. Our program drives urgency with respect to delivering significant value and alignment of compensation incentives, including both short- and long-term awards, as well as cash and non-cash awards, to measurable pre-established corporate performance metrics. We believe we have developed a compensation program designed to deliver our strategic objectives and to align our executives’ interests with those of our stockholders. Our compensation program includes the following:

✓	No employment agreements with any of our NEOs and clearly outlined terms for treatment of compensation upon termination of employment.
✓	Equity grants are weighted more heavily toward performance, with 60% PSUs and 40% RSUs (compared to 50%/50% in prior years).
✓	STI plan includes a Net Sales metric, which, balanced with the existing adjusted EBITDA metric, aligns with our strategy to grow sales profitably and maintain a strong and diverse customer base.
✓
LTI plan no longer includes a Leverage metric, given significant progress on this metric in recent years toward our long-term goal. Adjusted EPS and adjusted ROIC incentivize prudent capital investments in our business that aligns with an increase in stockholder value.

✓	Maintaining disciplined equity grant practices.
You are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2021-2023” and other related compensation tables and narrative disclosure, which describe the compensation of our NEOs in fiscal 2023. Reflective of our performance this past year, note the following:

✓	There were no short-term incentive cash payouts as the Company did not meet its minimum threshold for adjusted EBITDA, the gateway metric.
✓	The performance unit plan for fiscal 2021-2023 paid out at 54%, driven primarily by a failure to attain threshold performance for the adjusted ROIC and Leverage metrics.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives and that the compensation of our NEOs in fiscal 2023 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a “Say-on-Pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders are being asked to approve, a policy of providing for annual advisory votes by stockholders on executive compensation. Subject to the vote on the frequency of Say-on-Pay votes (Proposal 4), we anticipate that the next such vote will occur at the next annual meeting.

The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Proposal 4—Advisory Vote on the Frequency of Approval of Our Executive Compensation
In Proposal 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s NEOs. That advisory vote is typically referred to as a “Say-on-Pay” vote. In this Proposal 4, the Board is also asking stockholders to cast a non-binding advisory vote on how frequently Say-on-Pay votes should be held in the future.
Every six years, the Company’s stockholders have the opportunity to advise the Board as to how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs. Section 14A of the Exchange Act requires that the stockholders vote for a frequency of every one year, every two years, every three years, or stockholders may abstain from voting.
Stockholders last had the opportunity to vote on the frequency of the advisory votes on the compensation of the Company’s NEOs in 2017, and stockholders voted in favor of an annual vote. In response to the stockholder vote, the Board adopted an annual “Say-on-Pay” vote for the past six years. Stockholders have the opportunity to vote on this matter again at the Annual Meeting.
This advisory vote, commonly referred to as a “say-on-frequency” advisory vote, is non-binding on the Board. Although non-binding, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency with which it will submit the advisory approval of the compensation of our NEOs to a vote of stockholders.
The frequency that receives the greatest level of support from our stockholders, represented by the shares present in person or by proxy and voting on the matter, will be deemed the frequency selected by stockholders.

The Board unanimously recommends that stockholders vote for ONE YEAR as the frequency of the advisory (non-binding) vote to approve NEO compensation. Proxies received by the Board will be voted for ONE YEAR unless a contrary choice is specified in the proxy.

Proposal 5—Approval of the Third Amended and Restated 2020 Equity Incentive Plan
Background
On November 2, 2023, our Board approved the Third Amended and Restated 2020 Equity Incentive Plan (Third Amended and Restated Plan) to (i) increase the number of shares available for issuance under the Second Amended and Restated 2020 Equity Incentive Plan by 3,700,000 shares; (ii) update the limitation on non-employee Director awards to include a cap on total Director compensation (including cash compensation) and set that cap at $800,000 per year; and (iii) certain other clarifying and conforming changes. The 2020 Equity Incentive Plan was originally approved by stockholders in December 2019, an amendment thereto was approved by stockholders on January 12, 2021, and a second amendment and restatement was approved by our Board on March 3, 2023. Our Board believes that equity compensation is an essential component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to further align the recipient’s interests with those of our stockholders, and recommends that you vote to approve the Third Amended and Restated Plan.
The Third Amended and Restated Plan permits the grant of incentive and non-qualified stock options, stock appreciation rights (SARs), restricted shares, RSUs, performance awards, and other stock-based awards to current or prospective officers, employees, Directors and consultants.
As of October 25, 2023, there was an insufficient number of shares available to make our normal annual equity grants. This impacted over 545 UNFI employees that would have normally received an annual equity grant in October. The annual equity grant timing is being delayed subject to stockholder approval of the Third Amended and Restated Plan, which is a deviation from historical practice and presents substantial retention risk at a critical time when the Company is undergoing a business transformation. In the event that stockholders do not approve the Third Amended and Restated Plan, the Company will need to reconsider how to deliver the $55 million in incentive value, which would likely include the use of cash-based incentive awards which would dilute our financials and be inconsistent with our compensation philosophy, which seeks to align our associates’ and stockholders’ interests.
Key Vote Considerations

•We have a history of prudent grant practices.
◦We operate a larger and more complex business than peers as evidenced by revenue size (74th percentile) and employee count (65th percentile).
◦Despite that, for fiscal 2023, our stock compensation expense approximates the peer group’s 35th percentile, 41st percentile as a percent of revenue and 38th percentile of stock expense per employee, demonstrating our commitment to responsible share usage.

•Paying market competitive compensation results in higher dilution than our Comparator Group.
◦Our market capitalization was in the 10th percentile, and our outstanding share count was approximately 56% of the median number of the outstanding shares most recently reported of the Comparator Group.

◦When we pay at the competitive levels described above, our relatively low market capitalization requires us to utilize more shares to deliver the same value of competitive compensation as our peers and results in significantly higher dilution.

◦We must compete with these companies for talent. We are executing a multi-year transformation program, and our inability to attract and retain talent could impact our ability to realize the benefits of this program.

•If we do not receive approval for additional shares, we will need to reconsider how to deliver our annual long-term incentive compensation, which would likely include the use of cash-based incentive awards.

◦We did not pay out any bonuses under our annual cash-based incentive program for fiscal 2023, our executives have not received any compensation increases for fiscal 2024 and consideration of merit increases for other associates has been delayed.

◦Cash-based awards would impact our ability to invest our capital in our network and transformation program.
◦We do not believe that cash-based awards are in the best interests of our stockholders, as they are limited in the ability to align associate interests with stockholder interests over the long term.
◦A failure to deliver meaningful long-term incentive compensation could impact retention since we did not pay short-term cash incentives for fiscal 2023 and have not given merit increases in fiscal 2024.

Shares Available and Outstanding Awards
As of October 25, 2023, there were 59,407,820 shares of our common stock outstanding, with a closing price of $14.50 per share. As of such date, we had outstanding awards under the Second Amended and Restated 2020 Equity Incentive Plan and the Company’s prior equity incentive plan (the Amended and Restated 2012 Equity Incentive Plan, or Prior Plan), and

we had outstanding replacement options made to Supervalu employees to replace awards denominated in shares of Supervalu when we acquired Supervalu in October 2018. The table below shows the shares available for issuance under the Third Amended and Restated Plan or reserved for issuance under outstanding awards as of October 25, 2023:

Types of Shares	Number of Shares
Available for New Grants under the Second Amended and Restated 2020 Equity Incentive Plan	2,168,412 shares
Shares Underlying Existing Awards Granted under the Second Amended and Restated 2020 Equity Incentive Plan	1,059,036 shares under time-vesting “full value” awards ( RSUs); 591,321 performance-vesting restricted stock awards(1)
Shares Underlying the Prior Plan	Options to purchase 29,300 shares (with a weighted average price of $64.55 per share and weighted average remaining term of 0.9 years)
Supervalu Replacement Options	Replacement options to purchase 242,944 shares (with a weighted average price of $52.97 and average remaining term of 1.0 years)
Total Shares Available for Grant or Underlying Existing Awards	4,091,063
(1)The performance units consist of awards granted in October 2021 and 2022, which will vest or be forfeited based on Company performance metrics tied to pre-established financial metrics over three-year performance periods (fiscal 2022-2024 and fiscal 2023-2025, respectively). The number of shares of common stock issued upon vesting may be higher or lower than target depending on our performance during the relevant measurement period, subject to further adjustment based on Relative TSR. For more information about these performance awards, see “Executive Compensation—Compensation Discussion and Analysis— Components of our Executive Compensation Program for Fiscal 2023—Long Term Equity-Based Incentive Program” and “—Prior Long-Term Equity-Based Incentive Program, Results and Payouts”.

For more information concerning the grants made by the Company in fiscal 2021 through fiscal 2023, see “Historical Grants and Share Usage” below.
We are asking stockholders to approve the Third Amended and Restated Plan so that we can effectively maintain the vital equity component of our compensation program going forward. Our equity compensation program, which furthers our compensation philosophy, provides our executives and non-executive employees with an incentive to deliver our long-term strategic objectives. Our executive compensation program has been approved by over 97.7% and 92.6% of our stockholders in each of the past two years, respectively. We believe granting equity at benchmarked levels is a critical tool for attracting, retaining and rewarding our Directors and key employees, and aligning their interests with those of our stockholders over the long term. We believe that providing at-risk, equity-based compensation is a fundamental component of our compensation program, is essential to creating compensation opportunities that are competitive relative to market levels and aligns Director and key employee incentives with our stockholders’ interests in a manner that promotes long-term performance.
At our current stock price, we did not have sufficient shares to make our annual grants for fiscal 2024, which would have typically occurred in October 2023. As noted in our Compensation Discussion and Analysis included within this proxy statement, due to our fiscal 2023 performance, our annual incentive plan did not pay out to any of our eligible associates this year. Further, we did not make any merit-based increases in base salary for executive officers for fiscal 2024 and have delayed any decisions on merit-based base salary increases for other associates while we implement our near-term productivity and efficiency initiatives. Accordingly, we are requesting sufficient shares to make our fiscal 2024 grants following the Annual Meeting. Our ability to make these awards will be crucial to retain our associates and incentivize the hard work we are asking our team in delivering our long-term transformation agenda.
At last year’s annual meeting, our equity plan proposal did not gain the requisite stockholder approval with holders representing 49.24% of the shares entitled to vote voting in favor of that proposal. In connection with last year’s annual meeting, and during our annual stockholder engagement calls in the summer of 2023, we had an opportunity to talk with many of our largest stockholders and receive their feedback. The following table describes some of the key messages we heard in those sessions, as well as the responsive action our Board has taken.

STOCKHOLDER FEEDBACK		UNFI RESPONSE

Dilution and Burn Rate Levels Were a Concern	→
•In fiscal 2022, increased weighting of PSUs to 60% of award, tying more equity to performance. Our last four PSUs have paid out at 54%, 99%, 24%, and 5%, reflecting rigorous performance goals.
•Maintained disciplined grant practices in recent years as our stock price increased.
•Authorized a stock repurchase program, which provided an opportunity to offset dilution (in fiscal 2023, we repurchased approximately 1,888,000 shares of our common stock compared to the 1,656,475 shares granted).
•Equity compensation levels are benchmarked on a regular basis, however, our relatively low market capitalization, together with our low common shares outstanding, drives higher dilution levels.

Believed We Had Sufficient Shares Available and Preferred Not to Vote on Multiple Additional Years	→
•As of last year’s record date, we had approximately 1.58 million shares available for grant under our plan. At the stock price at that time, we may have had sufficient shares to make our fiscal 2024 grant.
•At our current stock price, we do not have sufficient shares for our fiscal 2024 grant.
•This year’s request represents only the shares we expect to need to make our fiscal 2024 annual and new hire grants.

Support Our Equity Compensation Plan Design and Levels	→
•We need approval of additional shares to execute the compensation program that stockholders have told us they support.
•In fiscal 2024, we did not increase grant levels for any of our executives. We believe our existing grant levels are sufficient to retain and motivate our management team at this time.

Prefer Equity Compensation to Cash-Based	→
•If we do not obtain approval for additional shares to cover our annual LTI awards, we may be compelled to increase the cash-based component of employee compensation to retain our employees, which is contrary to our compensation philosophy, which seeks to maintain the alignment of employee and stockholder interests.
•Without this approval, we will not have sufficient shares for grant needs and will lose a critical tool for recruiting, retaining and motivating our employees, which would put us at a competitive disadvantage in attracting and retaining talent.

Our Board recognizes the impact of dilution on our stockholders and believes that it has prudently managed equity awards, giving proper consideration to the dilutive impact of stock awards on stockholder equity. In September 2022, our Board authorized a share repurchase program for up to $200 million of our common stock over a term of four years (the 2022 Repurchase Program), which, subject to certain restrictions in our debt instruments, gives us the opportunity to partially offset dilution with repurchased shares. In fiscal 2023, we repurchased approximately 1,888,000 shares of our common stock under the 2022 Repurchase Program, compared to 1,656,475 shares granted under the Second Amended and Restated 2020 Equity Incentive Plan. Our Compensation Committee reviews benchmark data in setting equity compensation levels and believes that grant amounts to our executive officers and other employees are sufficiently competitive to attract and retain top talent while remaining consistent with market levels of equity compensation.
Total dilution after giving effect to the proposed amendment would be 13.1%. We calculated our dilution rate as the sum of grants outstanding and shares available for future awards (numerator) divided by basic common shares outstanding, in each case as of October 25, 2023.

At our current share price, our low level of shares results in elevated dilution relative to our peers to maintain similar compensation practices. As our stock price previously increased, we maintained disciplined equity grant practices, which is evidenced by a 38% decrease in shares granted from fiscal 2021 to fiscal 2023. Further, we do not sell shares withheld to cover taxes and do not recycle these as available shares. Accordingly, actual dilution upon vesting of outstanding awards is less than reflected above.
The 2,168,412 shares remaining available under the Second Amended and Restated Plan are not sufficient to allow us to continue to make equity grants to our employees and Directors.
For fiscal 2024, our Compensation Committee recommended, and our Board approved, subject to stockholder approval of the Third Amended and Restated Plan, the grant of $55 million of equity compensation to our employees and Directors. If stockholders do not approve this request for additional authorized shares, we will be required to consider alternative compensation structures, including cash-based compensation, which we do not believe is in the best interests of our stockholders as it could reduce the alignment of employee and stockholder interests and cause us to use cash for compensation that could otherwise invest in the business. Additionally, in our stockholder engagement calls this summer, we heard from our stockholders that they prefer that we utilize equity compensation, particularly more weighted to performance-based compensation, such as we have in our compensation program.
If we cannot grant competitive levels of equity-based compensation, our ability to attract and retain valuable employees would be significantly diminished, and our ability to retain key employees is vital to achieving our business strategy. We believe that it is in the best interests of our stockholders for our leadership to be stockholders and to be compensated in shares of our common stock. We strive to align our executive compensation packages to market practices, with the result that a significant portion of our executive officers’ total pay opportunities are in equity-based incentives: 66% of the total opportunity for our CEO, and an average of 51% for our other NEOs. We generally grant equity awards to employees at and above the director level because we believe the performance of employees at that level and above has the most direct impact on achievement of the Company’s long-term strategic goals. Grants to associates other than executive officers represented 74% of the total equity dollars in fiscal 2023, reflecting our broad based distribution of equity grants to align our employees’ interests with stockholder interests. For information about grants made under our equity plans, see “Historical Grants and Share Usage” below.
Best Practices
As further described below in “Summary of the Third Amended and Restated Plan”, the Third Amended and Restated Plan includes terms and conditions that reflect best practices in governance and compensation:
•Grants under the plan are subject to our NYSE-mandated executive clawback policy, as well as our broader recoupment policy and stock ownership guidelines, each as in effect from time to time (including any changes that may be implemented to comply with listing requirements). Awards are not transferable (other than upon death);
•Change in control provisions are “double trigger” (requiring both a change in control and a termination of employment);
•The plan specifically describes the treatment of awards upon death, disability, retirement and certain separation events, thus limiting the need for exercise of administrative discretion and, in the case of retirement, maintaining incentives to focus executives that are nearing retirement (a time of heightened risk for short-term initiatives), on long-term performance;
•The plan contains a one-year minimum vesting requirement, with exceptions for death, disability, change in control, and up to 5% of the share reserve;
•The plan prohibits repricing of options and SARs;
•The plan includes detailed provisions for performance awards, which generally terminate upon termination of employment (other than terminations upon death, disability and retirement);
•The plan does not contain “liberal share recycling” provisions (shares surrendered upon payment of the option exercise price or used to pay tax withholding on any award are not added back to the number of shares that are available for awards, and any SARs that are settled in shares will be deemed to use the full amount of shares underlying the award);
•The plan contains limits on grant amounts and total compensation to non-employee Directors and per participant award limits; and
•Dividends (if any) payable on unvested awards are not available until the award has vested.

Summary of the Third Amended and Restated Plan
The following summary of the material terms of the Third Amended and Restated Plan is qualified in its entirety by reference to the complete text of the Third Amended and Restated Plan, as proposed to be amended, as set forth in Annex A to this proxy statement. You should read the complete text of the Third Amended and Restated Plan for more details regarding the operation of the Third Amended and Restated Plan. Capitalized terms used but not defined in this section shall have the meaning ascribed to such term in the Third Amended and Restated Plan.
Purpose
The purpose of the Third Amended and Restated Plan is to promote our interests and those of our stockholders by attracting and retaining key officers, employees, Directors and consultants; motivating such individuals by means of performance-related incentives to achieve long-range performance goals; enabling such individuals to participate in our long-term growth and financial success; encouraging ownership of our stock by such individuals; and linking their compensation to our long-term interests and those of our stockholders.
Administration
The Third Amended and Restated Plan must be administered by a committee composed of at least two “non-employee Directors,” within the meaning of Section 16 of the Exchange Act, and Rule l 6b-3 thereunder, each whom will be “independent” within the meaning of the NYSE listing standards and the rules and regulations of the SEC. The Board has appointed the full Compensation Committee to serve as the administrator of the Third Amended and Restated Plan. The Compensation Committee determines eligibility for and designates participants of the Third Amended and Restated Plan; determines the type and number of awards to be granted; determines the timing, terms and conditions of any award; and makes other determinations as provided in the Third Amended and Restated Plan. All decisions and interpretations made by the Compensation Committee with respect to the Third Amended and Restated Plan will be binding on us and participants. Subject to certain limitations under the Third Amended and Restated Plan, the Compensation Committee may delegate its authority to our officers to grant, modify or cancel awards, other than with respect to participants who are subject to Section 16 of the Exchange Act; any resolution delegating such authority shall specify the maximum amount that may be granted under such delegated authority.
Prohibition on Repricing without Stockholder Approval
The Third Amended and Restated Plan provides that, without the approval of our stockholders, the Compensation Committee may not lower the option price of a stock option after it is granted, lower the grant price of a SAR after it is granted, cancel a stock option in exchange for a replacement stock option or SAR with a lower exercise price or grant price when the option price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a Change in Control), cancel a SAR in exchange for a replacement stock option or SAR with a lower exercise price or grant price when the grant price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a Change in Control), or take any action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which shares of our common stock are traded.
Minimum Vesting Period
Except for Substitute Awards, as determined by the Compensation Committee following the grant of an Award in connection with the death, disability (as defined in Section 409A of the Code) of the Participant, or in the event of a Change in Control or Separation from Service without Cause, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Compensation Committee under the Third Amended and Restated Plan has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the share reserve.
Eligible Participants
Any current or prospective officer, employee, Director or consultant of ours or one of our subsidiaries is eligible to be designated as a participant by the Compensation Committee. However, the granting, vesting and exercise of an award to a prospective employee, Director or consultant are conditioned upon such individual attaining such status. The Board must approve awards to Directors who are not also employees of ours. As of October 25, 2023, approximately 546 employees and 13 non-employee Directors would have been eligible to participate in the Third Amended and Restated Plan if such plan was effective.

Shares Subject to the Third Amended and Restated 2020 Equity Incentive Plan
The maximum number of shares of our common stock that may be issued pursuant to awards under the Third Amended and Restated Plan following its approval by the stockholders is expected to be 7,548,069 shares (Authorized Shares). This represents 3,700,000 additional shares, plus the number of shares remaining available for grant under the existing Plan as of the Annual Meeting, including shares that are forfeited and returned to the existing Plan by such time. The actual number may be higher or lower depending on actual grants and forfeitures made prior to the Annual Meeting The maximum number of awards that we may issue as restricted shares, RSUs or performance share units (i.e., full-value awards) is equal to the number of Authorized Shares. The maximum number of shares with respect to which incentive stock options may be granted under the Third Amended and Restated Plan is 1,000,000. Each share issued pursuant to an award will reduce the share reserve by one share. If any award granted under the Third Amended and Restated Plan or the Prior Plan expires, terminates, is settled in cash or otherwise is forfeited or canceled for any reason without the delivery of shares, the shares no longer subject to such award will again be available for awards under the Third Amended and Restated Plan. Notwithstanding the foregoing, if a stock option or SAR is exercised, in whole or in part, by tender or withholding of shares or if our tax withholding obligation for any award under the Third Amended and Restated Plan is satisfied by the tender or withholding shares, the number of shares deemed to have been issued under the Third Amended and Restated Plan will be the number of shares that were subject to the award or portion thereof and not the net number of shares actually issued. SARs to be settled in shares will be counted in full against the number of shares reserved regardless of the number of shares issued in settlement of the SAR. The number of shares subject to the Third Amended and Restated Plan may be adjusted in the event of certain changes in our capital structure.
Per Participant Limitations
The maximum number of shares in respect of which stock option and SARs that may be granted to a participant under the Third Amended and Restated Plan for any fiscal year is 900,000. The grant date maximum value of restricted shares, RSUs and performance awards denominated in shares that may be granted under the Third Amended and Restated Plan to one individual in any fiscal year is $10,000,000. These limitations are cumulative. In other words, to the extent that shares or cash for which awards are permitted to be granted to a participant during a fiscal year are not covered by an award to such participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of shares (or amount of cash, as the case may be) available for awards to such participant will automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis). The aggregate grant date fair value of equity grants to any non-employee director in any calendar year plus the total cash compensation paid to such director for services rendered for such calendar year may not exceed $800,000.
Terms and Conditions of Awards
The Third Amended and Restated Plan permits the grant of stock options, SARs, restricted shares, RSUs, performance awards (including performance shares and performance units), and other stock-based awards. Stock options granted under the Third Amended and Restated Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to current or prospective officers, employees, Directors and consultants. All awards under the Third Amended and Restated Plan must be evidenced by an award agreement specifying the terms and conditions of the award and any rules applicable thereto.
Stock Options. A stock option represents the right to purchase a specified number of shares during a specified period of up to ten years. The award agreement will set forth the number of shares subject to the stock options, the option price, and the conditions and limitations applicable to the exercise of the stock options as determined by the Compensation Committee. The option price of stock options may not be less than the fair market value on the date that such stock options are granted under the Third Amended and Restated Plan. With respect to incentive stock options, the terms and conditions of such stock options will be subject to and comply with Section 422 of the Code. To the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the shares with respect to which all incentive stock options are exercisable for the first time by an employee during any calendar year exceeds $100,000, or if and to the extent stock options fail to qualify as incentive stock options for any other reason, such stock options will constitute non-qualified stock options. Incentive stock options may not be granted to any individual who, at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our outstanding common stock or any of our subsidiaries, unless the exercise price is not less than 110% of the fair market value of the common stock on the date of the grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
SARs. Unless otherwise set forth in the award agreement, SARs represent the right to receive an amount of cash equal, or shares of common stock having a value equal, to the increase in the fair market value of a specified number of shares between the grant date of the SARs and the date on which they are exercised. The award agreement will set forth the number of shares subject to the award, the grant price, and the conditions and limitations applicable to the exercise of the SARs as determined by the Compensation Committee. The grant price of SARs may not be less than the fair market value on the date that such SARs are granted under the Third Amended and Restated Plan.

Restricted Shares. The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares may be forfeited to us, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. If provided in the award agreement, an award will continue to vest and be exercisable after retirement. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to vote such shares and receive dividends, but any dividends paid on unvested shares of restricted stock will be escrowed and not paid to the participant until the shares of restricted stock on which the dividends were paid vest, and the participant will forfeit any dividends paid on restricted shares that are later forfeited by the participant. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).
RSUs. Each RSU will have a value equal to the fair market value of a share on the date such RSU is granted under the Third Amended and Restated Plan. RSUs may be paid in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. RSUs will be subject to transfer restrictions similar to those of restricted shares, except that no shares are awarded to a participant who is granted RSUs on the date of grant, and such participant will have no rights of a stockholder with respect to the RSUs until the restrictions set forth in the award agreement lapse. The award agreement for RSUs will set forth the number of shares subject to the award, the period during which, and the conditions under which, the RSUs may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the Third Amended and Restated Plan) that will subject the shares to forfeiture and transfer restrictions. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the RSUs (and any dividend equivalent rights with respect thereto) will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.
Performance Award. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and RSUs), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee determines. Subject to the terms of the Third Amended and Restated Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award; however, any such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis. Separation from service prior to the end of any performance period, other than for reasons of death, disability, retirement or separation from service without cause (as defined in the Third Amended and Restated Plan), will result in the forfeiture of the performance award, and no payments will be made. If provided in the applicable award agreement or in accordance with any determination of the Compensation Committee, performance awards granted in the year in which retirement occurs will be pro-rated to reflect the length of service during the applicable performance period prior to retirement. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award.
The Compensation Committee must, in writing, select the performance goal(s) applicable to the performance period, establish the various targets and bonus amounts which may be earned for such performance period, and specify the relationship between performance goals and targets and the amounts to be earned for such performance period. Following the completion of each performance period, the Compensation Committee must certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. The Compensation Committee may adjust the amount of cash or number of shares payable to take into account additional factors that it might deem relevant affecting performance.
The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring and/or described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders on Form 10-K for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to our operations or not within the reasonable control of our management; and (viii) any other event, condition or circumstance for which the Compensation Committee determines that an adjustment would be appropriate based on Compensation Committee guidelines, prior practice or other considerations.
Other Stock-Based Awards. The Compensation Committee may grant stock-based awards other than stock options, SARs, restricted shares, RSUs and performance awards. Such other stock-based awards will consist of an award of shares or an award denominated or payable in, or valued in whole or part by reference to, shares, and will have terms determined by the Compensation Committee to be consistent with the purposes of the Third Amended and Restated Plan.
Separation from Service
The Compensation Committee will determine the terms and conditions that will apply to any award upon a participant’s separation from service and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the award agreement, awards will fully vest on death or disability. Unless otherwise provided in the Third Amended and Restated Plan, an award agreement or a written employment or similar agreement between us and a participant, if a participant’s employment with or service to us terminates before the restrictions imposed on the award lapse, the performance goals have been satisfied or the award otherwise vests, such award will be forfeited. Except as otherwise provided in an award agreement or a written employment agreement or similar agreement between us and a participant, if a participant’s employment terminates prior to a Change in Control (as defined in the Third Amended and Restated Plan), for any reason other than death or disability, the vesting of any unvested award will not be triggered by such termination of employment or service. Notwithstanding the foregoing, termination of employment or service without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of the acquirer or in contemplation of such Change in Control will be treated as if such termination of employment or service took place after such Change in Control provided that the Change in Control actually occurs.
In the case of an employee participant who is not a party to an employment agreement or separate agreement which is governing the treatment of equity awards, the following treatment will apply with respect to awards (subject to the exercise of the discretion of the Compensation Committee). Upon a qualifying Separation from Service without Cause (as defined in the Third Amended and Restated Plan), a prorated portion of outstanding awards of RSUs shall vest upon such separation and a prorated portion of outstanding PSUs shall continue to vest subject to actual performance. The remainder of RSUs and PSUs not vesting in accordance with the terms of the Third Amended and Restated Plan will be forfeited. Pursuant to the Third Amended and Restated Plan, the Compensation Committee has authority to make determinations as to the timing, conditions and acceleration of vesting of equity awards granted, including in regard to any separation of service. Additionally, such prorated vesting is subject to the participant’s execution and non-revocation of release.
The Third Amended and Restated Plan permits awards to continue to vest in retirement (defined as a termination of active employment after the participant has attained 59 years of age and provided ten (10) years of service), if so provided in the award agreement. Performance awards granted in the year in which retirement takes place are pro-rated to reflect the length of the participant’s service during the applicable performance period prior to retirement. As a matter of policy, the Company expects all award agreements under the Third Amended and Restated Plan to include provisions allowing for vesting through retirement.
Change in Control
In the event of a Change in Control, the successor or purchasing entity may, without the consent of any participant, either assume or continue our rights and obligations under any award outstanding immediately prior to the Change in Control or substitute for any such outstanding award a substantially equivalent award with respect to the successor’s or purchasing entity's stock. The Compensation Committee may in its discretion and without the consent of any participant determine that, upon the occurrence of a Change in Control, each or any award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity a party to the Change in Control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such award.
Unless otherwise expressly provided in the award agreement, an employment agreement or other written agreement between us and a participant, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does assume or continue outstanding awards upon the Change in Control, if a participant’s employment with or service to us is terminated involuntarily for any reason other than Cause (as defined in the Third Amended and Restated Plan), or a participant terminates his or her employment or service for Good Reason (as defined in the Third Amended and Restated Plan) within twelve (12) months of such Change in Control: (a) stock options and SARs will become fully vested as of the termination date and exercisable no later than 30 days following such termination date (or such other date permitted by Section 409A of the Code); (b) restricted shares and RSUs will become fully vested as of such termination date and will be delivered no later than 30 days following such termination date; and (c) any then-in-progress performance awards will become fully vested at target performance levels as of such termination date and will be delivered no later than 30 days following such termination date. Any outstanding performance awards relating to performance periods ending prior to the termination date which have been earned but not paid will become immediately payable.
Unless otherwise expressly provided in the award agreement, an employment agreement or similar written agreement with us, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does not assume or continue outstanding awards upon the Change in Control, all outstanding awards that are not assumed or continued will be treated as follows (to the extent permitted by Section 409A of the Code): (a) stock options and SARs will become fully vested and exercisable as of date and time immediately prior to the Change in Control; (b) restricted shares and RSUs will become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control; and (c) unless otherwise determined by the Compensation Committee, any performance awards relating to performance periods that have not ended as of the date of a Change in Control will automatically vest and become payable at the target level of performance.
Transferability of Awards
Except as otherwise permitted in an award agreement or by the Compensation Committee, awards under the Third Amended and Restated Plan are not transferable other than by a participant's will or the laws of descent and distribution.
Term and Amendment
No new awards may be granted under the Third Amended and Restated Plan after the seventh anniversary of the effective date, which will be December 19, 2023, subject to approval of our stockholders. The Board may amend, alter, suspend, discontinue or terminate the Third Amended and Restated Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
Restrictive Covenants
Agreement to the restrictive covenants that shall be set forth in the applicable award agreement under the Third Amended and Restated Plan, including confidentiality, non-competition, non-solicitation and cooperation, is a condition to receipt of an award. The Committee may waive any conditions or rights under, amend the terms of or alter, suspend, discontinue, cancel or terminate any award granted (including retroactively) provided that any such action does not materially or adversely affect the rights of the participant without his or her consent.
Certain Federal Income Tax Consequences
The following is a brief summary of certain Federal income tax laws in effect on the date hereof with applicability to the Third Amended and Restated Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The Third Amended and Restated Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the Third Amended and Restated Plan. The Third Amended and Restated Plan is not intended to be qualified under Section 40l(a) of the Code.
Stock Options
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of stock options. Upon exercising a non-qualified option, the participant generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to non-qualified stock options. A participant generally will not recognize income, and we will not be entitled to take a deduction, upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the grant date of the stock options and more than one year after the date they were exercised, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to incentive stock options if such holdings periods are met. If the participant does not satisfy these holding periods, then the participant will recognize ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise, over the exercise price, and we should be entitled to take a corresponding deduction.

SARs
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of SARs. Upon exercising a SAR, the participant generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR exercise price, if any, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.
Restricted Shares
The award of restricted shares will not result in taxable income to the participant, and we will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and we will be entitled to a deduction for the same amount.
Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant. If an effective election under Section 83(b) of the Code is made, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and we will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.
Any additional gain or loss recognized upon the later disposition of shares acquired upon the vesting of restricted shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. Unless a participant makes an effective Section 83(b) election, the participant’s basis in the stock will be its fair market value at the time the restricted shares vest. We generally will have no tax consequence in connection with the later disposition of vested restricted shares.
RSUs
With respect to a grant of RSUs, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the RSU award, and we will be entitled to a deduction for the same amount. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the settlement of the RSU. For this purpose, the participant’s basis in the common stock is his or her fair market value at the time the RSUs are settled (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to RSUs. A Section 83(b) election is not available with respect to RSUs. Any additional gain or loss recognized upon the later disposition of shares acquired upon the settlement of RSUs will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired in settlement of RSUs.
Performance Awards
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of performance awards unless the performance award is made in the form of shares and the participant makes an effective election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election is not available with respect to performance awards that are denominated as units. With respect to performance awards that are in the form of shares, a participant will recognize ordinary income in the same manner as described above with respect to restricted shares, with the vesting to be determined based on satisfaction of the performance goals. With respect to performance awards that are in the form of units (whether cash settled or stock settled), a participant will recognize ordinary income in the same manner as described above with respect to RSUs.
Substitute Payments
Substitute payments for dividends made to participants upon the vesting of restricted shares or certain performance awards payable in our stock will be taxed as ordinary income. After vesting, dividend payments may be qualified dividend income subject to federal capital gains tax treatment provided that the stockholder meets certain other requirements with respect to those shares. If a participant makes an effective Section 83(b) election with respect to restricted shares or certain eligible performance awards, these payments may be qualified dividend income, provided that the other requirements are met. We recommend that participants consult with their tax advisors to determine whether such dividends are qualified dividend income.
Section 409A
Section 409A of the Code provides generally that nonqualified deferred compensation that does not meet certain requirements will subject the recipients of such compensation to accelerated taxation, enhanced underpayment interest and an additional twenty percent tax. Although we intend to administer the Third Amended and Restated Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, we do not warrant that any award under the Third Amended and Restated Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. We will not be liable to any participant for any tax, interest, or penalties that such participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Third Amended and Restated Plan.
New Plan Benefits
Information about grants made under the Third Amended and Restated 2020 Equity Incentive Plan, subject to stockholder approval, is set forth in the following New Plan Benefits table. Any future awards granted to eligible participants under the Third Amended and Restated 2020 Equity Incentive Plan will be subject to the discretion of the Compensation Committee and, therefore, the total number of awards that will be granted under the Third Amended and Restated 2020 Equity Incentive Plan is not determinable at this time.
NEW PLAN BENEFITS
Third Amended and Restated 2020 Executive Incentive Plan

Name and Position	Dollar Value $	Number of Units
J. Alexander Miller Douglas	$5,000,000	*
John W. Howard	$1,800,000	*
Louis Martin	$1,300,000	*
Danielle Benedict	$850,000	*
All executive officers as a group	$12,800,000	*
All non-executive Directors as a group	$1,920,728	*
All non-executive officer employees as a group	$40,335,000	*
*The number of units underlying each award will be determined using the closing price of our common stock on December 21, 2023, the grant date for each award, as reported on the NYSE.
Historical Grants and Share Usage
The following table displays the number of full value awards (RSUs and PSUs) and stock options outstanding as of the last day of each of the Company’s most recently completed three fiscal years and as of October 25, 2023, as well as additional information with respect to the average exercise price and remaining term for stock options, along with the shares available for issuance under the Second Amended and Restated 2020 Equity Incentive or the Prior Plan as of such dates and the total number of the Company’s shares then outstanding:

Fiscal Year	Options Outstanding (1)	Weighted Average Exercise Price of Stock Options	Weighted Average Remaining Term (years)	Full Value Awards Outstanding(2)	Shares Available for Issuance	Common Shares Outstanding
2021	764,310	$49.02	2.2	6,891,764	3,932,349	56,284,144
2022	487,116	$54.11	1.6	5,029,114	2,862,679	58,308,537
2023	311,861	$55.46	1.1	3,251,918	1,637,098	58,484,369
10/25/2023	272,294	$54.22	1.0	1,650,357	2,168,412	59,407,820
(1)Fiscal 2021, fiscal 2022, fiscal 2023 and October 25, 2023, include 601,662, 361,481, 252,516 and 242,994 of Supervalu replacement options, respectively.
(2)Fiscal 2021 includes 50,514 of replacement awards issued in connection with the Supervalu acquisition, which we settled in cash upon vesting.

The following table sets forth information related to stock options and RSUs (excluding performance shares and performance units) granted by the Company under the Second Amended and Restated 2020 Equity Incentive Plan and the Prior Plan and forfeited in fiscal years 2021, 2022 and 2023 and through October 25, 2023 for fiscal 2024:

Fiscal Year	Option Shares Granted	Option Shares Forfeited(1)	Restricted Share Units Granted (2)	Restricted Share Units Forfeited
2021	—	312,461	2,128,307	350,870
2022	—	65,986	945,991	258,434
2023	—	171,087	1,257,107	195,117
10/25/2023	—	39,567	37,735	31,089
Total	—	589,101	4,369,140	835,510
(1)Excludes options cancelled upon expiration of exercise period.
(2)Number of RSUs granted decreased 41% from fiscal 2021 to fiscal 2023.
The following table sets forth information related to the PSU awards granted under the Second Amended and Restated 2020 Equity Incentive Plan, as applicable, in fiscal 2021, 2022 and 2023, and the portion of those awards that vested or were forfeited following completion of the applicable performance period (if such performance period has ended):

Grant Date	Performance Period	Performance Awards Granted at Target Level of Performance (# of shares)(1)	Performance Awards Vested (# of shares)(2)	Performance Awards Forfeited (as a % of total award)(1)(2)
10/12/2020	Fiscal 2021 – 2023	545,054	283,465	48%
10/12/2021	Fiscal 2022 – 2024	297,588
10/6/2022	Fiscal 2023 – 2025	399,368
(1)Excludes awards forfeited prior to vesting due to separation of service; Number of PSUs granted decreased 27% from fiscal 2021 to fiscal 2023.
(2)The performance periods for the awards granted on October 12, 2021 and October 6, 2022 are not completed.

The Board unanimously recommends that stockholders vote “FOR” the approval of the Third Amended and Restated 2020 Equity Incentive Plan. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Other Matters
Stock Ownership of Certain Beneficial Owners and Management
This table includes information regarding the amount of our common stock beneficially owned as of October 25, 2023 by (i) each of our Directors, (ii) each of our executive officers named in the “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2021-2023,” (iii) all of our current Directors and executive officers as a group and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
J. Alexander Miller Douglas(4)	97,190	**
Eric F. Artz	55,463	**
Ann Torre Bates	—	**
Lynn S. Blake	—	**
Gloria R. Boyland	10,690	**
Denise M. Clark	62,415	**
Daphne J. Dufresne	52,133	**
Michael S. Funk(5)	71,861	**
James M. Loree	—	**
Shamim Mohammad	7,674	**
James L. Muehlbauer	76,931	**
James C. Pappas(6)	470,322	**
Peter A. Roy	78,186	**
Jack Stahl	43,367	**
John W. Howard	111,231	**
Danielle Benedict	80,782	**
Louis Martin	8,348	**
Michael C. Stigers(7)	121,389	**
Christopher P. Testa	117,917	**
All current Directors and executive officers, as a group (20 persons)(8)(9)	1,240,055	2.1%
Other Stockholders:
BlackRock, Inc.(10)	9,757,603	16.4%
The Vanguard Group(11)	7,160,905	12.1%
Dimensional Fund Advisors LP(12)	4,467,495	7.5%
Kiltearn Partners LLP(13)	2,147,201	3.6%
**    Less than 1%
(1)The address for each listed Director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The address for Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison is Exchange Place 3, 3 Semple Street, Edinburgh, United Kingdom EH3 8BL.
(2)The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 25, 2023, through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.
(3)The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options and that are exercisable within 60 days after October 25, 2023: Mr. Testa—3,800 and Mr. Stigers—23,427. All Directors and executive officers as a group—27,227.
(4)Includes 600 shares held by Mr. Douglas’s spouse.

(5)Includes 100 shares held by a minor child.
(6)Includes 293,144 shares held by JCP Investment Partnership, LP (“JCP Partnership”) and 177,178 shares held in certain accounts (“JCP Accounts”) managed by JCP Investment Management, LLC (“JCP Management”). JCP Investment Partners, LP (“JCP Partners”) is the general partner of JCP Partnership. JCP Investment Holdings (“JCP Holdings”) is the general partner of JCP Partners. JCP Management is the investment manager of JCP Partnership and the JCP Accounts. Mr. Pappas is the sole member of JCP Holdings and the managing member of JCP Management.
(7)Mr. Stigers resigned from Company effective May 31, 2023. The number of shares is based on information disclosed in Mr. Stigers’s director and officer questionnaire, which he completed in August 2023. Includes 10,000 shares held by a revocable family trust.
(8)Excludes Mr. Stigers and Mr. Testa, as at they were not officers of the Company at October 25, 2023.
(9)Includes 2,345 RSUs held by Directors and executive officers that vest within 60 days of October 25, 2023.
(10)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 9,631,375 shares and sole dispositive power with respect to 9,757,603 shares. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G.
(11)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Vanguard Group reported shared voting power with respect to 65,487 shares, sole dispositive power with respect to 7,038,102 shares and shared dispositive power with respect to 122,803 shares.
(12)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 4,403,281 shares and sole dispositive power with respect to 4,467,495 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(13)Beneficial ownership information based solely on a Schedule 13G/A jointly filed with the SEC on February 9, 2023 by Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison. Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison each reported shared voting power and shared dispositive power with respect to 2,147,201 shares.
Stockholder Proposals and Director Nominations for the Next Annual Meeting of Stockholders
Stockholder Proposal
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the next annual meeting of stockholders must be submitted to our Corporate Secretary at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 11, 2024. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
Proxy Access Nominee
We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of Directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. For the next annual meeting of stockholders, notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than June 11, 2024 and no later than July 11, 2024.
Advanced Notice Provisions for Proposal or Nominee
Our Bylaws also establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the next annual meeting of stockholders or to nominate a director for election, but does not wish (or is not entitled) to have the proposal or director nomination considered for inclusion in our proxy statement, such stockholder must give written notice to our Corporate Secretary at the address noted above, which notice must be received by our Corporate Secretary no earlier than July 22, 2024 and no later than August 21, 2024. The stockholder’s submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder’s ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
See “Proposal 1—Election of Directors—Stockholder Director Recommendations and Proxy Access” for further information on the requirements in our Bylaws related to proxy access and our advance notice procedures.
Universal Proxy Rules
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to UNFI at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 annual meeting (expected to be held in calendar year 2024), no later than October 20, 2024). However, if the date of the 2024 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made by the Company.

Information About the Meeting
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Wednesday, October 25, 2023 (the Record Date) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on October 25, 2023, we had 59,407,820 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report were first made available to stockholders of record as of the Record Date on or about November 8, 2023. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 8, 2023, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote. Stockholders of record who have previously elected to receive a full set of proxy materials in hard copy will receive such materials in lieu of the Notice of Proxy Availability.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Lynn S. Blake, Gloria R. Boyland, Denise M. Clark, J. Alexander Miller Douglas, Daphne J. Dufresne, Michael S. Funk, James M. Loree, Shamim Mohammad, James L. Muehlbauer, James C. Pappas and Jack Stahl as Directors to serve until the next annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2024 (Proposal 2);
FOR the approval, on an advisory basis, of our executive compensation (Proposal 3);
For ONE YEAR as the frequency of advisory approval of our executive compensation (Proposal 4); and
FOR the approval of our Third Amended and Restated 2020 Equity Incentive Plan (Proposal 5).
If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone or (4) sending a written revocation to our Corporate Secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the Annual Meeting virtually through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. Your latest dated proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For Proposals 2, 3 and 5 you may vote “FOR” or “AGAINST” or abstain from voting. For Proposal 4, you may vote for ONE YEAR, TWO YEARS, THREE YEARS or abstain from voting.
Stockholders of Record
If you are a stockholder of record, there are four ways to vote:
•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;
•by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability;
•by voting on the Internet before the meeting; or
•by voting on the Internet during the meeting.
To vote on the Internet before the meeting, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the Annual Meeting. You will be asked to provide the 16-digit control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on December 18, 2023 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2023AM. If you wish to vote at the Annual Meeting while attending virtually, you must have your 16-digit control number from your Notice of Proxy Availability or proxy card.
Street Name Holders
If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name.” If you hold your shares in street name, these proxy materials will be forwarded to you by your broker, bank or other nominee and you should follow the voting instructions provided by your broker, bank or other nominee. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee on how to vote your shares. You may complete and return a voting instruction card to your broker, bank or other nominee. Please check your Notice of Proxy Availability or contact your bank, broker or other nominee for more information. If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability or voting instruction card.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to confirm the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Broker Non-Votes and Proxy Solicitation
If you do not provide your broker instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1, 3, 4 and 5 are non-discretionary items for which your broker will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker may vote your shares in its discretion even without voting instructions from you. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum but will not otherwise have any effect on the outcome of the vote on Proposals 1, 3, 4 and 5.
In addition to solicitations by mail and the Internet, our Directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Saratoga Proxy Consulting, LLC, to assist in the solicitation of proxies for a fee of $15,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
Quorum
Presence by attendance through the virtual Annual Meeting, or by proxy, of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum at the meeting. Shares of common stock present by attendance through the virtual Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
Votes Required
Proposal 1 (election of a total of eleven nominees as Directors) is an uncontested Director election. In uncontested elections, our Bylaws require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a Director will be elected if the number of shares voted “FOR” the Director exceeds the number of shares voted “AGAINST” the Director. Since each nominee is already a Director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the Director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.
For each of Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory approval of our executive compensation) and Proposal 5 (approval of the Third Amended and Restated 2020 Equity Incentive Plan), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2, 3 and 5) and broker non-votes (in the case of Proposals 3 and 5) will have no effect on the results because they are not considered votes cast.

For Proposal 4 (advisory vote on the frequency of advisory votes to approve our executive compensation), the Company will consider stockholders to have expressed a non-binding preference for the option that receives the most votes. Abstentions and broker non-votes will have no effect on the results because they are not considered votes cast.
Attending the Annual Meeting
We will be hosting a fully virtual Annual Meeting, as we have done for several years, live via the Internet. There will be no in-person meeting. We believe that hosting the Annual Meeting via the Internet encourages greater attendance and participation, including from investors who could not otherwise travel to attend our meeting, by providing virtual access and the ability to submit questions to be answered by Management or Directors online during and prior to the Annual Meeting. In addition, this format eliminates certain costs associated with holding an in-person meeting.
A summary of the information you need to attend the Annual Meeting online is provided below:
•Any stockholder as of the Record Date can attend the Annual Meeting virtually through the Internet at www.virtualshareholdermeeting.com/unfi2023AM.
•Meeting starts at 4:00 p.m. Eastern Standard Time, with log-in at 3:45 p.m. on Tuesday, December 19, 2023.
•If attending the Annual Meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability or proxy card to enter the Annual Meeting.
•If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability or voting instruction card.
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2023AM.
•Stockholders may vote and, subject to any rules of conduct posted on the Annual Meeting website, submit questions while attending the Annual Meeting through the Internet. If your question is properly submitted during the relevant portion of the meeting agenda, we will do our best to respond to your question during the live webcast as time permits. We may consolidate answers to similar questions and will prioritize questions from stockholders who identify themselves by name. We will post responses to questions that we do not have sufficient time to answer during the meeting on our website.
•If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In either of these situations, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/unfi2023AM. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.
•Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/unfi2023AM until December 19, 2024.
Before the meeting, you may post any questions to be answered at the meeting at www.proxyvote.com. You may also ask questions during the meeting, as described above.
Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker or other nominee. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at (952) 828-4144 or United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908, Attn: Investor Relations.

Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

The Board hopes that stockholders will attend the Annual Meeting on the Internet through a virtual web conference. Regardless of whether you plan to attend the Annual Meeting, you are urged to vote via the Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card as soon as possible so that your shares are represented at the Annual Meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the Annual Meeting may revoke their proxies and cast their votes electronically over the Internet through the virtual Annual Meeting.

By Order of the Board of Directors,

Jack Stahl
Independent Chair of the Board

November 8, 2023

THIRD AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF DECEMBER 19, 2023)

THIRD AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF DECEMBER 19, 2023)

Section 1. History and Purpose.

The United Natural Foods, Inc. 2020 Equity Incentive Plan (the “Plan”) was established by United Natural Foods, Inc. (the “Company”) to promote the interests of Company and its stockholders by fulfilling one or more of the following objectives: (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-term performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) aligning their compensation with the long-term interests of the Company and its stockholders. The Plan has been amended from time to time and the following provisions constitute an amendment and restatement of the Plan as in effect immediately prior to the Effective Date.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquiror” has the meaning provided in Section 12.1.

2.2 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish, or any similar award under the Prior Plan.

2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, unless otherwise defined in the applicable Award Agreement, (i) conviction of the Participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or any Subsidiary or Affiliate or their reputation; (iii) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the covenants described in Section 14.8 of this Plan.

2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

(c) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates; or

(d) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for Participants primarily employed in the line of business disposed of.

Notwithstanding the foregoing, in the case of any Award that is subject to Section 409A of the Code, a Change in Control must also constitute a change in control event within the meaning of Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and (ii) “independent” within the meaning of the listing standards of the New York Stock Exchange and the rules and regulations of the SEC.

2.10 “Company” means United Natural Foods, Inc., a Delaware corporation, and its successors and assigns.

2.11 “Consultant” means any consultant to the Company or its Subsidiaries.

2.12 “Director” means a member of the Board.

2.12A “Director Limit” has the meaning provided in Section 10.3 of the Plan.

2.13 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan. With respect to Awards subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.14 “Effective Date” has the meaning provided in Section 15.1 of the Plan.

2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the New York Stock Exchange, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 RESERVED.

2.19 “Good Reason” means, unless otherwise provided in an Award Agreement, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the assignment of duties to a Participant that are materially adversely inconsistent with the Participant’s duties immediately prior to a Change in Control, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Participant; (ii) a material reduction in a Participant’s title, authority or reporting status following a Change in Control as compared to such title, authority or reporting status immediately prior to a Change in Control, (iii) the Company’s requirement that a Participant relocate more than fifty (50) miles from the Participant’s place of employment prior to the Participant performed such duties prior to the Change in Control; (iv) a material reduction in the Participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the Participant; (v) failure to include the Participant in any new employee benefit plans established by the Company for similarly-situated executives or a material reduction in the Employee’s level of participation in any benefit plans of the Company in which the Employee participated immediately prior to the Change in Control provided that a reduction or elimination of such plans with respect to all similarly-situated executives or a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the Acquiror to assume and perform the Award Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the Participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.20 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 hereof used to determine whether there is any payment due upon exercise of the SAR.

2.21 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto, or a similar Award under the Prior Plan.

2.22 “Non~~-~~Employee Director” means a member of the Board who is not an Employee of the Company or any Subsidiary.

2.23 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option, or a similar Award under the Prior Plan.

2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan or the Prior Plan. An Other Stock-Based Award that is not settled in cash shall be treated as a Restricted Share Award.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28 “Participant” means any Employee, Director, or Consultant who receives an Award under the Plan.

2.29 “Performance Award” means any Award granted under Section 8 of the Plan or a similar Award under the Prior Plan. A Performance Award that is not settled in cash shall be treated as a Restricted Share Award.

2.30 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.30A “Prior Effective Date” means December 18, 2019.

2.31 “Prior Plan” means the United Natural Foods, Inc. Second Amended and Restated 2012 Equity Incentive Plan.

2.32 “Relocation” has the meaning provided in Section 11.3 hereof.

2.33 “Restricted Share” means any Share granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.34 “Restricted Share Unit” means any unit granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.35 “Retirement” means the termination of the Participant’s employment with the Company and all of its Subsidiaries and Affiliates on or after the date on which both of the following have occurred: (i) the Participant has attained 59 years of age and (ii) the Participant has provided ten (10) years of service to the Company and its Subsidiaries and Affiliates. Years of service will be calculated as full years since the Participant’s most recent “hire date” or “rehire date,” which shall mean the applicable date on file for the Participant in the Company’s human resources books and records, determined in the Company’s sole discretion.
2.36 “SEC” means the Securities and Exchange Commission or any successor thereto.

2.37 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.38 RESERVED.

2.39 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder. In the event an Award is not subject to Section 409A of the Code, the term “Separation from Service” or “Separates from Service” shall mean the termination of employment or service with the Company, the Subsidiaries and the Affiliates.

2.40 “Separation from Service without Cause” has the meaning provided in Section 11.3 hereof.

2.41 “Share Reserve” has the meaning set forth in Section 4.1 hereof.

2.42 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 12.1, and 13.3.

2.43 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.44 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Sections 6, 8 or 10 of the Plan, or a similar Award under the Prior Plan, that entitles the holder to receive, with respect to each Share subject to the SAR the amount determined by the Committee and specified in an Award Agreement. If the Award Agreement fails to specify the amount to be received by the holder, the holder shall be entitled to receive, with respect to each Share subject to the exercise of such SAR, the excess of the fair market value of such Share on the date of exercise over the Grant Price.

2.45 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.46 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or with which the Company or a Subsidiary combines.

2.47 “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to:

(a) designate Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(c) determine the type or types of Awards to be granted to a Participant;

(d) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(e) determine the timing, terms, and conditions, including performance objectives, as applicable, and any adjustments thereto, of any Award;

(f) accelerate the time at which all or any part of an Award may be vested, settled or exercised;

(g) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(h) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(i) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(j) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(k) make all determinations under the Plan concerning any Participant’s Separation from Service, including whether such separation occurs by reason of Cause, Good Reason, Disability, or Retirement, and whether a leave of absence constitutes a Separation from Service;

(l) make all determinations under the Plan, including by setting a policy, concerning the treatment of a leave of absence that the Committee determines not to constitute a Separation from Service;

(m) conclusively interpret and administer the Plan, any Award Agreement and any instrument or agreement relating to the Plan or an Award made under the Plan;

(n) except to the extent otherwise prohibited by the Plan, including Section 6.2 of the Plan, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, or in the case of an amendment or modification that is to the Participant’s benefit, without the consent of the holder of the Award;

(o) establish, amend, suspend or waive such policies, processes, rules and regulations and, if desired, appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(p) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction;

(q) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto; and

(r) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company or to a Committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Exchange Act Section 16 or who are otherwise not subject to Section 16. Any resolution delegating authority to grant Awards shall specify the maximum number of Shares underlying Awards that may be granted pursuant to such delegated authority.

3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4. Shares Available for Awards.

4.1 Shares Available; Assumption of Prior Plan Awards. Subject to adjustment under Section 4.3 and the provisions of Section 4.2 below, the maximum aggregate number of Shares reserved and available for distribution under the Plan shall not exceed 7,548,0691 Shares, (such aggregate amount, the “Share Reserve”). Awards made under the Prior Plan were assumed under this Plan as of the Prior Effective Date. The number of Shares with respect to which Incentive Stock Options may be granted under this Plan shall be no more than 1,000,000. If any Award granted under this Plan or the Prior Plan (whether before or after the Effective Date of this Plan) shall expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the Share Reserve, to the extent of any such forfeiture, termination, settlement, expiration or cancellation, shall be added back to the Share Reserve. The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan or the Prior Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender or withholding of Shares, or if the Company’s tax withholding obligation for any Award (including Awards granted prior to the Effective Date) is satisfied by the tender or withholding Shares, the number of Shares deemed to have been issued for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Award or portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon the settlement of the SAR.

4.2 Per Participant Limitations. The maximum number of Shares in respect of which Options and SARs may be granted to a Participant during any fiscal year under the Plan is 900,000. The maximum value of Restricted Share Awards, Restricted Share Unit Awards and Performance Awards denominated in Shares that may be granted to any Participant during any fiscal year under the Plan is $10,000,000, excluding, for this purpose, the value of any dividends or dividend equivalents payable in accordance with the Plan on any Award. The value of such Awards shall be based on the grant date fair value. For Performance Awards denominated in Shares, the value shall be the grant date fair value of the target number of Shares. For Performance Awards that are denominated in cash, the maximum value that may be

1 3,700,000 additional shares, plus the number of shares remaining available for grant under the existing Plan as of the December 19, 2023 annual meeting, including shares that are expected to be forfeited and returned to the existing Plan by such time.

granted to any Participant during any fiscal year under the Plan is $10,000,000. The individual Participant limitations set forth in this Section 4.2 shall be cumulative; that is, to the extent that Shares or cash for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of Shares (or amount of cash, as the case may be) available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the Participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis).

4.3 Adjustments. Without limiting the Committee’s discretion as provided in Section 12 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder), take action as provided in clauses (i), (ii) or (iii) of this Section 4.3, as follows:

(i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or any particular type of Awards) may be granted under the Plan, in the aggregate or on a per Participant basis; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any period;

(ii) provide for an equivalent award in respect of securities of the Acquiror or surviving entity of any merger, consolidation or other transaction or event having a similar effect; or

(iii) make provision for a cash payment to the holder of an outstanding Award.

Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

4.4 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Share Reserve to the extent that the rules and regulations of any stock exchange or other trading market on which the Shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.5 Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.

Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10 and Awards to Non-Employee Directors shall be subject to Section 10.3. The granting, vesting and exercise of an Award to a prospective Employee, Director or Consultant shall be conditioned upon such individual attaining such status.

Section 6. Stock Options and Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options; provided, however, that an Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option (and/or to the extent that it does not otherwise satisfy the requirements for an Incentive Stock Option). In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, or if and to the extent the Options fail to qualify as Incentive Stock Options for any other reason, such Options shall constitute Non-Qualified Stock Options. No dividends or dividend equivalents shall be paid or accrue on any Option.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is granted, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is granted. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3 hereof in the form of Options or SARs, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee determined in a manner that conforms to Section 409A of the Code and other applicable law. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.3 hereof, neither the Board nor the Committee shall have the authority to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for the grant of a replacement Option or SAR with a lower Option Price or Grant Price (as applicable) or cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for the grant of a replacement SAR or Option with a lower Grant Price of Option Price (as applicable) or cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6 hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after the grant, that the period of time over which an Option or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day with payment of the Option Price made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes, and any fractional Share shall be settled in cash; and in the case of an SAR, the net number of Shares that the Participant would have received had the Participant actually exercised such SAR on such date.

(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the fair market value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate fair market value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6). Until the Participant (or other Person exercising the Option) has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (iv) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the effective date of Award and ending on the date of exercise of such Award the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a). If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement.

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Incentive Stock Option is otherwise granted pursuant to the Plan, the Employee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such Employee pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares, and such Incentive Stock Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7. Restricted Shares and Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share Award and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share Award or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. As provided in this Plan, in an applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement and may vest in part upon Separation from Service without Cause. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions (whether in addition to or separately from any service-based requirement). The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions.

(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) dividends payable on Restricted Shares for which the forfeiture restrictions have not yet lapsed shall be held in escrow and shall not be payable to the Participant until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Restricted Shares and any dividends paid with respect to Restricted Shares for which the restricted period shall not expire or for which any other restrictive conditions shall not be fulfilled shall be forfeited by the Participant; and (iv) except as otherwise set forth in this Plan, the applicable Award Agreement, or as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment or service of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units (and any dividend equivalent rights with respect thereto) shall be subject to similar transfer (and payment) restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.4 Payment of Restricted Share Units. Each Share subject to a Restricted Share Unit shall have a value equal to the fair market value of a Share. Restricted Share Units may be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, the amount of any such dividend equivalent right (i) shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Shares then subject to the Restricted Share Units then credited to the Participant, (ii) shall not be payable to the Participant until the fulfillment of any restrictive conditions set forth in the Award Agreement with respect to such Restricted Share Units and any dividends equivalent rights with respect to Restricted Share Units for which the restrictive conditions shall not be fulfilled shall be forfeited by the Participant, and (iii) shall otherwise be payable in accordance with Section 409A of the Code with regard to Awards subject thereto. Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. Except as otherwise determined by the Committee at or after grant, or as provided in this Plan or the applicable Award Agreement, all Restricted Share Units and all rights of the grantee to such Restricted Share Units (and any dividend equivalents with respect thereto) shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment or service of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from Service prior to the end of any performance period, other than for reasons of death, Disability, or Retirement or Separation from Service without Cause, will result in the forfeiture of the Performance Award, and no payments will be made. As set forth in accordance with the terms of this Plan, the applicable Award Agreement, or in accordance with any determination of the Committee at or after grant, Performance Awards shall continue to vest after Retirement or Separation from Service without Cause, but Performance Awards granted in the year in which Retirement occurs and Performance Awards held by a Participant upon a Separation from Service without Cause shall be pro-rated to reflect the length of the Participant’s service during the applicable performance period prior to such Retirement or Separation from Service without Cause. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Establishment of Performance Criteria. In the case of grants of Performance Awards, the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. The Committee shall make such determination within 90 days after the commencement of the performance period, unless the Committee determines that it is necessary or appropriate to extend the time for determining the performance criteria. Following the completion of each performance period, the Committee shall certify in writing (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. In determining the amount earned by a Participant for a given performance period, the Committee shall have the right to adjust the amount of cash or number of Shares payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

8.5 Adjustment of Performance Criteria. The Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards or otherwise in the reasonable determination of the Committee) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (viii) any other event, condition or circumstance for which the Committee determines that an adjustment would be appropriate based on Committee guidelines, prior practice or other considerations.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director and Outside Director Awards.

10.1 Non-Employee Director Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including, subject to Section 14.17, unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a Non-Employee Director’s Separation from Service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 Outside Director Awards. The Board may also grant Awards to non-employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Limits to Directors. Notwithstanding anything in the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $800,000 (the “Director Limit”); and further provided that the Director Limit for any Non-Employee Director shall be determined without regard to amounts paid to the Non-Employee Director for any period in which such individual was an Employee or Consultant (other than grants of awards paid for service in their capacity as a Non-Employee Director), and any severance and other payments such as consulting fees paid to a Non-Employee Director for such individual’s prior or current service to the Company or any Affiliate other than serving as a director shall not be taken into account in applying the Director Limit. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

10.4 Post-Service Vesting. If a Non-Employee Director ceases to serve as a director for any reason, other than an involuntary removal during the pendency of a term as director, any Award made to such Non-Employee Director may continue to vest if so provided in the Award Agreement or in accordance with any determination of the Board at or after grant.

Section 11. Separation from Service.

11.1 Impact on Awards. Except as provided in Section 11.2 of this Plan, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service, including a Separation from Service with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Award Agreement, Awards shall fully vest on death or Disability.

11.2 Forfeiture of Performance Awards on Separation from Service; No Acceleration of Vesting. Unless otherwise provided in (i) this Plan or (ii) an Award Agreement or a written employment or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s Separation from Service occurs before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited. Except as otherwise provided in this Plan, an Award Agreement or a written employment agreement or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates prior to a Change in Control, for any reason other than death or Disability, the vesting of any unvested Award shall not be triggered by such Separation from Service. Notwithstanding the foregoing, a Separation from Service without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of an Acquiror or in contemplation of such Change in Control shall be treated as if such Separation From Service took place after such Change in Control, if such Change in Control actually occurs.

11.3 Separation from Service without Cause.

(a) The provisions of this Section 11.3 shall apply with respect to Participants who are Employees but are not party to an employment agreement or separate written agreement with the Company governing equity treatment upon Separation from Service.

(b) With respect to Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.3(g), upon the date such release becomes irrevocable (the “Release Finalization Date”):

(i) any Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause and were granted more than 365 days preceding the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date;

(ii) the RSU Separation Pro-Rated Number (as defined below) of Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause, and were granted less than 365 days prior to the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date; and

(iii) any remaining time-vesting Restricted Share Units not vesting as provided herein shall be forfeited effective as of the date of Separation from Service without Cause.

The “RSU Separation Pro-Rated Number” for time-vesting Restricted Share Units shall be the product of (A) the total number of time-vesting Restricted Share Units granted under the Award Agreement less than 365 days prior to the date of Separation from Service without Cause and (B) the quotient of (1) the number of days from the grant date of such award to the date of Separation from Service without Cause and (2) 365.

(c) With respect to performance-based Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.3(g), upon the Release Finalization Date:

(i) the PSU Separation Pro-Rated Number (as defined below) of performance-based Restricted Share Units shall continue to vest, on the same terms that such performance-based Restricted Share Units would have vested had the Participant remained an Employee, but without the requirement of continued employment, provided, however, that if the vesting date under such terms is earlier than the Release Finalization Date, the performance-based Restricted Share Units shall vest on the Release Finalization Date; and

(ii) any remaining performance-based Restricted Share Units not vesting as provided herein above shall be forfeited effective as of the date of Separation from Service without Cause.

The “PSU Separation Pro-Rated Number” for performance-based Restricted Share Units shall be the product of (A) the total number of performance-based Restricted Share Units and (B) the quotient of (1) the number of days beginning on the first day of the performance period and ending on the date of Separation from Service without Cause, and (2) the total number of days in the performance period (for example 1,095 days for a three-year performance period).

(d)     With respect to Other Stock-based Awards, as contemplated by Section 9 of this Plan, the Committee shall have the authority to determine the terms and conditions of any such Other Stock-Based Award, including without limitation, the treatment of such awards upon a Participant’s Retirement or Separation from Service without Cause at the time of grant of such Other Stock-Based Awards.

(e)    A “Separation from Service without Cause” shall mean a Separation from Service that meets the following criteria:
(i) The Company provides written notice to the Participant that the Separation from Service results from one or more of the following:

(A) Workforce reduction or reorganization;

(B) A significant reduction in job responsibilities, accountabilities or authorities;

(C) A determination by the Company that the Participant’s qualifications, experience or abilities, are not sufficient to meet the demands and requirements of the job consistently at the nature and level expected for the title, role, authority, or position;

(D) a material reduction equal to ten percent (10%) or more in the Participant’s total target compensation (including base, bonus and equity) (other than as a result of an across-the-board reduction affecting substantially all Employees with similar authority, status, or job title); or

(E) the Participant’s job being relocated to a location that is more than 50 miles from the Participant’s then current job location (“Relocation”) and the Participant declines Relocation;

(ii) at the time of the Separation from Service, the Participant has been actively at work (or on an approved leave of absence) during the six-month period immediately preceding the date of the Separation from Service and continues working through the date designated by the Company as the Participant’s Separation from Service date or any earlier date that is designated by the Company as the Participant’s release from duty date;

(iii) the Separation from Service is not for “Cause” as defined in this Plan;

(iv) the Separation from Service does not qualify as Retirement;

(v) the Company has not determined that the Separation from Service was for failure to meet the performance requirements of the Participant’s position, including violations of the UNFI Code of Conduct and/or UNFI stated values or commitments, as documented in written performance feedback previously provided to the Participant;

(vi) except as otherwise determined by the Authorized Officers (as defined below), the Participant has not accepted another position with (or to perform work for) the Company or a Subsidiary or Affiliate (whether as an associate, consultant, or agent) following the Separation from Service;

(vii) except as otherwise determined by the Authorized Officers, if the Participant was employed at a business unit of the Company that was sold or otherwise transferred to a new employer, (A) the Participant has not, within 120 days following such sale or other transfer, accepted a position of employment from the new employer at such business unit, or received an offer of a position from the new employer that does not require Relocation and with base pay that is not less than the Participant’s then current rate of base pay, even if the Participant has not accepted such offer, and (B) the Participant’s position with such business unit has not been continued immediately following the closing of that transaction by operation of law or otherwise. For purposes of this subparagraph (vii), “business unit” shall mean any subunit of the Company as defined at the discretion of the Company (by way of example, a subsidiary, district, region, or cost center may be “business units” under this subparagraph);

(viii) except as otherwise determined by the Authorized Officers, if the Participant’s job at a facility is involuntarily terminated because the Company ceases operations at that facility, but another employer commences operations at that facility, and, prior to such Separation from Service, (A) that other employer has not offered the Participant a position at that facility with base pay that is not less than the Participant’s current base pay from the Company, even if the Participant does not accept such offer, and (B) the Participant has not accepted any position with that other employer;

(ix) except as otherwise determined by the Authorized Officers, if the Company has outsourced the Participant’s job function, the Participant has not accepted any position with the outsource vendor and the outsource vendor has not offered the Participant a position that does not require Relocation and with base pay that is not less than the Participant’s current base pay, even if the Participant has not accepted such offer; and

(x) except as otherwise determined by the Authorized Officers, the Participant has not failed to return Company property on or before the Participant’s last day of work.

(f) The determination by any two of the Chief Executive Officer, Chief Human Resources Officer, or Chief Legal Officer (the “Authorized Officers”) of the Company that a Separation from Service constitutes a Separation from Service without Cause for purposes of the foregoing shall constitute a final determination of such status for purposes of the vesting provisions described herein with no further action required by the Committee; the decisions of such two officers, taken together shall be recorded and retained with the books and records relative to equity awards of the Company.

(g) To receive the vesting treatment described in this section 11.3, Participants must sign and not revoke a release of claims and such other agreements as may be requested by the Company. Any release of claims must be in the form and manner prescribed by the Company. The decision whether any other agreements, including but not limited to restrictive covenants, are included shall be made in the discretion of the Company. To the extent any Award vesting in accordance with this Section 11.3 is subject to Section 409A of the Code, and the period for the Participant to consider and/or revoke a release of claims spans two calendar years, then the settlement/payment of Shares pursuant to that Award shall in all cases occur in the second calendar year.

Section 12. Change in Control.

12.1 Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 12.2 of this Plan to the Participant in respect of such assumed Awards. For purposes of this Section, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.3 hereof) confers the right to receive, subject to any vesting or other terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in fair market value to the per share consideration received by holders of Shares pursuant to the Change in Control.

12.2 Vesting of Assumed or Continued Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or other written agreement with the Company or a Subsidiary and a Participant, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does assume or continue outstanding Awards upon the Change in Control, if the Participant’s employment with or service to the Company or a Subsidiary (or any of their successors) is terminated involuntarily for any reason other than Cause, or a Participant terminates his or her employment or service for Good Reason, within twelve (12) months of such Change in Control:

(a) Stock Options and Stock Appreciation Rights shall become fully vested as of the Participant’s Separation from Service, and exercisable no later than 30 days following such Separation from Service termination date;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of such Separation from Service, and shall be delivered no later than 30 days following such Separation from Service (or such other date permitted by Section 409A of the Code); and

(c) Any then-in-progress Performance Awards shall become fully vested at target performance levels as of such Separation from Service, and shall be delivered no later than 30 days following such Separation from Service (or such other date permitted by Section 409A of the Code). Any outstanding Performance Awards relating to performance periods ending prior to the Separation from Service which have been earned but not paid shall become immediately payable (unless otherwise required to be paid on a different date pursuant to Section 409A of the Code).

12.3 No Assumption or Continuation of Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or similar written agreement with the Company or a Subsidiary, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does not assume or continue outstanding Awards upon the Change in Control, all outstanding Awards that are not assumed or continued shall be treated as follows (to the extent permitted by Section 409A of the Code):

(a) Stock Options and Stock Appreciation Rights shall become fully vested and exercisable as of date and time immediately prior to the Change in Control;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control (or such other date permitted by Section 409A of the Code); and

(c) Unless otherwise determined by the Committee pursuant to Section 12.5, to the extent permitted by Section 409A of the Code, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall automatically vest and become payable at the target level of performance. Any outstanding Performance Awards relating to performance periods ending prior to the Change in Control date which have been earned but not paid shall become immediately payable.

12.4 Cash-Out of Awards. Notwithstanding Sections 12.2 and 12.3, the Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each Share subject to such Award, whether vested or unvested, in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, but not above target, and (iii) the Company shall cause to be paid to each Participant such Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall be terminated and canceled for no further consideration.

Section 13. Amendment and Termination.

13.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

13.2 Amendments to Awards. Subject to the restrictions of the Plan, including Section 6.2 hereof, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary (other than to the extent necessary to conform to Section 409A).

13.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company or any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

13.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 14. General Provisions.

14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, but subject to any conditions set forth in this Plan, an Award (other than an Option or SAR) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property, but only when the related Award vests. In the case of dividends or dividend equivalents credited in connection with Awards , such amounts shall be subject to the same restrictions as apply to dividends or dividend equivalents payable with respect to the applicable Performance Award type (such as Restricted Shares or Restricted Share Units). The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents until payment thereof. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, if a Participant is a Specified Employee at the time of his or her Separation from Service, to the extent necessary to avoid the imposition of taxes under Section 409A, any payments with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

14.5 Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.6 Tax Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, if any, as may be required to avoid the Company’s or the Subsidiaries’ or Affiliates’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

14.8 Restrictive Covenants. Each Award Agreement shall include, or be deemed to include, restrictive covenants as determined by the Committee or its delegate and each Participant shall agree to adhere to such covenants as a condition to receipt of an Award.

14.9 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary or Affiliate unless provided otherwise in such other plan.

14.10 No Right to Employment or Other Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or other service of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

14.11 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

14.12 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.13 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

14.14 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.

14.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

14.16 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and any obligation to deliver fractional Shares shall be deemed fully satisfied by the delivery of the next lower number of whole Shares.

14.17 Clawback; Cancellation of Awards. Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or the New York Stock Exchange. In addition, the Committee or the Board may cancel unpaid Awards held by a Participant from whom the Committee or the Board would be entitled to recover compensation under any compensation recovery policy then in effect.

14.18 Minimum Vesting Requirements. Except for Substitute Awards, as determined by the Committee following the grant of an Award in connection with the death or Disability of the Participant, or in the event of a Change in Control or a Separation from Service without Cause, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the Share Reserve.

14.19 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 15. Term of The Plan.

15.1 Effective Date. The Plan, as amended and restated as set forth herein, shall be effective upon the date that it is approved by the Company’s stockholders at a meeting duly held in accordance with applicable law (the “Effective Date”). If the Plan is not approved as set forth in this section, this amendment and restatement of the Plan will not become effective and any Awards granted under the Plan shall be subject to the terms of the Plan as in effect prior to the amendment and restatement.

15.2 Expiration Date. No new Awards shall be granted under the Plan after the seventh (7th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the seventh (7th) anniversary of the Effective Date.

Annex B
Reconciliation of Non-GAAP Performance Metrics

This proxy statement refers to the non-GAAP financial metric of adjusted EBITDA, adjusted ROIC (return on invested capital), adjusted EPS (earnings per diluted share), and adjusted EBITDA leverage ratio. These metrics are used by the Company in evaluating our performance for purposes of our executive compensation program. We believe the non-GAAP financial metric provides investors with useful supplemental information about the performance of our business and insight into the metrics we use for executive compensation purposes.

Non-GAAP financial metrics have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable with calculations of similar metrics for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP metric.

Capitalized terms used in the notes to this table but not defined in this proxy statement are used as defined in the notes to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2023 (the Annual Report), to which you should refer for further information.

Reconciliation of net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in millions)

	Fiscal Year Ended July 29, 2023 (52 weeks)	Fiscal Year Ended July 30, 2022 (52 weeks)	Fiscal Year Ended July 31, 2021 (52 weeks)
Net income from continuing operations	$30	$254	$149
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(6)	(6)	(6)
Net periodic benefit income, excluding service cost(1)	(29)	(40)	(85)
Interest expense, net	144	155	204
Other income, net	(2)	(2)	(8)
(Benefit) provision for income taxes	(23)	56	34
Depreciation and amortization	304	285	285
Share-based compensation	38	43	49
LIFO charge	119	158	24
Restructuring, acquisition and integration related expenses(2)	8	21	56
Loss (gain) on sale of assets and other asset charges(3)	30	(87)	(4)
Multiemployer pension plan withdrawal charges (benefit)(4)	1	(8)	63
Other retail expense(5)	1	—	5
Business transformation costs(6)	25	—	—
Adjusted EBITDA of continuing operations	640	829	766
Adjusted EBITDA of discontinued operations(7)	—	—	4
Adjusted EBITDA	$640	$829	$770

Income from discontinued operations, net of tax(7)	$—	$—	$6
Adjustments to discontinued operations net income:
Benefit for income taxes	—	—	(1)
Restructuring, store closure and other charges, net(8)	—	—	(1)
Adjusted EBITDA of discontinued operations(7)	$—	$—	$4

(1)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.
(2)Fiscal 2023 primarily reflects severance costs. Fiscal 2022 and fiscal 2021 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation related to integration. In addition, fiscal 2021 includes costs associated with distribution center consolidations. Refer to Note 4—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report for additional information.

(3)Fiscal 2023 includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings. Refer to Note 6—Goodwill and Intangible Assets, Net in Part II, Item 8 of the Annual Report for additional information. Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(4)Fiscal 2023 and fiscal 2022 reflect adjustments to multiemployer withdrawal charge estimates. Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(5)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges. Fiscal 2022 and fiscal 2021 reflect expenses associated with event-specific damages to certain retail stores.
(6)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.
(7)We believe the inclusion of discontinued operations results within adjusted EBITDA provides investors a meaningful measure of performance.
(8)Amounts represent store closure charges and costs, operational wind-down and inventory charges, asset impairment charges related to discontinued operations and income related to a severance benefit.

Adjusted EBITDA is a non-GAAP performance metric. We define adjusted EBITDA as a consolidated metric inclusive of continuing and discontinued operations results, which we reconcile by adding Net income (loss) from continuing operations, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, certain other non-cash charges or other items, as determined by Management, plus adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above. The changes to the definition of adjusted EBITDA from prior periods reflect changes to line item references in our Consolidated Financial Statements, which do not impact the calculation of adjusted EBITDA.

Reconciliation of Non-GAAP Financial Metrics—Adjusted Return on Invested Capital
(in millions, except percentages)

	Fiscal 2023 As Reported (1)	LIFO Charge	Restructuring, Acquisition and Integration Related Expenses(2)	Loss on Sale of Assets and Other Asset Charges(3)	Net Periodic Benefit Income, Excluding Service Cost	Multiemployer Pension Plan Withdrawal Benefit(4)	Adjust Invested Capital to Averages(5)	Fiscal 2023 As Adjusted
Operating income	$120	$119	$8	$30	$29	$1	$9	$316
Adjusted effective tax rate(6)	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%
Tax on operating income	(28)	(27)	(2)	(7)	(7)	—	(2)	$(73)
Net operating profit after tax	$92	$92	$6	$23	$22	$1	$7	$243

Total debt and finance lease obligations	$1,986	$—	$—	$—	$—	$—	$120	2,106
Total stockholders’ equity	1,744	—	—	—	—	—	24	1,768
Total invested capital	$3,730	$—	$—	$—	$—	$—	$144	$3,874

Return on invested capital	2.5%							6.3%
(1)Operating income, Total debt and finance lease obligations and Total stockholders’ equity reflected in the “As Reported” column are shown as filed within our Annual Report. Tax on operating income and Net operating profit after tax are calculated using an adjusted effective tax rate.
(2)Primarily reflects severance costs. Refer to Note 4—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report on Form 10-K for additional information.
(3)Primarily reflects an intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings.
(4)Reflects an adjustment to previously multiemployer withdrawal charge estimates.
(5)Calculated based on total debt and equity utilizing the average of fiscal 2022 and fiscal 2023 ending balances.
(6)The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate.

Adjusted ROIC is a non-GAAP performance metric.
We define adjusted ROIC as adjusted EBITDA (as publicly disclosed, plus or minus any other one-time adjustments made by management), less Depreciation & Amortization expense, less pension income, less Other income, less Stock-based compensation expense,
1.Tax-effected by our adjusted tax rate,
2.Divided by the average invested capital balance, comprised of the sum of
a.The average quarter-ending debt (face value) balances, and
b.The average quarter-ending book value of equity balances

Reconciliation of Net income attributable to United Natural Foods, Inc. to Adjusted net income and Adjusted EPS (unaudited)
(in millions, except per share amounts)

	Fiscal Year Ended July 29, 2023 (52 weeks)	Fiscal Year Ended July 30, 2022 (52 weeks)	Fiscal Year Ended July 31, 2021 (52 weeks)
Net income attributable to United Natural Foods, Inc.	$24	$248	$149
Restructuring, acquisition, and integration related expenses(1)	8	21	56
Loss (gain) on sale of assets and other asset charges other than losses on sales of receivables(2)	16	(87)	(4)
LIFO charge	119	158	24
Benefit plan settlement gains(3)	—	—	(17)
Surplus property depreciation and interest expense(4)	2	3	4
Multiemployer pension plan withdrawal charges (benefit)(5)	1	(8)	63
Loss on debt extinguishment(6)	3	7	31
Other retail expense(7)	1	—	5
Business transformation costs(8)	25	—	—
Discontinued operations store closures and other charges, net(9)	—	—	(4)
Tax impact of adjustments and adjusted effective tax rate(10)	(63)	(47)	(56)
Adjusted net income	$136	$295	$251

Diluted weighted average shares outstanding	60.7	61.0	60.0
Adjusted EPS(11)	$2.23	$4.83	$4.18
(1)Fiscal 2023 primarily reflects severance costs. Fiscal 2022 and fiscal 2021 primarily reflect costs associated with advisory and transformational activities to position our business for further value-creation related to integration. In addition, fiscal 2021 includes costs associated with distribution center consolidations.
(2)Loss (gain) on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss (gain) on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted from adjusted EPS. Fiscal 2023 includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings. Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(3)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.
(4)Reflects surplus, non-operating property depreciation and interest expense. Fiscal 2021 also reflects accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.
(5)Reflects adjustments to multiemployer pension plan withdrawal charge estimates. Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(6)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs from debt prepayments.
(7)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges. Fiscal 2022 and fiscal 2021 reflect expenses associated with event-specific damages to certain retail stores.
(8)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.
(9)Amounts represent store closure charges and costs, operational wind-down and inventory charges, asset impairment charges related to discontinued operations, and the impact of a severance benefit.
(10)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP metric, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(11)Adjusted EPS amounts are calculated using actual unrounded figures.
Adjusted EPS, a non-GAAP performance metric, is a consolidated measure is defined as Net income attributable to the Company plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by Management.

Calculation of Net Debt to Adjusted EBITDA leverage ratio
(in millions, except ratios)

	Fiscal Year Ended July 29, 2023 (52 weeks)		Fiscal Year Ended July 30, 2022 (52 weeks)		Fiscal Year Ended July 31, 2021 (52 weeks)
Current portion of long-term debt and finance lease liabilities	$18		$27		$120
Long-term debt	1,956		2,109		2,175
Long-term finance lease liabilities	12		23		35
Less: Cash and cash equivalents	(37)		(44)		(41)
Net carrying value of debt and finance lease liabilities	1,949		2,115		2,289
Adjusted EBITDA	$640		$829		$770
Adjusted EBITDA leverage ratio	3.0	x	2.6	x	3.0	x
The adjusted EBITDA leverage ratio, a non-GAAP performance metric, is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters adjusted EBITDA. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time.

UNFI

BETTER FOOD. BETTER FUTURE.

UNITED NATURAL FOODS, INC.
313 IRON HORSE WAY
PROVIDENCE, RI 02908
ATTN: JOHN HOWARD

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED NATURAL FOODS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lynn S. Blake	☐	☐	☐
1b. Gloria R. Boyland	☐	☐	☐
1c. Denise M. Clark	☐	☐	☐
1d. J. Alexander Douglas	☐	☐	☐
1e. Daphne J. Dufresne	☐	☐	☐
1f. Michael S. Funk	☐	☐	☐
1g. James M. Loree	☐	☐	☐
1h. Shamim Mohammad	☐	☐	☐
1i. James L. Muehlbauer	☐	☐	☐
1j. James C. Pappas	☐	☐	☐
1k. Jack Stahl	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2024.	☐	☐	☐
3. To approve, on an advisory basis, our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To recommend, by non-binding vote, the frequency of advisory approval of our executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
5. To approve the Third Amended and Restated 2020 Equity Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

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UNFI
BETTER FOOD. BETTER FUTURE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V25636-P98326

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
December 19, 2023, 4:00 PM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of J. Alexander Miller Douglas and Mahrukh Hussain as proxies, each with the power to appoint his substitute, and hereby authorize(s) J. Alexander Miller Douglas and Mahrukh Hussain to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, December 19, 2023 at 4:00 PM eastern standard time on the internet through a virtual web conference at www.virtualshareholdermeeting.com/UNFI2023AM.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE ELEVEN NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2, 3 AND 5 AND FOR ONE YEAR FOR PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side